As filed with the Securities and Exchange Commission on June 21, 2013
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
Commerce Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Missouri	6022	43-0889454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Walnut
Kansas City, Missouri 64106
(816) 234-2000
(Address including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________
JEFFERY D. ABERDEEN
Controller
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
(816) 234-2000
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________
Copies to:
JEFFREY T. HAUGHEY, ESQ. KATHARINE MILBERGER HAYNES, ESQ.	C. BRUCE CRUM, ESQ. McAfee & Taft A Professional Corporation
Husch Blackwell LLP 4801 Main, Suite 1000 Kansas City, Missouri 64112 (816) 983-8000 Fax: (816) 983-8080	Tenth Floor, Two Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102 (405) 235-9621 Fax: (405) 235-0439
Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as described herein) have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

 _______________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $5.00 per share	1,109,593 shares	Not applicable	$26,316,298.85	$3,589.54

(1)	The maximum number of shares of Commerce common stock issuable to shareholders of Summit Bancshares Inc. (“Summit”), upon consummation of the merger of Summit with and into Commerce.

(2)
Pursuant to Rule 457(f)(2) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price represents the book value of the maximum amount of Summit common stock, $20.00 par value per share, estimated to be outstanding immediately prior to, and to be canceled in, the merger described herein and is based on the book value of Summit common stock as of March  31, 2013.

(3)	Calculated by multiplying (a) the proposed maximum aggregate offering price for all securities to be registered by (b) .00013640.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Proxy Statement/Prospectus is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Proxy Statement/Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED JUNE 21, 2013

PROSPECTUS

of
Commerce Bancshares, Inc.
1,109,593 Shares of Common Stock
$5.00 par Value

The Boards of Directors of Commerce Bancshares, Inc. (“Commerce”), CBI-Kansas, Inc. (a wholly-owned subsidiary of Commerce) and Summit Bancshares Inc. (“Summit”) have agreed to the merger of Summit into CBI-Kansas, Inc. (“CBI-Kansas”).  The total merger consideration value is estimated to be $40,600,000. If the merger is approved, each Summit shareholder will receive Commerce common stock with a value of $170.49 per share of Summit common stock, assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options.

The per share merger consideration will be equal to $170.49 in shares of Commerce common stock if the Commerce stock price is between $36.59 and $40.59. Thus, if the Commerce stock price is within this range, each shareholder of Summit will receive between approximately 4.20 and 4.66 shares of Commerce common stock per share of Summit common stock.  If the Commerce stock price is less than $36.59, each shareholder of Summit will receive approximately 4.66 shares of Commerce common stock per share of Summit common stock (which results in the value of the Commerce stock received being less than $170.49). On the other hand, if the Commerce stock price is greater than $40.59, each shareholder of Summit will receive approximately 4.20 shares of Commerce common stock per share of Summit common stock (which results in the value of the Commerce stock received being more than $170.49). This result is because the parties agreed not to adjust the amount of Commerce common stock received beyond these limits.  If holders of options use shares of Summit common stock to pay the exercise price of such options, or, if such holders do not exercise their options, the per share merger consideration will be greater than that disclosed above.  See “What Summit Shareholders Will Receive in the Merger” on page iv, “Summary — The Merger Consideration” on page 1, and “The Merger — Conversion of Summit Common Stock” on page 14.

Commerce Bank is a direct wholly-owned subsidiary of CBI-Kansas. Summit owns all of the outstanding capital stock of Summit Bank. After the merger, Summit will cease to exist as a separate legal entity and CBI-Kansas will continue as the merger’s surviving corporation. In addition, Summit Bank will be merged with and into Commerce Bank and Commerce Bank will survive. Commerce common stock is traded on The Nasdaq Stock Market under the symbol “CBSH.”

PROXY STATEMENT

of

Summit Bancshares Inc.

For a Special Meeting of Shareholders

To be Held on ___________, 2013

The merger cannot be completed unless the Summit shareholders approve it by an affirmative vote of the holders of at least a majority of the outstanding shares. Summit’s Board of Directors has scheduled a special meeting for Summit shareholders to vote on the merger as follows:

_____________, 2013
4:30 p.m., local time
5314 Yale, 7th Floor
Tulsa, Oklahoma

This document gives you detailed information about the proposed merger. We encourage you to read this entire document carefully, including the section titled “Risk Factors” beginning on page 10. Please see “Where You Can Find More Information” beginning on page 38 for additional information about Commerce on file with the Securities and Exchange Commission.

This Proxy Statement/Prospectus is first being mailed to shareholders on or about ____________, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Commerce Common Stock to be issued under this Proxy Statement/Prospectus or determined if the Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Commerce common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

Subject to completion, dated __________, 2013.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement/Prospectus incorporates by reference important business and financial information about Commerce that we are not delivering with this document. The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. See “Where You Can Find More Information” beginning on page 38. You can obtain this information from Commerce without charge upon written or oral request by contacting:

Commerce Bancshares, Inc.
1000 Walnut Kansas City, Missouri Attention: Corporate Finance (816) 234-2000

To ensure timely delivery of the documents in advance of the special meeting, you should make your request no later than ______________, 2013.

(GRAPHICS)

________, 2013

Dear Summit Bancshares Inc. Shareholder:

You are cordially invited to attend the Special Meeting of the Shareholders of Summit Bancshares Inc. which will be held on the 7th floor of our corporate office building, 5314 Yale, Tulsa, Oklahoma on _____________, 2013, commencing at 4:30 p.m., local time. At this important meeting, holders of common stock of Summit will be asked to adopt an Agreement and Plan of Merger and approve a merger between Summit and CBI-Kansas, Inc., a wholly owned subsidiary of Commerce Bancshares, Inc. Summit presently owns all of the issued and outstanding shares of Summit Bank.  As a result of the merger, shares of Summit common stock will be converted into shares of Commerce common stock.

The Agreement and Plan of Merger was executed on May 15, 2013 and provides for the merger of Summit into CBI-Kansas, after certain conditions are met, including the approval of Summit shareholders. The merger is also subject to certain required regulatory approvals and will be completed shortly after the necessary regulatory approvals are obtained and other conditions are satisfied or waived. Under Oklahoma law, holders of common stock of Summit have dissenters’ rights of appraisal with respect to the merger.

The enclosed Proxy Statement/Prospectus describes the terms of the merger in more detail. You should review the Proxy Statement/Prospectus carefully, including the section titled “Risk Factors” beginning on page 10. Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger and believes that it is fair and in the best interests of Summit and its shareholders and unanimously recommends that shareholders vote “for” the proposal.

A majority vote of all outstanding shares of Summit’s common stock is required to approve the merger. To ensure your shares will be represented at the meeting, whether or not you plan to attend, we urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

Sincerely,

Wade Edmundson
President
Summit Bancshares Inc.

SUMMIT BANCSHARES INC.

5314 Yale, Suite 100
Tulsa, Oklahoma 74135

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Summit Bancshares Inc.:

A Special Meeting of the shareholders of Summit Bancshares Inc., an Oklahoma corporation, will be held on the 7th floor of our corporate office building, 5314 Yale, Tulsa, Oklahoma, on ___________, 2013 commencing at 4:30 p.m., local time for the following purpose:

To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 15, 2013 among Commerce Bancshares, Inc., CBI-Kansas, Inc. and Summit Bancshares Inc., a copy of which is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

Holders of Summit common stock of record at the close of business on ___________, 2013, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement and Plan of Merger, which is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger, requires the affirmative vote of the holders of a majority of the outstanding shares of Summit common stock. Pursuant to Section 1091 of the Oklahoma General Corporation Act, Summit’s shareholders are entitled to dissenters’ rights.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE MERGER. YOUR BOARD BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF SUMMIT AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE MERGER.

By Order of the Board of Directors

Tulsa, Oklahoma

_____________, 2013

i

APPENDIX A - Agreement and Plan of Merger dated May 15, 2013 among Commerce Bancshares, Inc., Summit Bancshares Inc. and CBI-Kansas, Inc.	A-1
APPENDIX B - Section 1091 of the Oklahoma General Corporation Act	B-1

WHAT SUMMIT SHAREHOLDERS WILL RECEIVE IN THE MERGER

The number of shares of Commerce common stock into which one share of Summit common stock will be converted in the merger is referred to in this document as the “merger consideration.” The total merger consideration value is estimated to be $40,600,000.  There are currently 224,788 shares of Summit common stock issued and outstanding, and options to purchase 13,347 shares of Summit common stock.  Outstanding shares of Summit common stock will be converted into merger consideration calculated as $40,600,000 divided by the number of shares of Summit common stock issued and outstanding as of the Effective Time.  If all options to purchase shares of Summit common stock are exercised prior to the Effective Time and all holders of options use cash to pay the exercise price of such options, and if the Commerce stock price (as determined under the Agreement and Plan of Merger) is between $36.59 and $40.59, the consideration per share of Summit common stock, consisting of shares of Commerce common stock, will equal $170.49.  Thus, if the Commerce stock price is within this range, each shareholder of Summit will receive between approximately 4.20 and 4.66 shares of Commerce common stock per share of Summit common stock.

If the Commerce stock price is less than $36.59, the Commerce stock price will nevertheless be deemed to be $36.59, which results in the merger consideration being less than $170.49 per share of Summit common stock. If the Commerce stock price is greater than $40.59, the Commerce stock price will nevertheless be deemed to be $40.59, which results in the merger consideration being more than $170.49 per share of Summit common stock.  If the Commerce stock price (calculated as of the proposed closing date pursuant to the terms of the Agreement and Plan of Merger) is greater than $48.59 or is less than $28.59, either Commerce or Summit may terminate the Agreement and Plan of Merger.  The last reported sales price on _______, 2013 for Commerce shares as reported by The Nasdaq Stock Market was $____. You should obtain current market prices for the Commerce common stock. See “Risk Factors” beginning at page 10.  Please refer to the table below for an illustration of how the per share merger consideration will be determined under the various possible Commerce stock price scenarios. Each scenario assumes that all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options.  If holders of options use shares of Summit common stock to pay the exercise price thereof, or if such holders do not exercise their options, the per share merger consideration will be greater than that disclosed above.  See “Summary — The Merger Consideration” on page 1 and “The Merger — Conversion of Summit Common Stock” on page 14.

Possible Per Share Merger Consideration Scenarios*

Commerce stock price	Per Share Merger Consideration ($)	Exchange Ratio (Shares of Commerce common stock per share of Summit common stock)
Less than $36.59	Less than $170.49	4.66

$36.59 - $40.59	$170.49	4.20 – 4.66

Greater than $40.59	Greater than $170.49	4.20

*All data in this table assumes that all options to acquire Summit common stock are exercised prior to the Effective Time, with cash used to pay the exercise price.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the purpose of this document?

A:
This document serves as both a proxy statement of Summit and a prospectus of Commerce. As a proxy statement, this document is being provided to you by Summit because the Summit Board of Directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of Summit with and into CBI-Kansas, a subsidiary of Commerce.  We have entered into an Agreement and Plan of Merger with Commerce and CBI-Kansas.  A copy of the Agreement and Plan of Merger is attached to this Proxy Statement/Prospectus as Appendix A.  In order to complete the merger, our shareholders must vote to adopt the Agreement and Plan of Merger.  The Summit Board of Directors is providing this Proxy Statement/Prospectus to give you information for use in determining how to vote on the proposal submitted to the shareholders at the special meeting of our shareholders.  You should read this Proxy Statement/Prospectus and the appendices carefully.  The enclosed proxy card allows you, as our shareholder, to vote your shares without attending the special meeting.

As a prospectus, this document is being provided to you by Commerce because Commerce is offering shares of its common stock in exchange for your shares of Summit common stock in connection with the merger.

Q:	When and where will the special meeting be held?

A.	The special meeting will be held on ___________________, 2013 at 4:30 p.m., local time, at 5314 Yale, 7th Floor, Tulsa, Oklahoma.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the Agreement and Plan of Merger.

Q:	What vote of the shareholders is required to approve the Agreement and Plan of Merger?

A:
To approve the Agreement and Plan of Merger, shareholders of record as of ____________, 2013 holding at least a majority of the outstanding shares of Summit common stock must vote “FOR” the approval of the Agreement and Plan of Merger.  There are 224,788 shares of Summit common stock entitled to be voted at the special meeting.

Q:	What will I receive for my Summit common stock?

A:
You will receive merger consideration with a value of $170.49 per share of Summit common stock (assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options) you hold immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger), and if the Commerce stock price falls between $36.59 and $40.59.  See the following question and answer. This amount will consist of shares of Commerce common stock with an approximate exchange ratio between 4.20 and 4.66 shares of Commerce common stock per share of Summit common stock.  If holders of options do not exercise their rights to purchase shares of Summit common stock, or if some holders use shares of Summit common stock to pay the exercise price of such options, the consideration received will be greater per share of Summit common stock.  See “What Summit Shareholders Will Receive in the Merger” on page iv, and “Summary — The Merger Consideration” on page 1.

Q:	Is the per share value of $170.49 fixed?

A:
Only if all options to purchase shares of Summit common stock are exercised prior to the Effective Time and all holders of options use shares of Summit common stock to pay the exercise price of such options, and if the Commerce stock price falls between $36.59 and $40.59.  If the price is above the range, the per share value will be more, and if it falls below the range, the per share value will be less.  This occurs because the Agreement and Plan of Merger only adjusts the number of shares of Commerce common stock to be issued when the price is between $36.59 and $40.59.

For example, if the Commerce stock price is less than $36.59, all options to purchase shares of Summit common stock are exercised prior to the Effective Time, and all holders of options use cash to pay the exercise price of such options, each shareholder of Summit will receive approximately 4.66 shares of Commerce common stock per share of Summit common stock (which results in the value of the Commerce stock received being less than $170.49). On the other hand, if the Commerce stock price is greater than $40.59, all options to purchase shares of Summit common stock are exercised prior to the Effective Time, and all holders of options use cash to pay the exercise price of such options, each shareholder of Summit will receive approximately 4.20 shares of Commerce common stock per share of Summit common stock (which results in the value of the Commerce stock received being more than $170.49). See “What Summit Shareholders Will Receive in the Merger” on page iv, and “Summary — The Merger Consideration” on page 1.

Q:	Why should Summit merge with Commerce?

A:	Summit’s Board of Directors believes that the merger will benefit Summit and its shareholders because, among other reasons:

•
The advantages of combining with a larger, publicly traded financial institution, thereby enabling the Summit shareholders to become shareholders of a larger combined entity having more liquid shares and greater resources to compete in the banking industry;

v

•
The expected financial strength of the combined company following the merger and the ability of the combined company to realize cost savings and to take advantage of various business opportunities with greater financial resources;

•	The creation of significant synergies and a stronger competitor in the changing banking industry following the merger;

•
The creation of a stronger banking franchise by combining Summit’s strong banking presence in Oklahoma with Commerce’s strong banking presence throughout Missouri, Kansas, and central Illinois, as well as Tulsa, Oklahoma and Denver, Colorado; and

•	The favorable position of Commerce among Summit’s and Commerce’s peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality.

Q:	What do I need to do now?

A:
You should carefully read and consider the information contained in this document. If you hold stock in your name as a shareholder of record, you should complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. If the card does not specify a choice, your shares will be voted “FOR” the merger and all other proposals. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you receive from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:	Why is my vote important?

A:
If you do not vote by proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote, by proxy or in person, will have the same effect as a vote against the merger. The merger must be approved by the holders of a majority of the outstanding shares of Summit common stock entitled to vote at the special meeting. Commerce shareholders do not have to approve the merger; accordingly, Commerce shareholders will not vote on approval of the Agreement and Plan of Merger. Completion of the merger is also subject to other specified conditions. See “The Merger — Conditions to the Merger,” beginning at page 19. The Summit Board of Directors unanimously recommends that you vote to approve the merger.

Q:	Are there regulatory or other conditions to the completion of the merger?

A:
Yes. The merger must be approved by the Board of Governors of the Federal Reserve System and the Missouri Division of Finance, and by the affirmative vote of the holders of a majority of the shares entitled to vote at the Summit special meeting, assuming a quorum is present. Commerce will complete the filing of applications and notifications to obtain the required regulatory approvals.

Q:	Do I have rights to dissent from the merger?

A:
Yes.  Under Oklahoma law, Summit shareholders have the right to dissent from the Agreement and Plan of Merger and to exercise appraisal rights to receive a payment in cash for the fair value of their shares of Summit common stock. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent and properly exercise your appraisal rights, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your appraisal rights, you must follow precisely the required statutory procedures. See “The Merger — Rights of Dissenting Shareholders,” beginning at page 21 and the information in Appendix B.

Q:	What if I abstain from voting?

A:	If you abstain from voting, the abstention will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the merger.

Q:	If I am not going to attend the special meeting, should I return my proxy card?

A:	Yes. Returning your proxy card ensures that your shares will be represented at the special meeting, even if you are unable or do not want to attend.

Q:	Can I change my vote after I mail my proxy card?

A:
Yes. You can change your vote at any time before we vote your proxy at the special meeting.  You can do this in three ways. First, you can send a written notice stating that you would like to revoke your proxy.  Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Summit Bancshares Inc., c/o Summit Bank, 5314 Yale, Suite 100, Tulsa, Oklahoma 74135, Attention: Corporate Secretary. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate instructions for exchanging your stock certificates for certificates of Commerce common stock once the merger is approved and certain other conditions are met.

Q:	When do you expect to complete the merger?

A:
We expect to complete the merger in the third quarter of 2013. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the Summit shareholders at the special meeting and the necessary regulatory approvals and satisfy the other conditions to the merger.

Q:	Who can help answer questions?

A:	You should not contact Commerce other than to request Commerce SEC filings incorporated by reference. If you have more questions about the merger, you should contact:

Summit Bancshares Inc.
c/o Summit Bank
5314 Yale, Suite 100
Tulsa, Oklahoma 74135
Attention:   Wade Edmundson
Telephone: (918) 481-8811

SUMMARY

           This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information” beginning on page 38.

The Companies

           Commerce Bancshares, Inc.
           1000 Walnut
           Kansas City, Missouri 64106
           (816) 234-2000
           Website: www.commercebank.com

           Commerce Bancshares, Inc., a bank holding company as defined in the Bank Holding Company Act of 1956, as amended, was incorporated under the laws of Missouri on August 4, 1966. Through a second tier wholly-owned bank holding company, it owns all of the outstanding capital stock of Commerce Bank, which is headquartered in Missouri. Commerce Bank engages in general banking business, providing a broad range of retail, corporate, investment, trust, and asset management products and services to individuals and businesses. Commerce Bancshares, Inc. also owns, directly or through Commerce Bank, various non-banking subsidiaries. Their activities include underwriting credit life and credit accident and health insurance, selling property and casualty insurance (relating to consumer loans made by Commerce Bank), private equity investment, securities brokerage, mortgage banking, and leasing activities.

           The total assets of Commerce, on a consolidated basis as of March 31, 2013 were approximately $22.2 billion, loans were $10.0 billion, deposits were $18.5 billion, and equity was $2.2 billion.

           Commerce’s common stock is traded on The Nasdaq Stock Market under the symbol “CBSH.”

           Summit Bancshares Inc.
           c/o Summit Bank
           5214 Yale, Suite 100
           Tulsa, Oklahoma  74135
           Telephone: (918) 481-8811
           Website:  www.summitbankok.com

           Summit is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Summit Bank.  Summit Bank is an Oklahoma state-chartered bank that serves the Tulsa and Oklahoma City metropolitan areas through two full-service community banking branches.  Through Summit Bank, Summit provides a full range of banking and financial services to individuals and corporate customers in the Tulsa and Oklahoma City metropolitan and surrounding areas.  At March 31, 2013, Summit Bank had total assets of $260.6 million, total deposits of $230.9 million and total loans (net of allowance for loan losses of $3.06 million) of $206.4 million.

The Merger

    Commerce and Commerce’s wholly owned subsidiary, CBI-Kansas, Inc., entered into an Agreement and Plan of Merger on May 15, 2013 with Summit. In the proposed merger, Summit will be merged with and into CBI-Kansas, with CBI-Kansas as the surviving corporation. In addition, immediately after the merger of Summit with and into CBI-Kansas, Summit Bank will be merged with and into Commerce Bank, with Commerce Bank as the surviving corporation.

The Merger Consideration

           As more fully set forth below, the Agreement and Plan of Merger provides, generally, that each share of Summit common stock, par value $20.00 per share, outstanding immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger) will be converted into the right to receive Commerce common stock, par value $5.00 per share, in the merger.  The exact number of shares into which each share of Summit common will be converted is dependent on the number of shares of Summit common stock issued and outstanding as of the Effective Time.  Assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options, the consideration received for each share of Summit common stock will be $170.49.  The total merger consideration value is estimated to be $40,600,000 (or between approximately 4.20 and 4.66 shares of Commerce common stock per share of Summit common stock).  If holders of options use shares of Summit common stock to pay the exercise price thereof, or if such holders do not exercise their options, the per share merger consideration will be greater than that disclosed above.

The Agreement and Plan of Merger provisions are intended, within certain limits, to adjust the value of the Commerce stock consideration in the merger. This adjustment will occur if the Commerce stock price is between $36.59 and 40.59. If the Commerce stock price is less than $36.59, the value of Commerce stock received will be less, and each shareholder of Summit will receive approximately 4.66 shares of Commerce common stock per share of Summit common stock (assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options). On the other hand, if the Commerce stock price is greater than $40.59, the value of Commerce stock received will be greater, and each shareholder of Summit will receive approximately 4.20 shares of Commerce common stock per share of Summit common stock (assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options). See “Summary — The Merger Consideration,” beginning at page 1 and “The Merger — Conversion of Summit Common Stock” on page 14.

We have attached the Agreement and Plan of Merger to this Proxy Statement/Prospectus as Appendix A. We encourage you to read the Agreement and Plan of Merger as it is the legal document that governs the merger.

Reasons for the Merger

Summit and Commerce are proposing to merge because we believe, among other things, that this combination can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike. See “The Merger — Reasons for the Merger,” beginning at page 17.

Recommendation to Shareholders

The Summit Board of Directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” the proposal to approve the merger.

Vote Required

At the special meeting of Summit shareholders, the Agreement and Plan of Merger and merger must be approved by the affirmative vote of the holders of at least a majority of the shares of Summit common stock outstanding at the close of business on ____________, 2013. Each share of Summit common stock is entitled to one vote.

Approval of the Agreement and Plan of Merger and merger by Commerce shareholders is not required. Accordingly, Commerce has not called a special meeting of its shareholders.

Regulatory Approvals

We cannot complete the merger unless we obtain approval of the Board of Governors of the Federal Reserve System and the Missouri Division of Finance. Commerce will complete the filing of applications and notifications to obtain the required regulatory approvals. As of the date of this Proxy Statement/Prospectus, we have not received any of the necessary regulatory approvals. We cannot be certain of when or if we will obtain them.

Material U.S. Federal Income Tax Consequences

The consummation of the merger is conditioned upon the receipt by Commerce and Summit of an opinion of counsel that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

           A Summit shareholder who exchanges all of such shareholder’s shares of Summit common stock solely for Commerce common stock in the merger will not recognize gain or loss. See “Material Federal Income Tax Consequences,” beginning at page 24.  The receipt of cash in lieu of a fractional share of Commerce common stock will result in the recognition of taxable gain or loss.

All Summit shareholders should read carefully the discussion in “Material Federal Income Tax Consequences” and the other sections of the Proxy Statement/Prospectus referred to therein and are urged to consult their own tax advisors as to specific consequences to them of the merger under federal, state, local or any other applicable tax laws.

Conditions to Completing the Merger

The completion of the merger depends on the satisfaction of a number of conditions, including, but not limited to, the following:

•	approval by the Summit shareholders;

•	the continued accuracy of each company’s representations and warranties and compliance by each company with its obligations contained in the Agreement and Plan of Merger;

•	receipt of a legal opinion from Commerce’s counsel as to the tax consequences of the merger;

•	receipt of legal opinions from Commerce's counsel and Summit's counsel covering customary corporate law matters;

•	receipt of the required regulatory approvals;

•	the absence of any legal action or court order that prohibits the merger;

•	the declaration of effectiveness of this registration statement;

•	the absence of any material adverse change in the financial condition or assets of either Commerce or Summit;

•	the satisfaction of certain financial measures applicable to Summit;

•	dissenters’ rights shall not have been exercised with respect to more than 10% of the outstanding shares of Summit common stock on the closing date;

•	the cancellation of all outstanding unexercised stock options under Summit’s stock option plans;

•	the termination by Summit of specified plans, contracts and arrangements;

•	Summit shall be a validly constituted S Corporation as defined in the Code and Summit Bank shall be a validly constituted Qualified Subchapter S Subsidiary as defined in the Code; and

•	Summit shall have obtained specified consents, approvals and waivers.

Termination of the Agreement and Plan of Merger

Commerce, CBI-Kansas and Summit can agree to terminate the Agreement and Plan of Merger without completing the merger, and either company can terminate the Agreement and Plan of Merger on its own without completing the merger under various circumstances, including if any of the following occur:

•	by any of the companies if the merger has not been consummated by October 31, 2013, but such date may be extended in certain circumstances;

•	by any of the companies if any banking regulatory approval of the merger is denied or if any governmental entity has issued an order imposing a burdensome condition on any of the companies;

•
by Commerce or CBI-Kansas, on the one hand, or Summit on the other, if the other party has materially breached the Agreement and Plan of Merger and has not cured such breach within 30 days of notice of the breach;

•	by Commerce or CBI-Kansas if the Summit Board of Directors fails to recommend adoption of the Agreement and Plan of Merger by the shareholders of Summit, or amends or modifies such recommendation in a manner materially adverse to Commerce, or withdraws such recommendation;

•	by any of the companies if the shareholders of Summit fail to approve the Agreement and Plan of Merger;

•	by Commerce or CBI-Kansas, on the one hand, and Summit on the other hand, if there has been a material adverse change in the business or financial condition of the other party and such change has not been cured within 30 days of notice of the change or the closing date, whichever is earlier;

•	by Summit prior to the vote of the shareholders if Summit desires to enter into a definitive agreement with respect to a superior proposal; or

•	by any of the companies if the Commerce stock price is greater than $48.59 or is less than $28.59.

Stock Certificates and Dividend Withholding

When instructed, Summit shareholders, other than those Summit shareholders who perfect their dissenters’ rights of appraisal, must surrender the certificates for their shares of Summit common stock to Commerce and inform Commerce of their federal taxpayer identification number before receiving a certificate for the number of shares of Commerce common stock and any cash in lieu of fractional shares to which such shareholders are entitled. Until a Summit shareholder surrenders the certificates for his or her Summit common stock and informs Commerce of his or her federal taxpayer identification number, Commerce may withhold the payment of any or all dividends which would otherwise be payable to such shareholder as a shareholder of Commerce. See “The Merger — Conversion and Exchange of Shares and Related Matters” on page 15.

Comparative Stock Prices

Shares of Commerce common stock are traded on The Nasdaq Stock Market. The last sale price of Commerce common stock as reported on Nasdaq on May 14, 2013 (the last trading day preceding the execution of the Agreement and Plan of Merger) was $41.47. The last sale price for Commerce common stock as reported on Nasdaq on _______, 2013 (the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus) was $_____.

There is no public or active market for Summit common stock.  The last sale price of Summit common stock, of which management is aware preceding the execution of the Agreement and Plan of Merger and the printing of this Proxy Statement/Prospectus (other than pursuant to the exercise of options), was $125.00 on June 6, 2012.  As of ____________, 2013, there were approximately 129 holders of record of Summit common stock. See “Commerce Common Stock and Summit Common Stock Comparative Per Share Prices and Dividends” on page 37.

Dissenters’ Rights

Under the Oklahoma General Corporation Act (“OGCA”), each holder of Summit common stock who dissents from the merger has the right to have the fair value of his or her shares appraised by a court and paid to him or her in cash. In order to exercise dissenters’ rights, the shareholder must comply with specific procedural requirements. If the shareholder fails to comply with these requirements, dissenters’ rights will not be available. See “The Merger — Rights of Dissenting Shareholders” beginning on page 21.

Comparison of Shareholder Rights

When the merger closes, Summit shareholders will become Commerce shareholders. Their rights will be governed by Missouri law and Commerce’s governing corporate documents rather than Oklahoma law and Summit’s governing corporate documents, as is currently the case. Accordingly, in a number of respects, the rights of Summit’s shareholders will change as a result of the merger. For a description of these changes, see “Differences in Rights of Shareholders” beginning on page 29.

Summit’s Financial Advisor

In reaching its decision that the merger was fair from a financial point of view to Summit’s shareholders and deciding to approve the merger, the Summit Board of Directors considered advice from its financial advisor, D. A. Davidson & Co. (“D. A. Davidson”), regarding the consideration to be received by Summit’s shareholders under the terms of the Agreement and Plan of Merger, but did not request, and therefore did not receive, a fairness opinion from D.A. Davidson.  See “Summit’s Financial Advisor” beginning on page 19.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Commerce will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Summit will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of shares of Commerce common stock to be issued to former Summit shareholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Summit at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Summit being included in the operating results of Commerce beginning from the date of completion of the merger.

SELECTED FINANCIAL DATA

(Amounts in thousands, except per share data)

We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Commerce and the related notes. The summary selected historical consolidated financial information set forth below for Commerce for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008 has been derived from Commerce’s audited consolidated financial statements. The summary historical consolidated financial information for Commerce as of and for the three months ended March 31, 2013 and 2012 (unaudited) is derived from Commerce’s unaudited interim consolidated financial statements.  See “Where You Can Find More Information” beginning on page 38. The summary selected historical financial information set forth below for Summit has been derived from the unaudited financial statements of Summit and Summit Bank, as described in the footnotes to the table.  Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

	Three Months Ended March 31,		For the Year Ended December 31,
	2013(5)	2012(3)	2012(4)	2011(3)	2010(3)	2009(3)	2008(3)
Net interest income and other income: (1)
Commerce	$248,055	$258,360	$1,044,364	$1,049,799	$1,049,258	$1,024,566	$998,745
Summit	$2,665	$2,421	$10,517	$9,163	$7,599	$7,937	$7,240
Net income:
Commerce	$61,017	$65,799	$269,329	$256,343	$221,710	$169,075	$188,655
Summit.(2)	$900	$618	$3,454	$2,563	$2,126	$(2,229)	$460
Diluted income per common and common equivalent share:
Commerce	$.67	$.70	$2.90	$2.69	$2.29	$1.78	$2.04
Summit (2)	$3.78	$2.60	$14.50	$10.74	$9.26	$(9.69)	$2.01
Historical dividends paid per common share:
Commerce	$.225	$.219	$2.305	$.834	$.812	$.790	$.784
Summit.	$0	$0	$5.59	$3.10	$2.42	$.72	$2.75
Total assets (end of period):
Commerce	$22,227,208	$20,526,917	$22,159,589	$20,649,367	$18,502,339	$18,120,189	$17,532,447
Summit	$260,586	$228,129	$264,984	$219,587	$204,066	$205,707	$228,369
Long-term borrowings (end of period):
Commerce	$502,783	$511,520	$503,710	$511,817	$512,273	$1,236,062	$1,447,781
Summit	$3,357	$5,504	$5,325	$10,082	$11,039	$16,879	$20,012
Total shareholders’ equity (end of period):
Commerce	$2,179,191	$2,199,206	$2,171,574	$2,170,361	$2,023,464	$1,885,905	$1,579,467
Summit	$24,373	$21,556	$23,251	$20,887	$18,618	$17,000	$19,422
Book value per common share (end of period):
Commerce	$24.02	$23.64	$23.76	$23.24	$21.19	$19.63	$17.14
Summit	$110.51	$98.72	$106.49	$95.74	$87.11	$79.72	$91.08

(1) Other income includes investment securities gains (losses), net.
(2) Summit Bancshares Inc. is a subchapter S corporation and Summit Bank is a qualified subchapter S subsidiary and, therefore, these amounts do not include income taxes.
(3) Summit Bancshares Inc. acquired Summit Bank on April 19, 2012. Summit financial information for periods prior to this date is the financial information of Summit Bank.

(4)  Summit end of period information represents consolidated (holding company and bank) information.  Income and income/dividends per share information represents the combination of the holding company and the bank.

(5) Summit financial information for this period represents consolidated (holding company and bank) information.

COMPARATIVE UNAUDITED PER SHARE DATA
The following table sets forth per share data of:

•	Commerce on a historical basis.

•	Summit on a historical basis.

The table below should be read in conjunction with the historical financial statements and notes thereto for Commerce incorporated by reference into this Proxy Statement/Prospectus.

Pursuant to the Agreement and Plan of Merger, Commerce has agreed to pay $170.49 for each outstanding share of Summit common stock (assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options).  The exchange ratio is based on a ten-day average closing price of Commerce common stock as reported on the Nasdaq Stock Market with limits such that it can be no higher than $40.59 nor lower than $36.59. Thus, the actual price may vary to the extent the Commerce common stock price falls outside those limits. For purposes of the pro forma and equivalent pro forma calculations, it has been assumed that at the Effective Time there will be 238,135 shares of Summit common stock outstanding, and the Commerce common stock price will be $41.47 (the closing Commerce common stock price on May 14, 2013, the business day prior to the announcement of the Agreement and Plan of Merger). Based on these assumptions, the pro forma per share amounts assume an exchange ratio of 4.20 shares of Commerce common stock for each share of Summit common stock. This exchange ratio has been used to calculate the Summit equivalent pro forma per share information below. See “The Merger — Conversion of Summit Common Stock” on page 14.

	Historical
	Commerce	Summit(1)
Diluted income per common share:
Twelve months ended:
December 31, 2012	$2.90	$14.50
Three months ended:
March 31, 2013	$.67	$3.78
Cash dividends paid per share:
Twelve months ended:
December 31, 2012	$2.305	$5.59
Three months ended:
March 31, 2013	$.225	$0
Book value per common share:
December 31, 2012	$23.76	$106.49
March 31, 2013	$24.02	$110.51

(1) Refer to notes in the preceding table.

COMPARATIVE STOCK PRICES

The following table summarizes (i) the closing price per share of Commerce common stock on May 14, 2013, the business day prior to the announcement of the proposed merger, and as of the most recent date practicable preceding the date of this Proxy Statement/Prospectus and (ii) the equivalent pro forma value of a share of Summit common stock at such dates based on the exchange ratio. Historical market value information regarding Summit common stock is not provided because there is no active market for Summit common stock. Shares of Summit common stock will be converted into merger consideration of $170.49 per share of Summit common stock (assuming all options to purchase shares of Summit common stock are exercised prior to the Effective Time and that all holders of options use cash to pay the exercise price of such options), consisting of shares of Commerce common stock. You should obtain current market quotations for Commerce common stock. See “What Summit Shareholders Will Receive in the Merger” on page iv, “Summary — The Merger Consideration” on page 1, and “The Merger — Conversion of Summit Common Stock” on page 14.

	Commerce Historical (1)	Equivalent Pro Forma Per Share of Summit Common Stock (2)
May 14, 2013	$41.47	$174.19

________, 2013	$_____	$_____

(1) Represents the closing price of Commerce common stock on the Nasdaq Stock Market.
(2) Represents the value of the merger consideration per share of Summit common stock pursuant to the terms of the Agreement and Plan of Merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Commerce, Summit and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Commerce or Summit to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	projected business increases following process changes and other investments are lower than expected;

•	competitive pressure among financial services companies increases significantly;

•	general economic conditions are less favorable than expected;

•	political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect either company’s businesses and economic conditions as a whole;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in foreign exchange rates increase exposure;

•	changes in market rates and prices may adversely impact the value of financial products;

•	legislation or regulatory environments, requirements or changes may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the integration of Summit’s business and operations with those of Commerce may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Summit’s or Commerce’s existing businesses;

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key customer, partner and other relationships relating to the merger may be greater than expected; and

•	decisions to downsize, sell or close units or otherwise change the business mix of either company.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Commerce or Summit or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Commerce and Summit undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus (see “Where You Can Find More Information” on page 38 and “Incorporation By Reference” on page 39), including the risk factors included in the reports filed by Commerce with the SEC, you should consider carefully the risk factors described below in deciding whether to vote for approval of the merger agreement, as we believe these risk factors to be material to a decision on how to vote your shares. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. If any of the following risks and uncertainties develops into actual events, the combined company, its results of operations or its financial condition could be adversely impacted. Please also refer to the section of this Proxy Statement/Prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 8.

Risks Related to the Merger

Because the Market Price of Commerce Common Stock Will Fluctuate, Summit Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Summit common stock will be converted into merger consideration consisting of $170.49 of Commerce common stock (or between approximately 4.20 and 4.66 shares of Commerce common stock). The market value of the Commerce common stock may vary from the closing price of Commerce common stock on the date we announced the merger, on the date that this document was mailed to Summit shareholders, on the date of the special meeting of the Summit shareholders and on the date we complete the merger and thereafter. While the exchange ratio will be appropriately adjusted if the Commerce common stock price is between $36.59 and $40.59, any change in the market value of Commerce common stock prior to completion of the merger outside of that range will affect the value of the merger consideration that Summit shareholders will receive upon completion of the merger. In addition, if the Commerce stock price (calculated as of the proposed closing date pursuant to the terms of the Agreement and Plan of Merger) is greater than $48.59 or is less than $28.59, either Commerce or Summit may terminate the Agreement and Plan of Merger.  Accordingly, at the time of the special meeting, Summit shareholders may not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Summit’s and Commerce’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Summit’s and Commerce’s control. You should obtain current market quotations for shares of Commerce common stock and for shares of Summit common stock.

The Market Price of Commerce Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of Summit or Commerce Currently.

The businesses of Commerce and Summit differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Summit. For a discussion of the businesses of Commerce and Summit and of certain factors to consider in connection with those businesses, see “The Companies” and “Information About Summit Bancshares Inc.” and the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The Summit Board Did Not Obtain a Fairness Opinion in Determining Whether or Not to Proceed with the Merger.

In analyzing the merger, the Summit board engaged D.A. Davidson to advise it regarding the transaction and conducted due diligence on Summit and Commerce.  The Summit board believes that because of the financial skills and background of its directors, the Summit board was qualified to conclude that the merger is fair from a financial perspective to Summit’s shareholders.  Accordingly, the Summit board did not request, and therefore did not obtain, a fairness opinion to assist it in its determination.  The Summit board may be incorrect in its assessment of the fairness of the business combination from a financial point of view to the shareholders of Summit.

The Agreement and Plan of Merger Limits Summit’s Ability to Pursue Alternatives to the Merger.

The Agreement and Plan of Merger contains “no shop” provisions that, subject to limited exceptions, limit Summit’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Summit. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Summit from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in  the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Summit than it might otherwise have proposed to pay.

Summit Shareholders Will Have Less Influence As Shareholders of Commerce Than As Shareholders of Summit.

Summit shareholders currently have the right to vote in the election of the board of directors of Summit and on other matters affecting Summit. When the merger occurs, each shareholder who receives shares of Commerce common stock will become a shareholder of Commerce with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Summit.  Assuming that at the Effective Time there will be 238,135 shares of Summit common stock outstanding, and the Commerce common stock price will be $41.47 (which was the closing price of Commerce common stock on May 14, 2013, the last trading day before the Agreement and Plan of Merger), it is currently expected that the former shareholders of Summit as a group will receive shares in the merger constituting approximately 1% of the outstanding shares of Commerce common stock immediately after the merger. Because of this, Summit shareholders will have less influence on the management and policies of Commerce than they may now have on the management and policies of Summit.

The Businesses Will Be Subject to Uncertainties and Contractual Restrictions While the Merger is Pending and During Post-Merger Integration.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on both Commerce and Summit. These uncertainties may impair either company’s ability to attract or motivate key personnel until the merger is completed and could cause customers and other counterparties to seek to change existing business relationships. If key employees depart because of issues relating to the uncertainty and/or difficulty of integration or a desire not to remain with the business, the combined company’s business following the merger could be negatively affected. In addition, the merger agreement restricts Summit from taking or permitting certain actions without the consent of Commerce until the merger occurs. These restrictions may prevent Summit from pursuing beneficial business opportunities that may arise prior to the completion of the merger.

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on Commerce.

Before the merger may be completed, various approvals or consents must be obtained from the Board of Governors of the Federal Reserve System and the Missouri Division of Finance. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Commerce and Summit do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Commerce following the merger, any of which might have a material adverse effect on Commerce following the merger.

Summit Executive Officers and Directors Have Financial Interests in the Merger that Are Different from, or in Addition to, the Interests of Summit Shareholders.

Executive officers of Summit negotiated the terms of the Agreement and Plan of Merger with their counterparts at Commerce, and the Summit Board of Directors approved the Agreement and Plan of Merger and unanimously recommended that Summit shareholders vote to approve the merger. In considering these facts and the other information contained in this document, you should be aware that Summit’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Summit shareholders. For example, certain directors and executive officers have entered into agreements with Summit and Commerce that provide, among other things, the grant by Commerce of Commerce restricted stock and the payment of other benefits following the merger in consideration for such directors’ and executive officers’ agreements related to non-solicitation and non-disclosure.  These and some other additional interests of Summit directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. Please see “Financial Interests of Directors and Officers” for information about these financial interests.

Risks Related to Commerce’s Business

You should read and consider risk factors specific to Commerce’s business that will also affect the combined company after the merger, described in Part I, Item 1A of Commerce’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Commerce with the SEC and incorporated by reference into this document. See “Incorporation By Reference” on page 39 for the location of information incorporated by reference into this Proxy Statement/Prospectus.

THE SPECIAL MEETING

General Information

This Proxy Statement/Prospectus is provided to the shareholders of Summit in connection with the solicitation of proxies by the Summit Board of Directors for use at the Summit special meeting to be held on ____________, 2013 at 4:30 p.m., local time, at 5314 Yale, 7th Floor, Tulsa, Oklahoma.

Matters to be Considered

At the special meeting, Summit’s shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger.

The Agreement and Plan of Merger provides, among other things, for the merger of Summit with and into CBI-Kansas. CBI-Kansas will be the surviving corporation and the Articles of Incorporation, Bylaws, directors and officers of CBI-Kansas will remain the Articles of Incorporation, Bylaws, directors and officers of CBI-Kansas. Shareholders of Summit will receive shares of Commerce common stock in the merger.

Record Date; Quorum

The Summit Board of Directors has established the close of business on ___________, 2013 as the date to determine those record holders of Summit common stock entitled to notice of and to vote at the Summit special meeting. On that date, there were ______ shares of Summit common stock outstanding held by approximately 129 holders of record. A majority of the shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the merger at the special meeting, and a vote of a majority of the outstanding shares is required for approval of the merger. In the event a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Summit common stock on the record date are each entitled to one vote per share on the merger to be considered at the special meeting.

Votes Required

The approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Summit common stock outstanding on __________, 2013. Shares which are present but not voted, either by abstention or non-vote (including broker non-vote) will be counted for purposes of establishing a quorum but will not be counted to determine whether the merger is approved.

Security Ownership of Management

As of __________, 2013, there were 224,788 shares of Summit common stock outstanding. As of _______, 2013, the directors and officers of Summit beneficially owned, directly and indirectly, approximately 27.35% of the outstanding shares of Summit common stock (based on 231,267 shares outstanding, including 6,479 options). All officers and directors of Summit owning Summit common stock have indicated they intend to vote in favor of the Agreement and Plan of Merger.

Voting and Revocation of Proxies

All shares of Summit common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless the proxies have been revoked, will be voted at the special meeting, including any postponement or adjournment of the special meeting. If no instructions are indicated, the proxies will be voted FOR approval of the Agreement and Plan of Merger. In addition, the persons designated in the proxies will have the discretion to vote upon any adjournment of the special meeting to solicit additional proxies.

A person giving a proxy pursuant to this solicitation may revoke it at any time before the proxy is voted at the special meeting. A proxy may be properly revoked by:

•	filing with the Corporate Secretary of Summit, at 5314 Yale, Suite 100, Tulsa, Oklahoma, before the voting of the proxy, a written instrument revoking the proxy;

•	completing a new proxy card and sending it to the address above, in which case the new proxy card will automatically replace any earlier dated proxy card; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute the revocation of a proxy.

Summit will appoint one or more inspectors, who may be employees of Summit to determine, among other things, the number of shares of Summit common stock represented at the special meeting and the validity of the proxies submitted for vote at the special meeting. The inspector(s) of election appointed for the special meeting will tabulate votes cast by proxy and in person.

Solicitation of Proxies

This Proxy Statement/Prospectus is being furnished to the shareholders of Summit in connection with the solicitation of proxies by the Summit Board of Directors for use at the special meeting and at any adjournment or adjournments of the special meeting.

Except for the cost of preparing this Proxy Statement/Prospectus, the cost of solicitation of proxies for the Summit special meeting will be borne by Summit. In addition to solicitation by mail, Summit may cause proxies to be solicited personally or by telephone or email by Summit’s regular employees.

THE COMPANIES

Commerce

Commerce Bancshares, Inc., a bank holding company as defined in the Bank Holding Company Act of 1956, as amended, was incorporated under the laws of Missouri on August 4, 1966. Through a second tier wholly-owned bank holding company, it owns all of the outstanding capital stock of Commerce Bank, which is headquartered in Missouri. Commerce Bank engages in general banking business, providing a broad range of retail, corporate, investment, trust, and asset management products and services to individuals and businesses. Commerce Bancshares, Inc. also owns, directly or through Commerce Bank, various non-banking subsidiaries. Their activities include underwriting credit life and credit accident and health insurance, selling property and casualty insurance (relating to consumer loans made by Commerce Bank), private equity investment, securities brokerage, mortgage banking, and leasing activities. The total assets of Commerce, on a consolidated basis as of March 31, 2013 were approximately $22.2 billion, loans were $10.0 billion, deposits were $18.5 billion, and equity was $2.2 billion.  Net income attributable to Commerce Bancshares, Inc. for the year ended December 31, 2012 was approximately $269.3 million.

See “Where You Can Find More Information” beginning on page 38 and “Selected Financial Data” on page 6. The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64106 (telephone number: (816) 234-2000).

Summit

Summit Bancshares Inc. was incorporated in December 2011 for the purpose of acquiring all of the capital stock of Summit Bank in a stock exchange transaction with Summit Bank’s shareholders.  In April, 2012 that transaction was completed and Summit Bank became a wholly-owned subsidiary of Summit.  Summit is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System.  Summit Bank accounts for substantially all of Summit’s consolidated assets, liabilities and operating results.

Summit Bank commenced business operations in 2002, and is an Oklahoma state-chartered bank.  The Tulsa office of Summit Bank is located at 5314 Yale, Suite 100 in Tulsa, Oklahoma.  In 2011, Summit Bank established a full-service branch office located at 1001 N.W. 63rd Street in Oklahoma City.  These are the only banking offices operated by Summit Bank.

Summit Bank conducts a general banking business, including the customary functions of commercial banking, including deposit accounts, commercial, industrial and consumer lending, safe deposit operations and other services tailored to individual customer needs.  See “Information About Summit Bancshares Inc.” beginning on page 35.

THE MERGER

General

The Agreement and Plan of Merger and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the merger and is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

Conversion of Summit Common Stock

Summit shareholders will receive Commerce common stock with a value of $170.49 per share, which equals to an exchange ratio within the range of approximately 4.20 and 4.66 shares of Commerce common stock per share of Summit common stock assuming all options to purchase shares of Summit common stock are exercised prior to the effective time and that all holders of options use cash to pay the exercise price of such options.  The per share value that a holder of Summit common stock would receive will vary if all options to purchase shares of Summit common stock are not exercised or if the holders of such options use shares of Summit common stock to pay the exercise price of such options.  The value of Commerce common stock that a holder of Summit common stock would receive in an exchange will also vary if the price of Commerce common stock falls outside the range of $36.59 and $40.59 because the merger consideration is not further adjusted if the Commerce stock price is below $36.59 or above $40.59.

For example, if the Commerce stock price is below $36.59, the value of Commerce stock received will be less than $170.49, and each shareholder of Summit will receive approximately 4.66 shares of Commerce common stock per share of Summit common stock. On the other hand, if the Commerce stock price is greater than $40.59, the value of Commerce stock received will be greater than $170.49, and each shareholder of Summit will receive approximately 4.20 shares of Commerce common stock per share of Summit common stock.

If between the date of the Agreement and Plan of Merger and the Effective Time, the outstanding shares of Commerce common stock shall have been further changed into a different number of shares or a different class, by reason of any issuance of common stock, recapitalization, reclassification, split-up, combination, exchange, readjustment, reorganization, merger, consolidation, distribution, stock split, stock or other dividend, or similar transaction, the Agreement and Plan of Merger shall be adjusted to the extent appropriate to reflect such event.

Stock Options

As of _____________, 2013, options to purchase 13,347 shares of Summit common stock were held by certain officers and directors of Summit and its subsidiary, Summit Bank.  As of _____, 2013, 6,398 of these options are fully vested and exercisable, and 6,949 of these options are unvested.  All unvested stock options will vest immediately prior to the Effective Time.  Summit’s stock option plan currently requires the use of cash to pay the option exercise price.  Prior to the merger, Summit expects to amend certain of its option award agreements which will enable the option holders under those agreements to surrender shares of Summit common stock to satisfy the option exercise price with respect to the stock options which such persons hold.  As a result, although options to purchase 13,347 shares currently are outstanding, fewer than 13,347 shares of Summit common stock may be issued by Summit prior to the merger if option holders surrender vested stock options to satisfy the option exercise price.  If any options to purchase shares of Summit stock are outstanding at the closing of the merger, the Agreement and Plan of Merger provides that such options will be cancelled as of the Effective Time.

Conversion and Exchange of Shares and Related Matters

Prior to the completion of the merger, Commerce will appoint Commerce Bank or a commercial bank or trust company that is acceptable to Summit, to act as the Exchange Agent. The Exchange Agent will effect the exchange of shares of Summit common stock into shares of Commerce common stock.

Holders of unexchanged Summit shares will not be entitled to receive any dividends or other distributions payable by Commerce until their certificates are surrendered after the merger is completed. Upon surrender, however, subject to applicable laws, the holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of any fractional shares.

Promptly after the completion of the merger, the Exchange Agent will mail to holders of Summit stock certificates (other than Summit stock certificates representing dissenting shares) a letter of transmittal and instructions for surrendering Summit stock certificates in exchange for the merger consideration that a holder of shares of Summit common stock is entitled to receive, along with any dividends and other distributions and any cash in lieu of fractional shares. After a holder of Summit stock certificates sends the Summit stock certificates to the Exchange Agent together with the properly completed letter of transmittal, and any other documents that the Exchange Agent may reasonably require, the holder of Summit stock certificates will be entitled to receive such consideration. No interest will be paid or will accrue on any cash paid to holders of Summit stock certificates.

If there has been a transfer of ownership of Summit common stock that is not registered in the transfer records of Summit, such holder must present to the Exchange Agent the certificate representing such shares of Summit common stock, along with all documents required to evidence and effect the transfer of ownership and to evidence that any applicable stock transfer taxes have been paid prior to receiving any merger consideration.

Fractional Shares

No fractional shares will be issued by Commerce in connection with the merger. If you are a Summit shareholder who would otherwise have been entitled to a fraction of a share of Commerce common stock, you will be paid the cash value of such fraction determined by multiplying such fraction by the average of the closing sale prices of Commerce common stock as reported by Nasdaq on each of the ten (10) consecutive trading days preceding the fifth trading date prior to the Effective Time.

Background of Negotiations

Management of Summit has been aware of the increasing competition and continuing consolidation in the banking and financial services industry.  However, because of general economic conditions experienced since the fall of 2007 and its resulting negative impact on stock prices in general and, in particular, the valuations of companies in the financial services industry, Summit’s management believed it was in the best interest of its shareholders to continue its strategy of building Summit Bank in its Tulsa market and expanding into the Oklahoma City market rather than seeking to be acquired.

In March and April, 2012, Summit’s management met with representatives of Commerce on two occasions.  These meetings were initiated by Commerce.  While the conversations were of a general nature, Summit’s management believed Commerce’s purpose in requesting these meetings was to inquire whether Summit would consider a possible merger with Commerce.  No further discussions occurred until August, 2012 when two representatives of Commerce called on management of Summit to again discuss the possibility of an acquisition of Summit by Commerce.  Once again, the conversation was of a general nature.

In mid-September, 2012 another meeting occurred.  Although there were no discussions with respect to price during this meeting, there were discussions regarding Commerce’s strategy in the Oklahoma market and the manner in which Summit Bank would fit into that strategy.  Approximately one month later, a representative of Commerce met with Summit Bank’s Chairman, Edward Keller and its Chief Executive Officer, Wade Edmundson, and was advised that if Commerce wished Summit’s Board of Directors to consider whether an acquisition would be in the best interest of Summit’s shareholders, Commerce should submit a written proposal to Summit.

On November 9, 2012, Summit received Commerce’s letter proposing an acquisition of Summit by Commerce in a stock exchange transaction with pricing indicated in a range of 150% to 175% of Summit’s tangible book value.  Commerce’s proposal also indicated that Commerce would be willing to consider a cash component to the purchase price.  Following receipt of this letter, Summit Bank’s Chief Executive Officer contacted Summit’s directors on November 14, 2012 to assess the Board’s level of interest in pursuing a transaction with Commerce on the terms outlined in the Commerce proposal.  Each director indicated that he believed the entire Board of Summit Bank would be interested in continuing discussions with Commerce but only at the upper end of the pricing range proposed by Commerce.

Prior to receiving Commerce’s written proposal, Summit’s management had had discussions with a representative of D.A. Davidson with respect to pricing and structure of a possible transaction involving Summit.  As a result of the decision to pursue discussions with Commerce, Summit decided to retain D.A. Davidson as its financial advisor with respect to a proposed transaction and requested D.A. Davidson to obtain a confidentiality agreement from Commerce on behalf of Summit.  D.A. Davidson was formally retained in December, 2012.

On December 20, 2012, a joint meeting of the Boards of Directors of Summit and Summit Bank was held.  At this meeting the directors reviewed the status of discussions with Commerce about a possible transaction and the terms proposed by Commerce in its proposal received in November, 2012.  At these meetings, the Boards informally authorized Summit’s management to continue discussions with Commerce and ratified Summit’s retention of D.A. Davidson as Summit’s financial advisor.

Following the execution of a confidentiality agreement, Commerce commenced its due diligence process and obtained additional information regarding Summit.  There followed a meeting between representatives of Commerce and certain executive officers of Summit Bank, as well as two representatives from Summit and Summit Bank’s Boards of Directors.  This meeting occurred in Kansas City at Commerce’s offices in late January, 2013.  Following that meeting and completion of its initial due diligence, Commerce submitted a revised written proposal to Summit in which it proposed an acquisition of all of the outstanding shares of Summit for $39,500,000 in a stock exchange transaction.

Although Summit was in discussions with Commerce, it also held discussions with an Oklahoma-based bank significantly larger than Summit that had expressed an interest in acquiring Summit.  These discussions grew out of a conversation between the President of Summit and the Chief Executive Officer of the other bank that occurred in late November, 2012.  Following that conversation, Summit’s financial advisor had further discussions with representatives of that bank.  Those discussions led to two meetings between Summit’s management and representatives of the bank that occurred in January, 2013.  On February 20, 2013 that bank entered into a Confidentiality Agreement with Summit and another meeting then followed with a representative of that bank on February 22, 2013.

On the morning of February 27, 2013, a representative of Commerce advised Edward Keller that Commerce would be submitting a second revised proposal to Summit.  That afternoon Mr. Keller received the revised proposal in an email which proposed a total acquisition price of $40,600,000, all of which would be paid in the form of Commerce stock.  In addition, the proposal provided that Summit would be permitted to distribute to its shareholders a special cash dividend prior to closing any capital in excess of  $23.251 million.  The terms of this proposal were conveyed to the Boards of Directors of Summit and Summit Bank at a joint meeting held the afternoon of February 28, 2013.  At that meeting, the Board of Directors of Summit approved a resolution accepting in principle Commerce’s revised proposal and authorizing management to move forward with the negotiation of a formal merger agreement with Commerce.  Following written confirmation of Commerce’s revised proposal which was made by its letter to Summit dated March 1, 2013, Summit contacted representatives of the other bank that had expressed interest in acquiring Summit to advise them that Summit was electing to suspend discussions with that bank at that time.

In early April, 2013 Commerce provided to Summit a proposed form of acquisition agreement, as well as related agreements to be entered into between Commerce, Summit and certain executive officers of Summit Bank in conjunction with the signing of a definitive acquisition agreement.  Negotiations with respect to the terms of those agreements continued over the next several weeks.  At a special joint meeting of the Boards of Directors of Summit and Summit Bank held on May 6, 2013, Summit and Summit Bank’s Boards of Directors considered the Agreement and Plan of Merger and the related agreements to which each would be a party.  At that meeting, counsel for Summit and Summit Bank reviewed the terms and conditions of each of these agreements and responded to questions from the directors.  In addition, Summit’s financial advisor, D.A. Davidson, presented an overview of the proposed transaction that addressed the financial aspects of the transaction, pricing with respect to other transactions involving financial institutions having similar characteristics to Summit, financial information with respect to Commerce and its stock, as well as other information pertinent to the proposed transaction between Summit and Commerce.  Following these presentations and after further discussion by the directors, Summit’s Board of Directors unanimously approved the Agreement and Plan of Merger and the related agreements to which Summit would be a party and submitted the Agreement and Plan of Merger for approval to Summit’s shareholders with its recommendation that the Agreement and Plan of Merger be approved.  In addition, the Board of Directors of Summit Bank approved the various related agreements to which Summit Bank would be a party.

On May 15, 2013, Commerce and Summit executed the Agreement and Plan of Merger.  In addition, Commerce, Summit and Summit Bank executed the related agreements with certain executive officers of Summit Bank.

Reasons for the Merger

Summit.  Summit’s Board of Directors has determined that the merger is advisable and in the best interests of Summit and its shareholders. The Summit Board of Directors believes that the merger presents an opportunity to merge with a similar financial institution and create a combined company that will have significantly greater financial strength and earnings power than Summit would have on its own. Accordingly, the Summit Board of Directors has approved the merger. In reaching its decision to approve the Agreement and Plan of Merger and recommend its approval by Summit’s shareholders, the Summit Board of Directors consulted with Summit’s management, as well as Summit’s legal and financial advisors, and considered a number of factors, including, but not limited to, those discussed below.

Financial Considerations.  The Summit Board of Directors considered the financial terms of the merger based on, among other things, the following factors:

•
The belief that the value of the consideration to be received by Summit represents a fair multiple of Summit per share book value and earnings, based on historical and anticipated trading ranges for Commerce common stock;

•	The potential for stock price appreciation to Summit shareholders;

•	The increased liquidity for Summit shareholders resulting from the merger, and the fact that Comerce’s common stock is traded on The Nasdaq Stock Market;

•	The current and prospective competitive regulatory environments in which Summit operates;

•	The quality and history of Commerce’s earnings and strong capital position;

•	The ability to maintain those earnings given the management quality and depth, diversification of risk, representation in growing market areas and ability to grow internally;

•
The belief that the merger will result in significant dividend income, as compared to other alternatives, based on the assumption that Commerce would continue to pay cash and stock dividends at its current rate and with the understanding that current dividends are not necessarily indicative of future dividends;

•
The advantages of combining with a larger financial institution, thereby enabling the Summit shareholders to become shareholders of a larger combined entity having greater resources to compete in the banking industry;

•
The expected financial strength of the combined company following the merger and the ability of the combined company to realize cost savings and to take advantage of various business opportunities with greater financial resources;

•
The presentation by D. A. Davidson on May 6, 2013 to the Boards of Directors of Summit and Summit Bank, which reflected that the merger consideration was fair from a financial point of view to holders of Summit common stock; and

•	The expected treatment of the merger as a tax-free reorganization under the Code.

Strategic Considerations.  The Summit Board of Directors also considered a number of strategic advantages of the merger in comparison to a stand-alone strategy, including, but not limited to, the following factors:

•	The creation of significant synergies and a stronger competitor in the changing banking industry following the merger;

•	The complementary nature of Summit’s and Commerce’s geographic markets for consumer financial service products; and

•
The creation of a stronger banking franchise by combining Summit’s strong banking presence in Tulsa and its banking office in Oklahoma City with Commerce’s strong banking presence throughout Missouri, Kansas, and central Illinois, as well as Tulsa, Oklahoma and Denver, Colorado.

Social Considerations.  The Summit Board of Directors considered the social and economic effect on the Summit shareholders, employees, customers and community, including, but not limited to, the following factors:

•	The improbability that there would be customer and employee disruption from the merger, based on the merger record of Commerce;

•	The favorable position of Commerce among Summit’s and Commerce’s peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality;

•	Commerce’s large menu of banking and banking related products and services;

•	Commerce’s strong management record;

•	Commerce’s acquisition experience and history of operating acquired banking locations as community banks; and

•
The opportunity for Summit shareholders to participate in the future growth of a larger and more diversified bank holding company having greater financial resources, competitive strengths and business opportunities than would be possible for Summit as a standalone entity.

While the Summit Board of Directors considered the foregoing and other factors individually, the Summit Board of Directors did not collectively assign any specific or relative weight to the factors considered and did not make any determination with respect to any individual factor. The Summit Board of Directors collectively made its determination with respect to the Agreement and Plan of Merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Agreement and Plan of Merger is fair and in the best interests of the Summit shareholders.

Commerce.  In reaching its decision to approve the Agreement and Plan of Merger, the Board of Directors of Commerce considered a variety of factors, including the following:

•	The merger will allow Commerce to increase its market share in the demographically attractive markets of Tulsa and Oklahoma City, Oklahoma;

•	Commerce’s belief that the merger will provide an opportunity for Commerce to improve Summit’s operating performance and funding mix, and to expand Summit’s product offering;

•	Commerce’s familiarity with and review of Summit’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	Summit’s financial strength, stable credit quality and concentration in the attractive metropolitan areas of Tulsa and Oklahoma City, Oklahoma;

•	Commerce’s belief that after the merger the combined company will be able to continue to generate high revenue and growth rates; and

•	The merger will allow Commerce to continue its strategy of geographically diversifying its revenues and earnings.

The foregoing discussion of the information and factors considered by Commerce is not intended to be exhaustive. In reaching its determination to enter into the Agreement and Plan of Merger, Commerce did not assign any relative or specific weights to the foregoing factors.

Summit’s Financial Advisor

Summit engaged D.A. Davidson as its financial advisors to assist with the merger.  D.A. Davidson is entitled to a fee of approximately $ 235,000 (assuming the total merger consideration is equal to $40,600,000, that all options to purchase Summit common stock are exercised prior to the Effective Time, and that payment of the exercise price for options is made in cash) and reimbursement from Summit of certain of its expenses in connection with its engagement as Summit’s financial advisor.  The Summit board believes that because of the financial skills and background of its directors, the Summit board was qualified to conclude that the merger is fair from a financial perspective to Summit’s shareholders.  Therefore, the Summit board did not request, and therefore will not receive, a fairness opinion from D.A. Davidson in connection with the merger.  For more information, please refer to “Risk Factors” on page 10.

Operations and Management After the Merger

At the Effective Time, the separate corporate existence of Summit will terminate as it merges with and into CBI-Kansas. The Articles of Incorporation and Bylaws of CBI-Kansas as in effect immediately prior to the effective time will remain the Articles of Incorporation and Bylaws of CBI-Kansas from and after the effective time until amended as provided by law. The officers and directors of CBI-Kansas will remain the officers and directors of CBI-Kansas from and after the Effective Time. In addition, immediately after the merger of Summit with and into CBI-Kansas, Summit Bank will be merged with and into Commerce Bank, with Commerce Bank as the surviving corporation.

It is expected that existing management of the surviving corporation will be supplemented with personnel from Commerce or Commerce Bank who will assist in bringing new methods and systems to the surviving corporation which have been developed by Commerce. Commerce also expects to enhance the net interest margin and non-interest income of the combined company by expanding the products and services offered. Commerce will also analyze the combined company operations for potential efficiencies and anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which the operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

Conditions to the Merger

The merger is conditioned on the fulfillment prior to the closing of certain conditions set forth in the Agreement and Plan of Merger, including, among other things, the following:

•	The approval of the Agreement and Plan of Merger by the holders of a majority of all of the outstanding shares of Summit common stock;

•	The accuracy of representations of Commerce, CBI-Kansas and Summit made in the Agreement and Plan of Merger and the performance of their respective obligations thereunder;

•	The absence of a material adverse event since May 15, 2013 affecting the financial condition, properties, assets, liabilities, rights or business of Summit;

•	The absence of a material adverse event since May 15, 2013 affecting the financial condition, properties, assets, liabilities, rights or business of Commerce or CBI-Kansas;

•	The receipt by Commerce and Summit of an opinion from Husch Blackwell LLP relating to certain tax matters;

•	The receipt by Commerce of an opinion from McAfee & Taft A Professional Corporation as to certain corporate matters regarding Summit;

•	The receipt by Summit of an opinion from Husch Blackwell LLP as to certain corporate matters regarding Commerce;

•	The receipt of necessary regulatory approvals;

•	A minimum amount of equity and minimum loan loss reserve of Summit;

•	Dissenters’ rights shall not have been exercised with respect to more than 10% of the outstanding shares of Summit common stock on the Closing Date;

•	The absence of any temporary restraining order, preliminary or permanent injunction or other order or legal restraint that would prevent the consummation of the merger;

•	The cancellation of all outstanding unexercised options for Summit common stock under Summit’s stock option plans;

•	The termination of specified plans, contracts and arrangements by Summit;

•	Summit shall be a validly constituted S Corporation and Summit Bank shall be a validly constituted Qualified Subchapter S Subsidiary; and

•	Summit shall have obtained specified consents, approvals and waivers.

Conduct of Business Pending the Merger

Pursuant to the Agreement and Plan of Merger, Summit has agreed to carry on its business and cause Summit Bank and its other subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement and Plan of Merger. Summit has agreed to certain restrictions on its ability to take specified actions and engage in specified material transactions, as described in the Agreement and Plan of Merger.  Summit is permitted to pay dividends to its shareholders prior to the closing of the transaction, so long as specified financial conditions are met.

No Solicitation

The Agreement and Plan of Merger provides that unless and until the Agreement and Plan of Merger has been terminated, neither Summit nor any of its subsidiaries will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Summit, Summit Bank, or any other subsidiary of Summit. Summit is required to promptly advise Commerce of its receipt of, and the substance of, any such proposal or inquiry.

Waiver and Amendment

Prior to or at the Effective Time, any provision of the Agreement and Plan of Merger, including, without limitation, the conditions to consummation of the merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Agreement and Plan of Merger by the shareholders of Summit; provided, however, that after any such approval, no such amendment shall alter the amount or change the form of the consideration or alter or change any of the terms of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of Summit common stock or would legally require further approval of such holders. It is anticipated that a condition to consummate the merger would be waived only in those circumstances where the Board of Directors of Commerce, CBI-Kansas or Summit, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

Termination of the Agreement and Plan of Merger

The Agreement and Plan of Merger and the merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the Agreement and Plan of Merger, by:

•	The mutual consent of Commerce, CBI-Kansas and Summit;

•	Commerce, CBI-Kansas or Summit if the merger has not been consummated by October 31, 2013 unless extended up to 60 days thereafter by Commerce or Summit under certain circumstances;

•
Commerce, CBI-Kansas or Summit if regulatory approval has been denied or the merger has been enjoined or if any regulator has issued an order with respect to the merger which imposes a non-customary restriction or condition on Summit that would materially and adversely affect Summit Bank’s operations;

•
Commerce or CBI-Kansas, on the one hand, or Summit, on the other hand, if the other party has materially breached the Agreement and Plan of Merger and has not cured such breach within 30 days of notice of the breach;

•
Commerce or CBI-Kansas if the Summit Board of Directors fails to recommend adoption of the Agreement and Plan of Merger by the Summit shareholders or amends or modifies the recommendation in a manner materially adverse to Commerce or CBI-Kansas or withdraws such recommendation;

•	Summit prior to the vote of the shareholders if Summit desires to enter into a definitive agreement with respect to a superior proposal;

•	Commerce, CBI-Kansas or Summit if the Summit shareholders do not approve the merger at a duly held meeting of the Summit shareholders;

•
Commerce, or CBI-Kansas, on the one hand, or Summit on the other hand, if there has been a material adverse change or event with respect to the other party’s business, financial condition or results of operations and such change or effect has not been cured within 30 days or the closing date, whichever is earlier; or

•	By Summit, Commerce or CBI-Kansas if the Commerce stock price (determined pursuant to the terms of the Agreement and Plan of Merger) is greater than $48.59 or is less than $28.59.

Effect of Termination.  If the Agreement and Plan of Merger is terminated, it will become void, and there will be no liability on the part of Commerce or Summit, except that (1) both Commerce and Summit will remain liable for any willful breach of the Agreement and Plan of Merger and (2) designated provisions of the Agreement and Plan of Merger, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee and Expense Reimbursement.  If the Agreement and Plan of Merger is terminated because Summit desires to enter into an acquisition agreement with another party that it considers to be a superior proposal, Summit must pay Commerce a termination fee of $1.975 million (the “Termination Fee”). The Termination Fee is also payable if the Agreement and Plan of Merger is terminated and, within 12 months, Summit enters into an agreement to be acquired by another party, if the Agreement and Plan of Merger was terminated because (i) the Summit board of directors did not recommend approval of the Agreement and Plan of Merger to the stockholders, (ii) the stockholders of Summit failed to approve the Agreement and Plan of Merger, or (iii) the merger is not consummated by October 31, 2013, or the relevant later date, as applicable, by reason of a voluntary breach of a material representation of warranty by Summit (and prior to such termination Summit had not held its shareholder meeting to consider and vote on the Agreement and Plan of Merger) or a material required regulatory approval needed by Summit to consummate the merger has not been obtained (and prior to such termination Summit had not held its shareholder meeting to consider and vote on the Agreement and Plan of Merger).  In addition, whenever the Termination Fee is payable, Summit must also reimburse Commerce for certain of Commerce’s expenses, including all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Commerce) incurred by Commerce or on its behalf in connection with or related to the authorization, preparation and execution of the Agreement and Plan of Merger, this registration statement, the solicitation of Summit shareholder approval and all other matters related to the closing of the transactions contemplated by the Agreement and Plan of Merger.

Effective Time

It is presently anticipated that the Effective Time will occur in the third quarter of 2013, but no assurance can be given to that effect.

Rights of Dissenting Shareholders

Under Oklahoma law, the relevant provisions of which are attached to this document as Appendix B (Section 1091 of the OGCA), each Summit shareholder who dissents from the merger and who complies with various procedural requirements of Section

1091 of the OGCA is entitled to “appraisal rights,” pursuant to which the shareholder will receive the fair value of his or her shares of Summit common stock in cash, with accrued interest. Specifically, a Summit shareholder may dissent from the merger, and CBI-Kansas, as the merger’s surviving corporation, must pay to the shareholder, upon the surrender of certificates representing his or her shares, the fair value of the shares as of the day prior to Summit’s special meeting, with accrued interest. If CBI-Kansas and the dissenting shareholder cannot agree on the fair value of such shares, then the OGCA provides for a judicial determination of these amounts. The value as determined by an Oklahoma court may be more or less than the value Summit shareholders are entitled to under the Agreement and Plan of Merger. If you desire to dissent and exercise your appraisal rights, you should refer to Section 1091 of the OGCA in its entirety and should consult with legal counsel prior to taking any action to ensure that you comply strictly with the applicable statutory provisions.

To dissent and exercise your appraisal rights, you must do all of the following:

•	deliver to Summit a written demand for appraisal of your shares before the _____________, 2013 meeting of Summit shareholders to vote on the merger;

•
not vote in favor of the merger (note that a vote, in person or by proxy, against the merger will not satisfy the statutory requirements that you make a written demand for an appraisal of your shares); and

•	continue to hold your shares of Summit common stock through the Effective Time.

If you do not vote against the merger, it will not constitute a waiver of your appraisal rights under the OGCA if you make written demand for payment before the vote is taken at the ____________, 2013 shareholders’ meeting. Conversely, voting against the merger will not, by itself, be sufficient to satisfy your obligations if you dissent and want to exercise your appraisal rights. You must follow the procedures set forth in Section 1091 of the OGCA to exercise your appraisal rights.

Each outstanding share of Summit common stock as to which a legally sufficient demand in accordance with Section 1091 of the OGCA has been made and that did not vote in favor of approval of the merger retains all other rights of a shareholder until those rights are cancelled by consummation of the merger. However, after the Effective Time, no dissenting shareholder who has demanded appraisal rights shall be entitled to vote the stock for any purpose or to receive payment of dividends (except dividends payable to shareholders of records prior to the Effective Time).

Within 10 days after the effective date of the merger, CBI-Kansas will notify the dissenting shareholders who have complied with the provisions of Section 1091 that the merger has become effective. Within 120 days after the effective date of the merger, CBI-Kansas will send to such dissenting shareholders, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement will be mailed to the dissenting shareholders within 10 days after the written request is received by CBI-Kansas or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Also within 120 days after the effective date of the merger, any dissenting shareholder who has complied with the provisions of Section 1091 or CBI-Kansas may file a petition in district court demanding a determination of the value of the stock of the dissenting shareholders; however, at any time within 60 days after the effective date of the merger, each of the dissenting shareholders has the right to withdraw the shareholder’s demand for appraisal and to accept the terms offered in the Agreement and Plan of Merger. The court shall provide notice to CBI-Kansas of any such petition filed by a shareholder, and upon receipt of that notice, CBI-Kansas shall provide to the court a list of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by CBI-Kansas. After providing proper notice of the proceeding, the court will determine the shareholders who are entitled to appraisal rights and will direct CBI-Kansas to pay the fair value of the shares, together with interest, to the shareholders entitled to such payment. The court will determine the costs of the proceeding and may tax the parties as it deems appropriate. Upon request by a dissenting shareholder, the court may order all or a portion of the expenses incurred by any shareholder, including attorneys’ fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

The shares for which a dissenting shareholder has properly exercised appraisal rights and followed the required procedures in the OGCA will not be converted into, or represent, the right to receive Commerce common stock as provided under the Agreement and Plan of Merger. None of these shares will, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, the holder of such shares fails to properly perfect, effectively withdraw, waive or lose, or otherwise become ineligible to exercise dissenting shareholder’s rights of appraisal under the OGCA, then at that time shares held by you will be converted into Commerce common stock as provided in the Agreement and Plan of Merger.

Regulatory Approvals Required for the Merger

The regulatory approvals required to complete the transactions contemplated by the Agreement and Plan of Merger include approval from the Board of Governors of the Federal Reserve System and the Missouri Division of Finance. Commerce will complete the filing of applications and notifications to obtain the required regulatory approvals.

Federal Reserve System.  The merger is subject to approval of the Board of Governors of the Federal Reserve System pursuant to Section 3 of the Bank Holding Company Act of 1956. The Board of Governors of the Federal Reserve System is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Board of Governors of the Federal Reserve System finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Board of Governors of the Federal Reserve System may not approve an interstate acquisition without regard to state law if the applicant controls, or after completion of the acquisition the combined entity would control, more than 10 percent of the total deposits of insured depository institutions in the United States.

In addition, in reviewing a transaction under the applicable statutes, the Board of Governors of the Federal Reserve System will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with its review, the Board of Governors of the Federal Reserve System will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, as amended (the “CRA”), the Board of Governors of the Federal Reserve System must take into account the record of performance of each of Commerce and Summit in meeting the credit needs of the entire communities, including low-and moderate-income neighborhoods, served by the company and its subsidiaries.  Commerce’s principal depository institution has received an “outstanding” CRA rating from the Board of Governors of the Federal Reserve System.  Summit’s principal depository institution has received a “satisfactory” CRA rating from the Federal Deposit Insurance Corporation.

Antitrust Considerations.  At any time before or after the acquisition is completed, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, which we refer to as the Antitrust Division and the FTC, respectively, could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Commerce or Summit or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Commerce and Summit believe that the completion of the merger will not violate U.S. antitrust laws. However, Commerce and Summit can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Commerce and Summit will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which Commerce and Summit operate. Although Commerce and Summit believe there are substantial arguments to the contrary, these agencies may claim the authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Timing.  We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its results.

Pursuant to the Bank Holding Company Act, a transaction approved by the Board of Governors of the Federal Reserve System may not be completed until 30 days after approval is received, during which time the Antitrust Division may challenge the merger on antitrust grounds. The commencement of an antitrust action would “stay”— that is, suspend-the effectiveness of an approval unless a court specifically were to order otherwise. With the approval of the Board of Governors of the Federal Reserve System and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

Other Requisite Approvals and Consents.    Approvals or notices are also required from or to the Missouri Division of Finance and the Oklahoma State Banking Department, and may be required from or to certain other regulatory agencies

Commerce and Summit believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Commerce or Summit.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Transactions Between Commerce and Summit

No shares of Summit common stock are presently owned by Commerce or by any of its subsidiaries or principals, or by trustees for the benefit of Commerce or any of its subsidiaries, shareholders or employees as a class or by an escrow arrangement instituted by Commerce.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to holders of Summit common stock that exchange their shares of Summit common stock for shares of Commerce common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion addresses only those Summit shareholders that hold their shares of Summit common stock as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a holder of Summit common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Summit common stock that received Summit common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation; and

•	a holder of Summit common stock that holds Summit common stock as part of a hedge, straddle, constructive sale or conversion transaction.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a reorganization for United States federal income tax purposes. The consummation of the merger is conditioned on the delivery, by Husch Blackwell LLP, of an opinion to Commerce and to Summit to the effect that the merger will be a tax-free reorganization within the meaning of Section 368(a) of the Code.

This opinion will be based in part on representation letters provided by Commerce and Summit and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the Effective Time. None of the opinions described above will be binding on the Internal Revenue Service. Commerce and Summit have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, if you exchange your Summit common stock exclusively for Commerce common stock, you will recognize no gain or loss.

Each Summit shareholder’s aggregate tax basis in any shares of Commerce common stock received in exchange for his or her Summit common stock upon the merger will be the same as the aggregate tax basis of the shares of Summit common stock the Summit shareholder surrendered in exchange therefor.

Each Summit shareholder’s holding period in any shares of Commerce common stock received upon the merger, including any fractional shares deemed received and redeemed, will, in each instance, include the period during which the shares of Summit common stock surrendered in exchange therefor were held, to the extent such shares constitute capital assets in the hands of the applicable shareholder on the date of the exchange.

Summit is a corporation that is taxed on a modified pass-through basis under Subchapter S of the Code.  Upon the consummation of the merger, Summit will be required to file a final short-period S corporation corporate income tax return for the period ending on the closing date of the merger.  The former holders of Summit common stock will include in their individual returns, as appropriate, the items of income, gain, loss, deduction or credit realized from Summit’s final short period.

In contrast, Commerce is a corporation that is taxed at the corporate level under Subchapter C of the Code.  As a result, Commerce is subject to taxation on income realized from its operations. There is no “pass-through” of any items of income or loss to the shareholders of Commerce.  Shareholders of Commerce are generally taxed on distributions received by Commerce as ordinary dividend income. Under current law, dividends received from Commerce that meet the requirements of the Code to be “qualified” dividends are subject to U.S. federal income tax at graduating rates up to 20%. Non-qualified dividends will be subject to federal income tax at ordinary income tax rates.  In addition, shareholders of Commerce stock may be subject to the 3.8% federal Unearned Income Medicare Contribution Tax on net investment income, as defined by the Code.

Cash in Lieu of a Fractional Share

If you receive cash in lieu of a fractional share of Commerce common stock, you will be treated as having received the fractional share of Commerce common stock pursuant to the merger and then as having exchanged the fractional share of Commerce common stock for cash in a redemption by Commerce. As a result, assuming that the redemption of a fractional share of Commerce common stock is treated as a sale or exchange and not as a dividend, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis of the fractional share of Commerce common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

You may be subject to information reporting and backup withholding at a rate of 28% if the cash payment is $20 or more. You generally will not be subject to backup withholding, however, if you:

•
furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Reporting Requirements

If you receive shares of Commerce common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SUMMIT SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information as of June 13, 2013, regarding the beneficial ownership of Summit common stock by (a) the directors of Summit, (b) the principal executive officer of Summit, (c) the principal financial officer of Summit, (d) the three other most-highly compensated executive officers of Summit or its subsidiary, Summit Bank, (e) any person (including any group) who is known to Summit to be the beneficial owner of more than 5% of Summit common stock; and (f) the directors of Summit and executive officers of Summit or its subsidiary, Summit Bank, as a group.

Under the rules of the SEC, beneficial ownership includes voting or investment power that is sole or shared.  Unless otherwise indicated in the footnotes, the percentage beneficial ownership for the following table is based upon 224,788 shares of Summit common stock outstanding as of the record date.  To Summit’s knowledge, unless indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of stock attributed to him or her.  The references to ownership are derived from Summit’s share transfer records.  The business address of each person listed is 5314 South Yale Avenue, Suite 100, Tulsa, Oklahoma 74135.

Name	Number of Shares	Percentage of Beneficial Ownership
5% shareholders:
John Massey	23,5471	10.48%

Directors and Executive Officers:
Wade Edmundson (Director & President of Summit)	10,6372	4.66%8
Kent Harrell (Director of Summit)	7,9893	3.55%
Edward Keller (Director of Summit)	7,9894	3.55%
John Massey (Director of Summit)	23,5471	10.48%
John Williams, Sr. (Director of Summit)	1,000	*
M. Paige Miller (Secretary/Treasurer of Summit and Chief Financial Officer of Summit Bank)	2,6505	1.18%9
Mark Poole (President of Summit Bank)	6,4056	2.84%10
James L. Gibson (Executive Vice President, Chief Operating Officer and Chief Lending Officer of Summit Bank)	3,0307	1.33%11

All directors and named executive officers as a group (8 persons)	63,247	27.35%12

*Represents beneficial ownership of less than 1%.
1 Includes 11,592 shares held by the Massey Family Foundation.
2 Includes 7,162 shares held by the Wade Edmundson Trust; 3,285 vested options; and 190 unvested options, 95 of which will vest June 30, 2013 and the remaining 95 of which will vest upon the closing of the merger
3 Consists of 7,989 shares held by the Kent J. Harrell Revocable Trust dated January 19, 1995.
4 Includes 1,000 shares held by the Edward F. Keller Revocable Living Trust and 6,989 shares held by the Marilyn E. Keller Revocable Trust.
5 Includes 2,365 shares held by M. Paige Miller and Jan L. Miller, as joint tenants with rights of survivorship; 45 vested options; and 240 unvested options, 35 of which will vest June 30, 2013 and the remaining 205 of which will vest upon the closing of the merger.
6 Includes 2,740 shares held by Mark A. Poole and Liz Poole as joint tenants with rights of survivorship; 70 vested options and 399 unvested options, 63 of which will vest June 30, 2013 and 336 of which will vest upon the closing of the merger.
7 Includes 450 vested options and 1,800 unvested options that will vest upon the closing of the merger.
8 Based on 228,263 shares outstanding (including 3,285 vested options and 190 unvested options).
9 Based on 225,073 shares outstanding (including 45 vested options and 240 unvested options).
10 Based on 225,257 shares outstanding (including 70 vested options and 399 unvested options).
11 Based on 227,038 shares outstanding (including 450 vested options and 1,800 unvested options).
12 Based on 231,267 shares outstanding (including 6,479 options).

FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

Certain members of management of Summit and Summit Bank, and their Boards of Directors, may have interests in the transaction in addition to their interests as shareholders of Summit which are summarized below. The Summit Board of Directors was aware of these factors and considered them, among other matters, in approving the Agreement and Plan of Merger.

Officer Agreements

As a condition to Commerce’s willingness to enter into the Agreement and Plan of Merger, Wade Edmundson, Mark Poole and James L. Gibson, each of whom is an executive officer of Summit and/or Summit Bank, entered into agreements with Commerce and Summit that will become effective upon the consummation of the merger.  These agreements are referred to in this Proxy Statement/Prospectus as the “Officer Agreements.”  Under the Officer Agreements, following consummation of the merger, each of the executives are expected to continue with Commerce or an affiliate and will receive a one-time stock award pursuant to the Commerce 2005 Equity Incentive Plan for restricted shares of Commerce common stock with a fair market value in the following amounts: Wade Edmundson - $487,200, Mark Poole - $420,000, and James L. Gibson - $372,000.  One-fourth of the restricted shares granted will vest each year beginning on the first anniversary of the date of grant; provided that an executive will forfeit any unvested restricted shares in the event that the executive is terminated for “Cause” or the executive terminates his employment under circumstances not constituting “Good Reason,” each as defined in his respective Officer Agreement.

The Officer Agreements also provide that these executives are subject to certain non-solicitation and confidentiality restrictions.  The term of the obligations varies among the Officer Agreements.  Certain other employees of Summit, in addition to the executive officers, have entered into similar agreements with Commerce for the award of restricted shares of Commerce common Stock with an aggregate fair market value of $453,000, which will vest over specified periods.

Other Executive Agreements

On May 15, 2013, Summit Bank, Summit, Commerce, and M. Paige Miller, Summit’s Executive Vice President and Chief Financial Officer, entered into an Agreement to Amend Change in Control Agreement, which amended the Change in Control Agreement between Summit Bank and Ms. Miller dated April 26, 2007 (the Change in Control Agreement, as amended, is referred to as the “Amended Change in Control Agreement”).  Pursuant to the Amended Change in Control Agreement, (i) Ms. Miller’s base salary will not be reduced before the six month anniversary of the closing; (ii) her Survivor Income Benefit Agreement may be terminated without liability to make any payment assuming she survives beyond such termination; (iii) her Incentive-Based Salary Continuation Agreement may be terminated in accordance with its terms and the Accrual Balance paid (which was $55,563 as of the agreement date); and (iv) if she assists and supports conversion of Summit Bank’s systems to Commerce’s systems and satisfies the other requirements of the agreement, she will be entitled to severance of $185,385.  Such payment will be made following:  (x) termination of her employment by action of Summit Bank (or, following the merger, Commerce Bank) without cause (as defined in the agreement) or by her due to reduction in base salary or her work location being moved by more than 15 miles, in either case during the six months following closing; (y) termination of her employment by her action for good reason (as defined in the agreement) during the period beginning on her “Free to Leave Date” and ending on the six month anniversary of closing.  Her Free to Leave Date is the earlier of the fifth day before the six month anniversary of the Closing Date or 30 days following completion of the systems conversion.  Such $185,385 payment would alternatively be paid following termination of the agreement by Summit Bank or Commerce in accordance with Internal Revenue Code section 409A.

Termination of Certain Plans, Contracts and Arrangements

As a condition to the closing of the merger, Summit has agreed to terminate certain plans, contracts and arrangements specified by Commerce.  The terminated agreements include Incentive-Based Salary Continuation Agreements and Deferred Cash Incentive Agreements to which executives are party, and Director Phantom Stock Plan Award Agreements under the Summit Bank Director Phantom Stock Plan, effective January 1, 2008, as amended and restated by the Summit Bank Amended and Restated Director Phantom Stock Plan, effective December 21, 2011 (the “Director Phantom Stock Plan”).

In February 2008, Summit Bank entered into Incentive-Based Salary Continuation Agreements (“Salary Continuation Agreements”) with Wade Edmundson, Mark Poole and Paige Miller.  Summit Bank entered into a similar Salary Continuation Agreement with James L. Gibson in early March 2013.  Under the terms of these Salary Continuation Agreements, the named officer is entitled to a percentage, as specified in each agreement, of his or her compensation payable annually for a 10-year period if he or she retires at normal retirement age.  To reflect the obligation to make these payments, Summit Bank has accrued a monthly expense which is reflected as a liability on its balance sheet.  That liability for each officer is referred to in each agreement as the “accrual balance.”

Each Salary Continuation Agreement provides that the Bank may terminate the agreement at any time if it is being terminated in conjunction with the termination of all similar Salary Continuation Agreements.  If terminated before the commencement of payment benefits, as in the case in each of Summit Bank’s existing Salary Continuation Agreements, each participating officer is entitled to 100% of his or her accrual balance.  The accrual balance for each participating executive officer as of the closing of the merger is estimated as follows:  Wade Edmundson – $364,304, Mark Poole – $118,682, Paige Miller – $60,774, and James L. Gibson – $19,694.  In accordance with the terms of each Salary Continuation Agreement, these amounts will be paid to the named officer in conjunction with Summit Bank’s termination of the agreements.

Pursuant to the termination of the Director Phantom Stock Plan and the payout of the awards thereunder, the following members of Summit Bank’s board of directors will receive the following lump sum, cash payments (assuming the per share merger consideration is equal to $170.49):

Participant Name	Number of Vested Shares	Total Benefit
Jack Allen	315	$53,704.35
Steve Brown	270	$46,032.30
Gary Christopher	315	$53,704.35
John Frame	315	$53,704.35
Kent Harrell	315	$53,704.35
Ed Keller	315	$53,704.35
John Massey	315	$53,704.35
Tom Maxwell	315	$53,704.35
John Neas	315	$53,704.35
John Williams	315	$53,704.35

Accelerated Vesting of Stock Options

Summit currently has outstanding stock options to purchase 13,347 shares of Summit’s common stock at various exercise prices.  These options were granted under the Summit Bank Stock Option Plan as Amended and Restated as of March 24, 2011.  Of these 13,347 options outstanding, options to purchase 6,398 shares are fully vested.  All of the unvested stock options will vest and become exercisable immediately prior to the Effective Time.

Indemnification

The bylaws for Summit provide for the indemnification of each officer and employee of Summit against any liabilities and expenses related to his or her capacity as a director, officer or employee of Summit, subject to certain exceptions.

The Agreement and Plan of Merger provides that Commerce will indemnify the present directors, officers, employees and agents of Summit and Summit Bank following the Effective Time against all damages in connection with any action arising out of actions or omissions occurring prior to the Effective Time to the fullest extent permitted under Missouri law. The Agreement and Plan of Merger further provides that CBI-Kansas will cause all persons covered under Summit’s directors’ and officers’ liability insurance at the Effective Time to be covered by a directors’ and officers’ liability tail policy for a period of at least five years following the Effective Time.

DIFFERENCES IN RIGHTS OF SHAREHOLDERS

General

Summit is incorporated in the State of Oklahoma, while Commerce is incorporated in the State of Missouri. As a result of the merger, Summit shareholders, whose rights are currently governed by the Summit Certificate of Incorporation (the “Summit Certificate of Incorporation”), Bylaws (the “Summit Bylaws”) and the Oklahoma General Corporation Act (“OGCA”), will, upon consummation of the merger, become Commerce shareholders. Following the merger, their rights will be governed by Missouri law (rather than Oklahoma law), and will also be governed by the Commerce Articles of Incorporation, as amended (the “Commerce Articles of Incorporation”) and Bylaws, as amended (the “Commerce Bylaws”). The material differences between the rights of Summit’s shareholders and Commerce’s shareholders result from differences in the governing state law and the companies’ governing corporate documents.

The following summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to the OGCA, the General and Business Corporation Law of Missouri (the “MGBCL”), the Summit Certificate of Incorporation, the Summit Bylaws, the Commerce Articles of Incorporation and Commerce Bylaws.

Authorized Capital Stock

Summit is authorized under the Summit Certificate of Incorporation to issue 400,000 shares of common stock, $20.00 par value per share.

Commerce is authorized under the Commerce Articles of Incorporation to issue 102,000,000 shares of capital stock, consisting of 100,000,000 common shares, $5.00 par value per share, and 2,000,000 preferred shares, $1.00 par value per share.

Dividends and Liquidation Preference

Pursuant to the OGCA and the Commerce Articles of Incorporation, holders of shares of Summit common stock and Commerce common stock are entitled to dividends when and if declared by the Board of Directors of their respective corporations; upon liquidation, such holders are entitled to share pro rata in the assets of their respective corporations remaining after payments to creditors and any preferred shareholders.

Preemptive Rights

Under the OGCA, no shareholder of a corporation shall have any preemptive right to acquire additional shares of the corporation unless, and to the extent that, such right is expressly granted in the certificate of incorporation. The Summit Certificate of Incorporation contains a provision stating that preemptive rights are available to holders of common stock upon additional issuance of common stock by Summit. Preemptive rights do not, however, extend to fractional shares or common stock allocated for the Summit Bank Stock Option Plan.

Under the MGBCL, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. The Commerce Articles of Incorporation provide that no holder of any of the shares of any class of stock shall have any preemptive rights.

Number of Directors

Under the OGCA, a corporation shall have a board of directors consisting of one or more members (who need not be shareholders unless required under the certificate of incorporation or bylaws), the number of which is to be fixed by the certificate of incorporation or bylaws. The Summit Bylaws provide that the Summit Board of Directors shall have not less than five directors, the exact number of which is to be fixed by resolution of a majority of the Summit Board of Directors. There is no requirement that directors be shareholders of Summit. Currently, the Summit Board of Directors consists of five directors.

Under the MGBCL, a corporation shall have a board of directors consisting of one or more members, the number of which shall be specified in the corporation’s articles of incorporation or bylaws. Under the Commerce Bylaws, the Commerce Board of Directors consists of 12 directors; however, the Commerce Board of Directors has the authority to increase or decrease the number of directors, provide that the number of directors shall not fall below three. Currently, the Commerce Board of Directors consists of 12 directors.

Classification of Directors and Term

The OGCA permits classification of an Oklahoma corporation’s board of directors into one, two or three classes, if the corporation’s certificate of incorporation or bylaws so provide. Neither the Summit Certificate of Incorporation nor the Summit Bylaws provide for more than one class of directors. The OGCA and the Summit Bylaws provide that a shareholders’ meeting shall be held each year to elect directors.

The MGBCL permits classification of a Missouri corporation’s board of directors, with as equal of number in each class as possible, if the corporation’s articles of incorporation or bylaws so provide. The Commerce Articles of Incorporation and Commerce Bylaws provide for a staggered board of directors comprised of three classes as equal in size as possible. The MGBCL permits a corporation to elect each director to a term of between one and three years. The Commerce Articles of Incorporation and the Commerce Bylaws provide that directors are elected to a three year term.

Removal of Directors

The OGCA provides that one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances, including for corporations having cumulative voting, that no director may be removed without cause if the votes casts against such director’s removal would be sufficient to elect that director if cumulatively voted at an election of the entire corporation’s board of directors. The Summit Bylaws provide that the shareholders may remove a director from office at any meeting, but only for cause. This provision of the Summit Bylaws may only be amended by the approval of ¾ of the shares entitled to vote for the election of directors.

The MGBCL provides that, unless the articles of incorporation or bylaws provide otherwise, one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The MGBCL also provides that any director may be removed for cause by action of a majority of the entire board of directors if the director, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director’s services as a director or employee of the corporation. The Commerce Articles of Incorporation provide that the entire Commerce Board of Directors may be removed only by a vote of 80% of the holders of the shares then entitled to vote generally in the election of directors, voting together as one class.

Director Vacancies

The OGCA and the MGBCL each provide that, unless otherwise provided in the corporation’s certificate or articles of incorporation or bylaws, the board of directors can fill vacancies by a majority vote until the next election of directors by shareholders at regular or special meeting. The Summit Bylaws provide that any vacancy shall be filled by a vote of a majority of the remaining Summit Board of Directors. This provision of the Summit Bylaws may only be amended by the approval of 3/4 of the shares entitled to vote for the election of directors. The Commerce Bylaws provide that any vacancy or newly created directorship shall be filled by a vote of the majority of the Commerce Board of Directors.

Special Meetings of Directors

The Summit Bylaws provide that special meetings of the Summit Board of Directors may be called by the Chairman, President, or a majority of the Summit Board of Directors. Notice must be provided at least 10 days prior to any special meeting, and the notice must state the time and place, but not the purpose (unless otherwise required by law).

The MGBCL provides that special meetings of the board of directors shall be held upon such notice as prescribed by the bylaws. The Commerce Bylaws provide that special meetings of the Commerce Board of Directors shall be called by the Secretary of Commerce at the written request of the Chairman, Vice-Chairman, President or a majority of the Commerce Board of Directors and that such request shall state the purpose of the proposed special meeting.

Indemnification; Limitation of Liability

Under the OGCA and the MGBCL, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors or officers, and also under the MGBCL, its employees or agents, to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

The Summit Bylaws provide rights of indemnification similar to those set forth in the OGCA as described above, except that the right of indemnification in the Summit Bylaws: (i) is limited to directors, officers, and employees; and (ii) may not be extended to matters as to which parties are finally adjudged liable for negligence or misconduct. The Commerce Bylaws provide rights of indemnification generally as set forth in the MGBCL as described above, except that the right of indemnification is limited to directors and officers.

Insofar as indemnification of directors, officers or persons controlling Commerce for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions, Commerce has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Shareholder Voting

Cumulative voting.  The OGCA provides for cumulative voting for directors if a corporation’s certificate of incorporation so states.  Neither the Summit Certificate of Incorporation nor the Summit Bylaws provides for cumulative voting.

The MGBCL provides for cumulative voting for directors; however, a corporation’s articles of incorporation may limit or eliminate cumulative voting rights. The Commerce Bylaws provide that there shall be no cumulative voting by shareholders for the election of directors.

Quorum.  The OGCA and the MGBCL each provide that, unless provided in the corporation’s certificate or articles of incorporation or bylaws, a majority of votes of shares entitled to vote on a matter shall constitute a quorum.  Under the OGCA, a quorum must be at least 1/3, and under the MGBCL, a quorum must be at least a majority. The Summit Bylaws and the Commerce Bylaws each state that a majority of the outstanding shares of stock entitled to vote, represented in person or by proxy at a meeting of shareholders, constitutes a quorum at such meeting.

Majority voting.  The OGCA and the MGBCL each provide that the affirmative vote of a majority of the holders of the shares represented at a meeting where a quorum is present shall constitute the act of the shareholders, unless a greater number or percent is required by the corporation’s certificate or articles of incorporation, bylaws or by statute (except that, under the OGCA, or under the MGBCL when cumulative voting is permitted, a plurality may elect directors). The Summit Bylaws and the Commerce Bylaws both contain provisions requiring majority voting on all matters except for those where otherwise specified in the company’s certificate or articles of incorporation, bylaws or by statute.

Special voting.  Special voting provisions apply in the case of a merger or change in control. See “— Shareholders’ Vote for Mergers” on page 34 and “— Anti-takeover Statutes” on page 34.

Special Meetings of Shareholders

Under the OGCA, a special meeting of shareholders may be called by the board of directors or by the person or persons that may be authorized in the certificate of incorporation or bylaws. The Summit Bylaws provide that special meetings of shareholders may be called by the Summit Board of Directors, the President, or by the President or Secretary upon the request of shareholders owning, in the aggregate, not less than 25% of the stock of Summit.

Under the MGBCL, a special meeting of shareholders may be called by the board of directors or by such other person or persons as may be authorized by the articles of incorporation or the bylaws. The Commerce Bylaws provide that special meetings of Commerce shareholders may be called only by the Chairman of the Commerce Board of Directors (or any Vice-Chairman or President in the Chairman’s absence) or by a majority of the Commerce Board of Directors.

Shareholder Inspection

Under the OGCA, any shareholder shall have the right to examine, in person or by agent, during the usual hours of business, the corporation’s stock ledger, list of shareholders and its other books and records (and the books and records of a subsidiary, to some extent), and to make copies and extracts therefrom, but only if for a proper purpose. In order to exercise this right, a shareholder must make written demand upon the corporation, under oath, stating the records sought to be examined and the purpose of the examination.

Under the MGBCL, any shareholder may at all proper times inspect the corporation’s amount of assets and liabilities, minutes, officer information, stock ledger, shareholder list and other books and records as may be regulated by the corporation’s bylaws. Missouri statutory law and Missouri case law, however, do not provide specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a “proper purpose.”

Amendment of Articles of Incorporation

Under the OGCA, a corporation may amend its certificate of incorporation upon (i) a resolution of the board of directors (setting forth the proposed amendment, declaring its advisability and either calling a special meeting of shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of shareholders) and (ii) an affirmative vote of at least a majority of all of the outstanding shares entitled to vote on the amendment and a majority of the votes of the outstanding shares of each class entitled to vote as a class on the proposed amendment.

Under the MGBCL, a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote thereon. The Commerce Articles of Incorporation provide that provisions of the Commerce Articles of Incorporation dealing with the number, term, and removal of directors, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least 75% of the outstanding shares of voting stock. The Commerce shareholders may otherwise amend, alter, change or repeal any provision of the Commerce Articles of Incorporation as provided by the MGBCL.

Amendment of Bylaws

Under the OGCA, the bylaws of a corporation may be adopted, amended or repealed by the board of directors. The Summit Certificate of Incorporation and Summit Bylaws provide that the Summit Board of Directors may adopt, amend or repeal the Summit Bylaws by a vote of a majority of the board of directors. The Summit Bylaws further state that the shareholders may also amend or repeal the Summit Bylaws at any annual or special meeting.

Under the MGBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. The Commerce Articles of Incorporation and Commerce Bylaws authorize the Commerce Board of Directors to make, alter, amend or repeal the Commerce Bylaws, subject to the rights of shareholders at any regular or special meeting to alter or repeal bylaws made by the Commerce Board of Directors.

Notice of Shareholder Proposals; Nominations of Directors

The Summit Bylaws do not provide a procedure for shareholders to nominate a director for election to the Summit Board of Directors.

The Commerce Bylaws provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder’s intent to the Secretary of Commerce. Such notice must be received by the Secretary not less than 60 days nor more than 90 days in advance of such meeting. Such written notice must set forth (i) a brief description of the business to be brought before the meeting and the reasons for it, (ii) the name and address of the shareholder, (iii) the class or series and number of shares of capital stock of Commerce which are beneficially owned by the shareholder, (iv) any arrangement between such shareholder and any other person in connection with the proposal and any material interest of the shareholder in the proposed business described in the notice, and (v) a representation that such shareholder will appear in person or by proxy at the annual meeting. Such written notice with respect to nominations for the election of directors shall set forth (i) the name, age, business address and residential address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of Commerce which are beneficially owned by the nominee, and (iv) any other information about the nominee that is required by Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

Shareholders’ Vote for Mergers

Under the OGCA, an Oklahoma corporation must obtain the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger or consolidation. Under the MGBCL, a Missouri corporation must obtain the affirmative vote of the holders of 2/3 of the outstanding shares of the corporation entitled to vote thereon to approve a merger or consolidation.  A vote of Commerce shareholders is not required for the merger of CBI-Kansas and Summit because Summit is merging with and into a subsidiary of Commerce, rather than Commerce.

Neither the OGCA nor the MGBCL require a vote of a corporation’s shareholders if such corporation is merged with and into a parent corporation that owns 90% or more of such corporation’s stock.

Dissenters’ Rights

Dissenters’ rights, also known as appraisal rights, are rights afforded to shareholders who dissent from specific transactions.

The OGCA and the MGBCL each provide dissenters’ rights to shareholders entitled to vote in mergers and consolidations. The dissenting shareholders, if they comply with the procedural requirements of the respective statutes, are entitled to elect not to participate in the subject transaction and to receive instead the fair value of their shares in cash.

Anti-takeover Statutes

The OGCA and the MGBCL each have statutes known as a “business combination statute.” These statutes restrict certain “business combinations” between a corporation in that state and an “interested shareholder.” For this purpose, a “business combination” means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. Under the OGCA, an “interested shareholder” means any person who owns or controls 15% or more of the outstanding shares of the corporation’s voting stock.  Under the MGBCL, an “interested shareholder” means any person who owns or controls twenty percent (20%) or more of the outstanding shares of the corporation’s voting stock.

Under the OGCA, a corporation may not engage in a business combination with an interested shareholder for a period of three years following the time that the shareholder became an “interested shareholder” unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced (excluding voting shares owned by directors and officers and employee stock plans for purposes of determining the outstanding voting shares, but not the outstanding voting shares owned by the interested shareholder); or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at a shareholder meeting by the affirmative vote of at least 2/3 of the outstanding voting stock not owned by the interested shareholder.

Under the MGBCL, a corporation may not engage in a business combination with an interested shareholder for a period of five (5) years following the time that the shareholder became an “interested shareholder” other than:

•	a business combination approved by the corporation’s board of directors prior to the date on which the interested shareholder became an interested shareholder;

•
a business combination approved by the holders of a majority of the outstanding voting stock not owned by the interested shareholder at a meeting called no earlier than 5 years after the date on which the interested shareholder became an interested shareholder; or

•	a business combination that satisfies certain fairness and procedural requirements.

Both the OGCA and the MGBCL provide that a corporation in that state may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. Neither Summit nor Commerce has done so.

Control Share Acquisition

The OGCA provides procedures for control share acquisitions; however, the statute does not apply to Summit.

The MGBCL provides certain procedures for control share acquisitions to be followed unless the corporation’s articles of incorporation or bylaws provide that the statute does not apply. The Commerce Bylaws specifically provide that the provision in the MGBCL regarding control share acquisitions shall not apply to Commerce.

INFORMATION ABOUT SUMMIT BANCSHARES INC.

General

Summit was incorporated in December 2011 for the purpose of acquiring all of the capital stock of Summit Bank in a stock exchange transaction with Summit Bank’s shareholders.  In April, 2012 that transaction was completed and Summit Bank became a wholly-owned subsidiary of Summit Bancshares.  Summit is registered as a bank holding company under the Bank Holding Company Act of 1986, as amended, and is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System.  Summit does not engage in any separate business operations other than its ownership of Summit Bank.

Summit Bank was organized in 2001 as an Oklahoma-chartered bank.  Summit Bank is subject to regulation, supervision and examination by the Oklahoma State Banking Department and the Federal Deposit Insurance Corporation.  Summit Bank was initially capitalized with approximately $6 million and commenced business in January 2002 through the acquisition of substantially all of the assets and all of the deposit liabilities associated with the Tulsa branch office of a bank headquartered in Durant, Oklahoma.  As a result of its initial capitalization and the acquisition of the branch banking office, Summit Bank commenced operations with approximately $24 million in assets (which included $13.6 million in loans) and $18 million in deposit liabilities.

Bank Products and Services

Since it commenced business in January 2002, Summit Bank has conducted a general banking business embracing the customary functions of commercial banking, including commercial, industrial and consumer lending, safe deposit operations, and other services tailored to individual customer needs.  It has specialized in serving the credit and deposit needs of professionals and executives and small to medium size businesses.  Summit Bank also engages in energy lending to small and medium size oil and gas companies.  At March 31, 2013, Summit Bank had total assets of $260.6 million, total deposits of $230.9 million and total loans (net of allowance for loan losses of $3.06 million) of $206.4 million.  Net income for Summit Bank for the year ended December 31, 2012 was approximately $3.45 million.

Summit Bank offers similar types of deposit accounts to those offered by other financial institutions.  The categories of deposit accounts within Summit Bank’s portfolio include non-interest bearing demand deposits, interest bearing demand deposits, savings and money market deposits and time deposits.

Core deposits continue to be Summit Bank’s most reliable and most important source of funds.  Deposit products are offered to individuals, partnerships, corporations, public entities and not-for-profit organizations.  Within each deposit category, customers have a variety of product options to choose from, each of which may have characteristics specifically suited to their needs.  These product options may have variations in service fees, minimum balance requirements and interest rates.  In the case of time deposits, Summit Bank offers a wide variety of products with varying maturity terms and rates.  Summit Bank operates in a highly competitive market place for deposits and strives to price its deposit products accordingly.

Market Served

Summit Bank’s primary geographic market area consists of the Tulsa metropolitan area that is comprised of Tulsa County and portions of Okmulgee County to the south, Creek County to the west and Wagoner and Rogers Counties to the east.  It maintains its main and only office in its Tulsa market at 5314 South Yale Avenue where it leases approximately 13,100 square feet.

In May 2011, Summit Bank established a full-service branch office in Oklahoma City.  That facility is located at 1001 N.W. 63rd Street where Summit Bank occupies approximately 3,480 square feet of leased space.  From its Oklahoma City office, Summit Bank is primarily engaged in lending to small and medium size businesses, as well as energy firms, located in the Oklahoma City metropolitan area.

Summit Bank’s strategy has been to operate as a niche institution emphasizing relationship banking with professionals and executives, small to medium size businesses, and oil and gas companies located in its market areas.  Its commitment is to provide a broad range of personalized products and services in order to meet the needs of its customers.

Competition

As of June 30, 2012, Summit Bank ranked 20th in total deposits within its Tulsa market area, with .85% of the total deposits within the Tulsa metropolitan statistical area.  At June 30, 2012, Summit Bank’s total deposits at its Oklahoma City branch office amounted to $21.5 million, representing .08% in the Oklahoma City metropolitan statistical area.  Each activity in which Summit Bank is engaged involves competition with other banks, as well as with non-banking financial institutions and non-financial enterprises.  In addition to competing with other commercial banks within and outside its primary service areas in Tulsa and Oklahoma City, Summit Bank competes with other financial institutions such as savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, private equity funds and other financial intermediaries.  Many of these competitors have substantially greater resources and lending limits, and may offer certain services that Summit Bank does not currently provide.  In addition, many of Summit Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern federally-insured banks.

Employees

As of March 31, 2013, Summit Bank had 43 full-time equivalent employees.  Summit Bancshares does not have any separate employees and utilizes the employees of Summit Bank.

Legal Proceedings

From time to time Summit Bank is involved in litigation as part of the normal conduct of its business.  However, Summit Bank is not currently involved in any litigation that management believes, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of either Summit Bancshares or Summit Bank.

COMMERCE COMMON STOCK AND SUMMIT COMMON STOCK

COMPARATIVE PER SHARE PRICES AND DIVIDENDS

Commerce

Shares of Commerce common stock are traded on The Nasdaq Stock Market. The following table sets forth the high and low sales prices Commerce common stock, and cash dividends paid thereon during the periods indicated (restated for the 5% stock dividend distributed in December of 2012):

	Commerce Common Stock
	High	Low	Cash Dividend
2011
First Quarter	$38.70	$34.96	$.209
Second Quarter	39.82	36.33	.209
Third Quarter	39.91	30.14	.209
Fourth Quarter	36.83	29.99	.209
2012
First Quarter	$39.31	$35.78	$.219
Second Quarter	39.05	34.45	.219
Third Quarter	40.70	35.91	.219
Fourth Quarter	38.70	34.69	1.648	*
2013
First Quarter	$40.89	$35.40	$.225
*Includes a special dividend of $1.429 per share

The last sale price for Commerce common stock as reported by The Nasdaq Stock Market on _______, 2013 (the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus), was $____.

Summit

There is no established public trading market for Summit common stock, and no market for Summit common stock is expected to develop if the merger does not occur.  As of __________, 2013, there were 129 holders of record of Summit common stock.

Summit was incorporated in December 2011 for the purpose of acquiring all of the capital stock of Summit Bank in a stock exchange transaction with Summit Bank’s shareholders.  In April, 2012 that transaction was completed and Summit Bank became a wholly-owned subsidiary of Summit Bancshares.  The most recent sale of Summit common stock (other than pursuant to the exercise of options) occurred on June 6, 2012 at a price of $125.00 per share.

The holders of Summit’s common stock are entitled to dividends when, as and if declared by the Board of Directors, subject to the restrictions imposed by law.  Historically, Summit has paid dividends only to cover shareholder taxes.  During the years 2007 to 2012, Summit paid dividends in an amount equal to 40% of its taxable income.  Through June 15, 2013, Summit has paid dividends in an amount equal to 45% of its taxable income.  Summit is permitted to pay dividends to its shareholders prior to the closing of the transaction, so long as specified financial conditions are met.

The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. The Federal Reserve Board’s policy is that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. A bank holding company is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its banks in circumstances when it might not do so in the absence of such policy. There are no contractual restrictions that currently limit Summit’s ability to pay dividends that Summit reasonably believes are likely to limit materially the future payment of dividends on Summit common stock.

LEGAL OPINION

The legality of the Commerce common stock offered hereby will be passed upon by Husch Blackwell LLP. Husch Blackwell LLP will also render an opinion to Commerce and Summit regarding the material U.S. federal income tax consequences of the merger.

EXPERTS

Independent Registered Public Accountant Firm for Commerce Bancshares, Inc.

The consolidated financial statements of Commerce Bancshares, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

If the merger is consummated, shareholders of Summit will become shareholders of Commerce at the Effective Time. If a Commerce shareholder intends to present a proposal for consideration at Commerce’s annual meeting to be held on April 16, 2014 and have the proposal included in Commerce’s proxy statement, the proposal must be in proper form pursuant to SEC Rule 14a-8 and must be received by the Secretary of Commerce at its principal offices no later than November 13, 2013.

Shareholder nominations for directors and shareholder proposals that are not presented pursuant to SEC Rule 14a-8 must comply with Commerce’s Bylaws. In order to be considered, shareholders must provide timely notice to the Secretary. To be timely, the notices for the April 16, 2014 annual meeting must be received by the Secretary no later than February 18, 2014 nor before January 16, 2014. The notice must contain the name and record address of the shareholder, and the class or series and the number of shares of Commerce capital stock owned beneficially or of record by the shareholder.

Any notice proposing to nominate a director must also provide a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or bring the business proposal before the meeting. The notice must also set forth as to each person the shareholder proposes to nominate for election as a director the name, age, business and residence address of the nominee; the principal occupation or employment of the nominee; the class or series and number of shares of capital stock of Commerce which are owned beneficially or of record by the nominee; and any other information relating to the nominee or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Lastly, the notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a director if elected.

If the notice is for a shareholder proposal, the notice must also set forth a brief description of the business to be brought before the meeting, and the reasons for conducting such business at the meeting, and any material interest of such shareholder in such business.

WHERE YOU CAN FIND MORE INFORMATION

Commerce files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that Commerce files at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Commerce’s SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The reports and other information filed by Commerce with the SEC are also available on Commerce’s internet website. The address of the site is http://www.commercebank.com. We have included the web addresses of the SEC, Commerce and Summit as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

Commerce has filed a Registration Statement on Form S-4 with the SEC to register the Commerce common stock to be issued to Summit’s shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Commerce in addition to being a proxy statement of Summit for its special meeting. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows Commerce to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that Commerce can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be a part of this Proxy Statement/Prospectus, except for any information superseded by information in, or incorporated by reference in, this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Commerce and its financial status.

Commerce SEC Filings (SEC File No. 0-2989; CIK No. 0000022356)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2012
Quarterly Report on Form 10-Q	Quarter ended March 31, 2013
Current Reports on Form 8-K
 JJJanuary 24, 2012, January 26, 2012, February 16, 2012, April 12, 2012, April 20, 2012, July 12, 2012, July 26, 2012, October 16, 2012, January 15, 2013, February 5, 2013, February 14, 2013, April 11, 2013, April 23, 2013 and May 16, 2013 (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Exchange Act)

Definitive Proxy Statement on Schedule 14A	March 13, 2013

In addition the description of Commerce common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions is also incorporated by reference.

Additional documents that Commerce may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Summit special meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

Commerce has supplied all information contained or incorporated by reference in this document relating to Commerce and Summit has supplied all information relating to Summit.

We may have sent you some of the documents incorporated by reference, but you can obtain any of them through Commerce or the SEC. Documents incorporated by reference are available from Commerce without charge, but without exhibits unless Commerce has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Summit shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Commerce at the following address:

Commerce Bancshares, Inc.
1000 Walnut, Suite 700
Kansas City, Missouri 64106
Attention: Corporate Finance
Telephone Number: (816) 234-2000

In order to ensure timely delivery of the documents, any request should be made by __________, 2013.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated ________, 2013, and you should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any other date. Neither the mailing of this Proxy Statement/Prospectus to Summit shareholders nor the issuance of Commerce common stock in connection with the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

COMMERCE BANCSHARES, INC.,

SUMMIT BANCSHARES INC.

and

CBI-KANSAS, INC.

Dated May 15, 2013

A-i

(n)	Undisclosed Liabilities.	A-13
(o)	Governmental Reports.	A-13
(p)	Environmental Liability.	A-13
(q)	Properties.	A-14
(r)	Brokers or Finders.	A-15
(s)	Intellectual Property.	A-15
(t)	Insurance.	A-15
(u)	Loans and Other Assets.	A-15
(v)	Labor Matters.	A-16
(w)	Internal Controls and Records.	A-16
(x)	Fees from Employee Plans.	A-16
(y)	Employee Matters.	A-16
3.2	Representations and Warranties of Commerce.	A-16
(a)	Organization and Authority.	A-16
(b)	Valid and Binding Agreement; No Violation.	A-17
(c)	Capital Stock of Commerce.	A-17
(d)	Financial Statements.	A-17
(e)	SEC Reports.	A-18
(f)	Status of Commerce Common Stock to be Issued.	A-18
(g)	Governmental Regulation.	A-18
(h)	Litigation.	A-18
(i)	Taxes.	A-18
(j)	Defaults.	A-18
(k)	Information Supplied.	A-18
(l)	Employee Matters.	A-19
	ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS	A-19
4.1	Covenants of Company.	A-19
4.2	Cooperation With Commerce.	A-22
4.3	Covenants of Commerce and Sub.	A-22
(a)	Regulatory Approvals.	A-22
(b)	Information.	A-22
(c)	Tax-Free Reorganization Treatment.	A-23
(d)	Employee Matters.	A-23
	ARTICLE V ADDITIONAL AGREEMENTS	A-23
5.1	Regulatory Matters.	A-23

A-ii

(a)	Registration Statement and Proxy Statement.	A-23
(b)	State Securities Laws.	A-23
(c)	Indemnification.	A-23
(d)	Governmental Entity Communications.	A-23
5.2	Shareholders’ Meetings.	A-24
5.3	Acquisition Proposals.	A-24
5.4	Legal Conditions.	A-25
5.5	Plan Termination.	A-25
5.6	Additional Agreements.	A-25
5.7	Fees and Expenses.	A-25
5.8	Cooperation.	A-25
5.9	Advice of Changes.	A-25
5.10	Dissenters’ Rights.	A-25
5.11	Indemnification; Directors’ and Officers’ Insurance.	A-26
5.12	Certain Financial Statement Adjustments.	A-26
5.13	Termination of Certain Plans, Arrangements, and Agreements.	A-26
5.14	Payment of Expenses.	A-26
5.15	Option Plan Amendment.	A-27
5.16	Tax Matters.	A-27
	ARTICLE VI CONDITIONS PRECEDENT	A-27
6.1	Conditions to Each Party’s Obligation.	A-27
(a)	Shareholder Approval.	A-27
(b)	Other Approvals.	A-27
(c)	No Injunctions or Restraints.	A-27
(d)	Registration Statement.	A-28
6.2	Conditions to Obligations of Commerce and Sub.	A-28
(a)	Representations and Warranties.	A-28
(b)	Performance of Obligations.	A-28
(c)	Corporate Action.	A-28
(d)	Material Adverse Effect.	A-28
(e)	Closing Documents.	A-28
(f)	Financial Measures.	A-28
(g)	Tax Representations.	A-28
(h)	Dissenting Shareholders.	A-28
(i)	Tax Opinion.	A-28
(j)	Cancellation of Unexercised Options.	A-29

A-iii

(k)	Opinion of Counsel.	A-29
(l)	Termination of Contracts.	A-29
(m)	Loan Portfolio.	A-29
(n)	Termination of Plan and Agreements.	A-29
(o)	S Corporation Election.	A-29
(p)	Consents, Approvals and Waivers.	A-29
6.3	Conditions to Obligations of Company.	A-29
(a)	Representations and Warranties.	A-29
(b)	Performance of Obligations.	A-29
(c)	Corporate Action.	A-29
(d)	Tax Opinion.	A-29
(e)	Material Adverse Effect.	A-30
(f)	Closing Documents.	A-30
(g)	Opinion of Counsel.	A-30
(h)	Restricted Stock Grants.	A-30
	ARTICLE VII TERMINATION AND AMENDMENT	A-30
7.1	Termination.	A-30
7.2	Effect of Termination.	A-31
7.3	Amendment.	A-32
7.4	Extension; Waiver.	A-32
7.5	Termination Fee.	A-32
	ARTICLE VIII GENERAL PROVISIONS	A-33
8.1	Survival of Representations, Warranties and Covenants.	A-33
8.2	Notices.	A-33
8.3	Interpretation.	A-34
8.4	Counterparts.	A-34
8.5	Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.	A-34
8.6	Governing Law.	A-34
8.7	Severability.	A-34
8.8	Assignment.	A-34
8.9	Publicity.	A-34
8.10	Appointment of Representative.	A-35

List of Schedules:
Schedule 3.1(a)
Schedule 3.1(a)(v)
Schedule 3.1(b)(i)

A-iv

Schedule 3.1(b)(iii)
Schedule 3.1(c)
Schedule 3.1(c)(ii)
Schedule 3.1(g)
Schedule 3.1(h)
Schedule 3.1(i)
Schedule 3.1(j)
Schedule 3.1(k)
Schedule 3.1(l)
Schedule 3.1(m)
Schedule 3.1(n)
Schedule 3.1(o)
Schedule 3.1(p)
Schedule 3.1(q)
Schedule 3.1(s)
Schedule 3.1(u)
Schedule 3.1(w)
Schedule 3.1(y)
Schedule 4.1
Schedule 5.13(a)
Schedule 5.16
Schedule 6.2(m)
Schedule 6.2(p)

A-v

INDEX OF DEFINED TERMS

TERM	PAGE,SECTION
Acquisition Proposal	33, 5.3
Affiliate	7, 3.1(a)(vi)
Agreement	1, Intro Paragraph
ASTM	18, 3.1(p)(3)
Audited Financial Statements	9, 3.1(d)(i)
Bank	3, 1.6
Bank Common Stock	7, 3.1(b)(ii)
Bank Merger	3, 1.6
Bank Regulators	11, 3.1(f)
BHC Act	5, 3.1(a)
Business Day	1, 1.2
C Corporation	12, 3.1(h)
Call Reports	10, 3.1(d)
Closing	1, 1.2
Closing Date	1, 1.2
Code	3, 1.7
Collars	3, 2.2
Commerce	1, Intro Paragraph
Commerce Common Stock	3, 2.2
Commerce Per Share Value	3, 2.2
Commerce Stock Price	3, 2.2
Company	1, Intro Paragraph
Company Common Stock	3, 2.2
Company Consolidated Financial Statements	9, 3.1(d)(ii)
Company Dissenting Shares	4, 2.6
Company Intellectual Property	20, 3.1(s)
Company Interim Financial Statements	10, 3.1(d)
Company Options	7, 3.1(b)(i)
Company Per Share Value	3, 2.2
Company Permits	11, 3.1(f)
Company Shareholder Approval	8, 3.1(c)
Company Shareholders’ Meeting	10, 3.1(e)
Company Stock Option Plan	7, 3.1(b)(i)
Confidentiality Agreement	30, 4.2(a)
Consents	37, 6.1(b)
Conversion Factor	3, 2.2
Doubtful	21, 3.1(u)(i)
Effective Time	1, 1.1
Employee Plans	14, 3.1(j)
Employees	14, 3.1(j)
Environmental Audit	18, 3.1(p)(3)
Environmental Law	19, 3.1(p)(4)
Environmental Liability	19, 3.1(p)(3)
ERISA	14, 3.1(j)
Exchange Agent	4, 2.5
Federal Reserve	9, 3.1(c)(iii)
GAAP	10, 3.1(d)
Governmental Entity	9, 3.1(c)(iii)
Hazardous Substances	19, 3.1(p)(4)
Indemnified Party	35, 5.11(a)
KGCC	1, 1.1
knowledge	6, 3.1(a)(v)

A-vi

Litigation	11, 3.1(g)
Loss	21, 3.1(u)(i)
material	6, 3.1(a)(ii)
Material Adverse Effect	6, 3.1(a)(iii)
Merger	1, Recitals
OAEM	28, 4.1(s)
OGCA	1, 1.1
OREO	21, 3.1(u)(i)
Other Loans Especially Mentioned	21, 3.1(u)(i)
person	7, 3.1(a)(vii)
Pre-Closing Tax Returns	36, 5.16
Properties	18, 3.1(p)(3)
Proxy Statement	31, 5.1(a)
Qualified Subchapter S Subsidiary	12, 3.1(h)
Real Property	19, 3.1(p)(4)
Recognition Period	12, 3.1(h)
Registration Statement	31, 5.1(a)
Reimbursable Commerce Expenses	43, 7.5(a)
Representative	47, 8.10
Requested Adjustments	35, 5.12
Requisite Regulatory Approvals	37, 6.1(b)
S Corporation	12, 3.1(h)
SEC	9, 3.1(c)(iii)
Securities Act	10, 3.1(e)
Significant Subsidiary	33, 5.3
Sub	1, Intro Paragraph
Subsidiary	6, 3.1(a)(i)
Substandard	21, 3.1(u)(i)
Superior Proposal	33, 5.3
Surviving Corporation	2, 1.3(c)
Tax or Taxes	11, 3.1(h)
Tax Returns	12, 3.1(h)
Termination Fee	43, 7.5(b)(i)
to the best knowledge of	6, 3.1(a)(v)
Transaction Agreements	6, 3.1(a)(iv)
Unaudited Company Financial Statements	9, 3.1(d)

A-vii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 15, 2013 among COMMERCE BANCSHARES, INC., a Missouri corporation (“Commerce”), CBI-KANSAS, INC., a Kansas corporation (“Sub”), and SUMMIT BANCSHARES INC., an Oklahoma corporation (“Company”).

WHEREAS, the Board of Directors of Commerce and the Board of Directors of Sub have approved this Agreement, declared it advisable and deem it advisable and in the best interests of their respective shareholders to consummate the transactions provided for herein in which, inter alia, Commerce and Company become affiliated through the merger of Company with and into Sub (the “Merger”);

WHEREAS, the Board of Directors of Company has approved this Agreement and declared it advisable and deems it advisable and in the best interests of the shareholders of Company to consummate the Merger;

WHEREAS, the Boards of Directors of Commerce, Sub and Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1           Effective Time of the Merger.  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge the appropriate certificates of merger that shall be filed with the Kansas Secretary of State and the Oklahoma Secretary of State on the first Business Day following the Closing Date, all in accordance with the Kansas General Corporation Code (“KGCC”) and the Oklahoma General Corporation Act (“OGCA”), respectively.  The Merger shall become effective on the first day of the first calendar month following the Closing Date (the “Effective Time”).

1.2           Closing.  The closing of the Merger (the “Closing”) will take place at 10 a.m., Kansas City time, on a day occurring not less than two (2) and not more than four (4) Business Days before the Effective Time and not later than thirty (30) days after the date on which the last of any condition precedent contained herein is waived or fulfilled, as specified in a notice delivered by Commerce to Company not less than three (3) Business Days prior to such Closing Date or on such other date as Company, Commerce and Sub shall mutually agree (the “Closing Date”).  The Closing shall be held at the offices of Commerce Bank, 1000 Walnut, Kansas City, Missouri or at such other location as is agreed to in writing by the parties hereto.  As used in this Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Missouri.

1.3           Effects of the Merger.

(a)           At the Effective Time (i) Company shall be merged with and into Sub and the separate corporate existence of Company shall cease, (ii) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, (iv) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (v) the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)           Subject to Oklahoma law, at the Effective Time, (i) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (ii) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of Company shall be preserved unimpaired; and (iv) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

(c)           As used in this Agreement, “Surviving Corporation” shall mean Sub, at and after the Effective Time, as the surviving corporation in the Merger.

(d)           At and after the Effective Time, the Merger will have the effects set forth in the OGCA and the KGCC.

1.4           Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither Sub nor Company by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

1.5           Further Assurances.  If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

1.6           The Bank Merger.  The parties understand and agree that it is the intention of Commerce and Sub, immediately after the Merger, to merge Company’s Subsidiary, Summit Bank (“Bank”) with and into Commerce Bank, a wholly owned subsidiary of Sub (the “Bank Merger”).  Company agrees to cooperate with Commerce and Sub and take all reasonable steps in order to effectuate the Bank Merger.  All out of pocket expenses incurred by Company and Bank in consummating the Bank Merger, shall be paid by Sub.

1.7           Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368(a) of the Code.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND SUB; EXCHANGE OF CERTIFICATES

2.1           Effect of Merger on Sub Stock.  At the Effective Time of the Merger, each share of common stock, $1.00 par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall be unaffected by the Merger.

2.2           Conversion of Company Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof each outstanding share of common stock, $20.00 par value per share, of the Company (“Company Common Stock”) (but excepting Company Dissenting Shares) shall be converted as follows:  each such share of Company Common Stock held by each shareholder of Company at the Effective Time shall be converted into such number of shares of common stock, $5.00 par value per share, of Commerce (“Commerce Common Stock”) as shall be equal to the share of Company Common Stock multiplied by the Conversion Factor.  The “Conversion Factor” shall be equal to the quotient of the Company Per Share Value divided by the Commerce Stock Price (as defined below and rounded to four decimal places) if the Commerce Stock Price is greater than or equal to $36.59 and less than or equal to $40.59.  If the Commerce Stock Price is less than $36.59, the Conversion Factor shall be equal to the quotient of Company Per Share Value divided by $36.59.  If the

Commerce Stock Price is greater than $40.59 the Conversion Factor shall be equal to the quotient of the Company Per Share Value divided by $40.59.  The value used in the denominator of such equation, shall be referred to herein as the “Commerce Per Share Value”.  The figures of $36.59 and $40.59 referred to above are the “Collars.”

The “Company Per Share Value” shall be equal to the quotient of $40,600,000.00 divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Commerce Stock Price” of Commerce Common Stock shall be the average of the daily closing price per share of Commerce Common Stock on The Nasdaq Stock Market, Inc. National Market System (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Commerce) for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Closing Date.  The Collars shall be equitably adjusted to account for any intervening stock splits, stock dividends, combinations or exchanges pertaining to or affecting the Commerce Common Stock occurring after the date hereof, which stock split, stock dividend, combination or exchange has a record date (or, if no record date has been established, is effective) prior to the Effective Time.

2.3           No Further Ownership Rights in Company Common Stock.  All shares of Commerce Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of Company Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to Commerce for any reason, they shall be canceled and, if applicable, exchanged as provided in this ARTICLE II.

2.4           Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Commerce Common Stock and no certificates or script therefor or other evidence of ownership thereof shall be issued to holders of shares of Company Common Stock.  In lieu thereof, each such holder entitled to a fraction of a share of Commerce Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive from the Exchange Agent (as defined below), at the time of surrender of the certificates representing such holder’s Company Common Stock, an amount in cash equal to the product of such fraction and the Commerce Per Share Value. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.  Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

2.5           Surrender of Shares of Company Common Stock.  Prior to the Effective Time, Commerce and Sub shall appoint Commerce Bank or its successor, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Commerce Common Stock which are to be issued pursuant to Section 2.2.  Commerce, on behalf of Sub, shall make available to Exchange Agent, at and after the Effective Time such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.2 hereof.  As soon as practicable after the Closing Date, Commerce on behalf of Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.

2.6           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders that have not voted such shares in favor of the Merger and have delivered a written demand for the payment of such shares in the manner provided in the laws of the State of Oklahoma (such shares, the “Company Dissenting Shares”) shall not be converted into or represent the right to receive Commerce Common Stock as provided in Section 2.2 and the holders thereof shall only be entitled to such rights as are granted by Section 1091 of the OGCA.  Each holder of Company Dissenting Shares that becomes entitled to payment for such shares pursuant to Section 1091 of the OGCA shall receive payment therefor from the Surviving Corporation in accordance with the OGCA; provided, however, that if any such holder of Company Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such holder’s or holders’ (as the case may be) shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the shares of Commerce Common Stock and cash as provided in Sections 2.2 and 2.4 hereof.  Company shall give Commerce prompt written notice of any demands received by Company for appraisal of shares of Company Common Stock, and Commerce shall have the right to participate in all negotiations and proceedings with respect to such demands.  Company shall not, except with the prior written consent of Commerce, make any payment with respect to, or settle or offer to settle, any such demands.

2.7           Shareholder Approval.  Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Certificate of Incorporation and By-laws of Company and in accordance with Section 5.2 hereof.  A shareholders’ meeting of Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 5.1(a) hereof).  Company and its Board of Directors shall recommend, subject to the exercise of their fiduciary responsibilities, that the shareholders of Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Company.  Company hereby represents and warrants to Commerce and Sub as follows:

(a)           Organization, Standing and Power.  Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has one bank subsidiary, Bank; Bank is a wholly owned Subsidiary of Company and is a bank organized under the laws of the State of Oklahoma.  The deposit accounts of Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.  Company and each Subsidiary, as defined below, is a bank,  corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Company.  The Certificate of Incorporation and By-laws or other organizational documents, as applicable, of each of Company, and each Subsidiary of Company, copies of which are attached to Schedule 3.1(a), are true, complete and correct.  The minute books of Company and its Subsidiaries which have been made available to Commerce contain, in all material respects, a complete (except for certain portions thereof relating to the Merger and the transactions contemplated hereby) and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and shareholders.

As used in this Agreement,

(i)           the term “Subsidiary” when used with respect to any party means any  corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general  partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of  the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries,

(ii)           any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole,

(iii)           the term “Material Adverse Effect” means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to any action or omission by Company, Commerce, Sub or any Subsidiary of any of them required to be taken under this Agreement or taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby), or (B) on the ability of such entity to perform its obligations under the Transaction Agreements (as defined below) on a timely basis; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded the effect of: (i) general economic, regulatory or political conditions (including the outbreak or continuation of war, armed conflict or other hostilities), (ii) changes in interest rates and foreign currency exchange rates, (iii) circumstances that affect the industries in which Company operates generally, (iv) changes in law, in GAAP or in any interpretation thereof, (v) the announcement or pendency of the transactions provided for in this Agreement, (vi) the disclosure of the fact that Commerce or Sub is the prospective acquirer of Company or (vii) any expenses incurred in connection with this Agreement or the transactions contemplated hereby,

(iv)           the term “Transaction Agreements” shall mean this Agreement, the Certificate of Merger to be filed pursuant to the KGCC and the OGCA, the agreement effecting the Bank Merger, and the other agreements referred to in this Agreement to which any of Commerce, Sub or Company is or will be a party,

(v)           the term “knowledge” or “to the best knowledge of” a party hereto means the actual knowledge of a director or executive officer of a party, and those persons set forth on Schedule 3.1(a)(v) after reasonable inquiry under all the circumstances,

(vi)           the term “Affiliate” means, as to any person, a person which controls, is controlled by or is under common control with such person, and

(vii)           the term “person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(b)           Capital Structure; Ownership of Company Common Stock.

(i)           The authorized capital stock of Company consists of 400,000 shares of Company Common Stock, par value $20.00 per share, of which as of the date hereof, 220,560 shares of Company Common Stock are outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  As of the Closing Date, all outstanding shares of Company Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable and not subject to preemptive rights.  In addition to those shares of Company Common Stock currently outstanding, Company has issued options to purchase shares of Company Common Stock as set forth on Schedule 3.1(b)(i), having an exercise price per share as set forth on Schedule 3.1(b)(i) (collectively, the “Company Options”) pursuant to that certain Summit Bank Stock Option Plan, as amended and restated effective March 24, 2011 (the “Company Stock Option Plan”).  All shares of Company Common Stock subject to the Company Options shall, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized and validly issued and be fully paid, non-assessable and not subject to preemptive rights, and not be issued in violation of any preemptive rights.

(ii)           The authorized capital stock of Bank consists of 242,000 shares of common stock, $20.00 par value per share, of which 218,345 shares are outstanding (the “Bank Common Stock”).  All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and, except as provided by Section 220 of the Oklahoma Banking Code, non-assessable and not subject to preemptive rights.  Company owns (directly or indirectly) all of the issued and outstanding equity interests of its Subsidiaries free and clear of all liens, encumbrances, equities or claims.

(iii)           Except for this Agreement, the Company Options and any arrangements or agreements described in Schedule 3.1(b)(iii), (A) there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries or Affiliates (as defined herein) is a party or by which any of the foregoing are bound obligating Company or any of its Subsidiaries, including Bank, or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of Company or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries, (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of Company or any of its Subsidiaries (or any interest therein) and (D) there is no agreement of any kind to which Company or any of its Subsidiaries is a party and, to the knowledge of Company, no other agreement of any kind, in each case that gives any person any right to participate in the equity, value or income of, or to vote (x) in the election of directors or officers of, or (y) otherwise with respect to the affairs of, Company or any of its Subsidiaries.

(iv)           Neither Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of capital stock of Commerce or Sub, securities of Commerce or Sub convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is Company or any of such Subsidiaries a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Commerce or Sub or any such other securities, options, warrants or other rights.

(v)           No shares of Company Common Stock are held directly or indirectly by Company or its Subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity and no shares of Company Common Stock are held by Company or its Subsidiaries in respect of a debt previously contracted.

(c)           Authority; No Violation.  Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, and, to the extent execution by Company is required, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, other than the approval of the Transaction Agreements set forth on Schedule 3.1(c) and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Commerce and Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(i)           The Company Shareholder Approval is the only vote of any class or series of Company capital stock necessary to approve this Agreement and the other Transaction Agreements set forth on Schedule 3.1(c) and the consummation of the transactions contemplated hereby and thereby.  Subject to Section 5.2, the Board of Directors of Company will direct that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a meeting of such shareholders.  Subject to Section 5.2, the Board of Directors of Company will recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby and, if and to the extent applicable, will exempt the transaction from any applicable state takeover statutes.

(ii)           Except as set forth in Schedule 3.1(c)(ii), subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (x) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries (or any of their respective properties) is subject, (y) a breach or violation of, or a default under, the certificate of incorporation, charter or bylaws of Company or any Subsidiary of Company, or (z) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of

Company under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Company is a party, or to which any of its respective properties or assets may be bound or affected.

(iii)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Company of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Company or on the ability of Company to perform its obligations hereunder or thereunder on a timely basis, or on Commerce’s or Sub’s ability to own, possess or exercise the rights of an owner with respect to the business and assets of Company and its Subsidiaries, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval of same, (B) the filing by Commerce with the Securities and Exchange Commission (the “SEC”) of a Registration Statement (as defined in Section 5.1(a) hereof) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the Federal Reserve, the Missouri Division of Finance and the Oklahoma State Banking Department, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of  State of Oklahoma of the Certificate of Merger.

(d)           Financial Statements.  Company has previously delivered to Commerce and Sub copies of:

(i)           The consolidated financial statements of Bank and its Subsidiaries, consisting of consolidated balance sheets as of December 31, 2011 and 2012 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2012, accompanied by the report of BKD, LLP independent auditors (the consolidated financial statements of Bank and its Subsidiaries referred to in this clause being hereinafter sometimes referred to as the “Audited Financial Statements”):

(ii)           The unaudited condensed, consolidated financial statements of Company and its Subsidiaries, consisting of an unaudited consolidated balance sheet and unaudited income statement for the year ended  December 31, 2012 (the unaudited financial statements of Company and its Subsidiaries referred to in this clause being hereinafter sometimes referred to as the “Unaudited Company Financial Statements, and, collectively, with the Audited Financial Statements, the “Company Consolidated Financial Statements”);

(iii)           The unaudited condensed consolidated financial statements of Company and its Subsidiaries consisting of an unaudited consolidated balance sheet and unaudited income statement for the three-month period ended March 31, 2013 (the unaudited consolidated financial statements of Company and its Subsidiaries referred to in this clause being sometimes hereinafter referred to as the “Company Interim Financial Statements”); and

(iv)           The Consolidated Reports of Income and Condition (the “Call Reports”) for Bank (as submitted to the Federal Deposit Insurance Corporation) dated March 31, 2013.

Each of the financial statements referred to in this Section 3.1(d) (including related footnotes, where applicable) have been prepared, in accordance with United States generally accepted accounting principles (“GAAP”)  consistently applied during the periods involved except (i) in each case as indicated in such statements (including the Independent Accountants’ Report in the case of the Audited Financial Statements) or in the notes thereto, (ii) the Unaudited Company Consolidated Financial Statements, the Company Interim Financial Statements, and the Call Reports omit all footnote disclosures required by GAAP, and (iii) the Call Reports are subject to any variations required by regulatory accounting principles as mandated by the Federal Financial Institutions Examination Council.  Each of the financial statements referred to in this Section 3.1(d) fairly presents the results of the consolidated operations, changes in shareholders’ equity, and the consolidated financial condition of Company and its Subsidiaries as of the respective dates set forth in this Section 3.1(d), subject, in the case of the Company Interim Financial Statements and the Call Reports, to normal recurring and year-end audit adjustments, none of which are expected to be material in nature or amount.  The books and records of Company and its Subsidiaries have been, and are being, maintained where required in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions.  All material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, have been properly reflected in the financial statements referred to in this Section 3.1(d), or incurred since the date of the respective financial statements in the ordinary course of business.

(e)           Company Information Supplied.  None of the information supplied or to be supplied by Company for inclusion in the (i) Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder (the “Securities Act”), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement (as defined in Section 5.1(a)) relating to the meeting of the shareholders of Company (the “Company Shareholders’ Meeting”) at which the Company Shareholder Approval will be sought will not, at the date of mailing to shareholders of Company and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.

(f)           Compliance with Applicable Laws.  Company and its Subsidiaries hold, and at all relevant times have held, all material permits, licenses, variances, exemptions, orders, approvals, franchises and rights of all Governmental Entities necessary for the lawful operation of the businesses of Company and its Subsidiaries (the “Company Permits”).  Company and its Subsidiaries are in compliance and have complied with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on Company.  The businesses of Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Company.  Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), no investigation by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, and no proceedings by any Bank Regulator are pending or, to the knowledge of Company, threatened which seek to revoke or materially limit any of the Company Permits. Company and its Subsidiaries do not offer or sell insurance and/or securities products, including but not limited to annuity products, for their own account or the account of others.

(g)           Litigation.  Except as set forth in Schedule 3.1(g), there is no suit, action, proceeding, arbitration or investigation (“Litigation”) pending to which Company or any Subsidiary of Company is a party or by which any of such persons or their respective assets may be bound or, to the knowledge of Company, threatened against or affecting Company or any Subsidiary of Company, or challenging the validity or propriety of the transactions contemplated hereby which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Company or on the ability of Company to perform its obligations under this Agreement in a timely manner, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company.

(h)           Taxes.

(i)           Except as set forth in Schedule 3.1(h), each of Company and its Subsidiaries has timely filed all Tax Returns (as defined below) required to be filed by them, and Company and each of its Subsidiaries has timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Company is maintaining reserves adequate for their payment. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return.  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (A) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (B) custom duties, imposts, charges, levies or other similar assessments of any kind, and (C) interest, penalties and additions to tax imposed with respect thereto, and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(ii)           Company has been an “S Corporation” within the meaning of Section 1361(a) of the Code continuously since April 19, 2012 and will continue to be an S Corporation until the Closing Date.  Bank (A) was an “S Corporation” within the meaning of Section 1361(a) of the Code continuously from January 1, 2007 until April 19, 2012, and (B) has been and will be a “Qualified Subchapter S Subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code from April 19, 2012 until the Closing Date (the period from January 1, 2007 through the Closing Date is referred to herein as the “Recognition Period”).  All shareholders of Bank and Company during the Recognition Period have been and will continue to be qualified S Corporation shareholders.  Neither Company nor Bank has acquired or will acquire any property during the Recognition Period from a “C Corporation” within the meaning of Section 1361(a)(2) of the Code the basis of which in the hands of the acquirer was determined by reference to the basis in the hands of a C Corporation.

(iii)           No Tax will be imposed by Section 1374 of the Code in connection with the Merger.  Except as set forth in Schedule 3.1(h), to the knowledge of Company, but such knowledge qualification shall only apply to (A), (B) and (C), below: (A) there are no liens with respect to Taxes (other than current Taxes not yet due and payable) upon any of the assets or properties of Company and its Subsidiaries, (B) no material issue relating to Taxes of Company and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority in a taxable period (or portion thereof) ending on or before the Closing Date, (C) Company and its Subsidiaries have duly and timely withheld from all payments (including employee salaries, wages and other compensation paid to independent contractors, creditors, shareholders or other third parties) and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations and have complied with the applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar state and local information reporting requirements, (D) as of the Closing Date, none of Company nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the income taxes, taxable income or taxable losses of Company, its Subsidiaries or any other person, (E) there is no contract or agreement, plan or arrangement by Company or any of its Subsidiaries covering any person that, individually, collectively, or together with this Agreement, could give rise to the payment of any material amount that would not be deductible by Company or any of its Subsidiaries by reason of Section 280G of the Code, (F) neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (G) none of Company nor any of its Subsidiaries (x) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (y) has any liability for the income taxes of any person (other than the members of such current group) under Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (H) neither Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time for assessment in respect of Taxes, (I) neither Company nor any of its Subsidiaries has entered into any closing or other agreement with any taxing authority which affects any taxable year of Company or its Subsidiaries,  and (J) neither Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change since December 31, 2012.

(i)           Certain Agreements.   Schedule 3.1(i) sets forth a listing of all of the following material contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which Company or any of its Subsidiaries is a party or by or to which Company or any of its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $25,000 per annum, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of Company or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where Company or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any person (other than to Company or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by Company or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which Company or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party, (vii) contracts and other agreements containing covenants restricting Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring Company or any of its Subsidiaries to engage in any line of business, (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by Company or any of its Subsidiaries, or the direct or indirect guaranty by Company or any of its Subsidiaries of any obligation for, or an agreement by Company or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Company or any of its Subsidiaries in respect of indebtedness of any other person, (ix) contracts or other agreements the termination of which by Company or any of its Subsidiaries in advance of its stated termination date imposes a termination fee, penalty or similar payment requirement and the amount thereof; and (x) any other material contract or other agreement whether or not made in the ordinary course of business, but shall not include any contract or agreement made with Bank with respect to ordinary and customary deposit arrangements or loan agreements entered into by the Bank in the ordinary course of its business.  There have been delivered or made available to Commerce true and complete copies of all of the contracts and other agreements set forth in Schedule 3.1(i) and in any other Schedule. Except as set forth in Schedule 3.1(i), each such contract and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of Company or its Subsidiaries, as the case may be, and to the best knowledge of Company, each other party thereto, enforceable in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Neither Company nor any Subsidiary of Company has received any written or, to the knowledge of the Company, oral notice of termination or intention to terminate from any other party to such contract or agreement.  None of Company or any of its Subsidiaries or, to the best knowledge of Company, any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach or default has had or would have, individually or in the aggregate, a Material Adverse Effect on Company.

(j)           Benefit Plans.   Schedule 3.1(j) lists all the employee benefit plans (as defined in Sections (3)(3) or 3(37) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, 401(k), deferred compensation, stock compensation, stock purchase, retirement, medical, dental, post-termination benefits (including, but not limited to, medical or dental or life insurance), legal, disability and similar plans or arrangements or practices relating to employees of Company (“Employees”) or former Employees which Company or its Subsidiaries has established or maintained, or to which Company or its Subsidiaries have contributed or have had any obligation to contribute at any time during the five-year period ending on the date hereof (the “Employee Plans”). Schedule 3.1(j) includes (i) a copy of each written Employee Plan document (and, in the case of any unwritten Employee Plan, a description thereof), (ii) the most recent summary plan description for each Employee Plan if any such description was required, (iii) the most recent Form 5500s (if applicable), (iv) the most recent audited financial reports (if any), (v) any related trust agreements and all amendments thereto, (vi) the most recent Internal Revenue Service determination letter for each Employee Plan intended to be qualified under Section 401(a) of the Code, and (vii) all other required reports and supporting schedules filed with any governmental agency in respect of the Employee Plans for the three most recent years.

Except as set out in Schedule 3.1(j):

(i)           All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms and all Laws applicable to the Employee Plans, including without limitation, ERISA, and each Employee Plan which is intended to be qualified under Section 401(a) of the Code satisfies the requirements for such qualification.  Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Employee Plan is or will be subject to the penalties, interest or taxes of Section 409A(a)(1) of the Code.

(ii)           All obligations regarding the Employee Plans have been satisfied and there are no outstanding defaults or violation of any requirement by any party to any Employee Plan and no Taxes, penalties or fees are owing under or with respect to any of the Employee Plans.  No taxes, penalties or fees will become due after Closing based solely on facts in existence on or before Closing.  Company and its Subsidiaries (each with respect to the Employee Plans), as well as the Employee Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, other than for payment of benefits in the ordinary course.

(iii)           All contributions or premiums required to be made or accrued by Company or its Subsidiaries under the terms of each Employee Plan or any applicable law have been made or properly accrued in a timely fashion in accordance with ERISA and the terms of the Employee Plans.

(iv)           There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(v)           No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to an Employee Plan or any trust created thereunder for which an exemption does not exist.

(vi)           (A) To the knowledge of the Company, no Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and (B) there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim.

(vii)           All filings required by ERISA and the Code as to each Employee Plan have been timely filed, and all notices and disclosures to participants in the Employee Plans required by ERISA or the Code have been timely provided.

(viii)           Neither Company nor any other Person that, together with Company, would be treated as a single employer under Section 414 of the Code, has ever established, maintained or been obligated to contribute to, or otherwise participated in, any multiemployer plan as defined in Section 3(37)(A) of Title I of ERISA and/or any pension plan as described in Section 3(2) of Title I of ERISA.

(ix)           None of the Employee Plans provides medical or other benefits not determinable in advance to Employees who have terminated employment with Company or to the beneficiaries or dependents of such Employees, other than benefits required to be furnished under Part 6 of Title I of ERISA and/or Section 4980B of the Code.

(x)           No changes to any Employee Plan have been promised and no amendments or changes to an Employee Plan will be made or promised before the Effective Time, except as otherwise permitted by this Agreement or except to the extent agreed to by Commerce in writing.

(xi)           The Employee Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code.  For purposes of this Section 3.1(j), noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Employee Plans or of Company or its Subsidiaries, either as of the Effective Time or upon discovery of the noncompliance.

(xii)           All assets of any retirement plan are of a type that may be readily liquidated within five (5) business days without incurring any penalty or cost, other than ordinary sales commission expenses.

(xiii)           There is no impediment to termination of any Employee Plan by action of Company’s board of directors.

(k)           Subsidiaries.   Schedule 3.1(k) lists all the Subsidiaries of Company.  Except as listed on Schedule 3.1(k), Company owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries held by Company or by another of its Subsidiaries are fully paid and, except as provided by Section 220 of the Oklahoma Banking Code, nonassessable and are owned by Company or one of its Subsidiaries free and clear of any lien, claim or other encumbrance. Except as set forth in Schedule 3.1(k), neither Company nor any of its Subsidiaries owns any shares of capital stock or other equity securities of any person (other than, in the case of Company, the capital stock of its Subsidiaries and, in the case of such Subsidiaries, shares or equity securities acquired in satisfaction of debts previously contracted in good faith in the ordinary course of their banking business).

(l)           Agreements with Bank or Other Regulators.  Except as set forth in Schedule 3.1(l), neither Company nor any Subsidiary of Company is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by Company or its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies, community reinvestment, loan underwriting or documentation or management, nor has Company or any such Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

(m)           Absence of Certain Changes or Events.  Except as set forth in Schedule 3.1(m), since December 31, 2012 (i) there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations, or, to the knowledge of Company, prospects of Company or any of its Subsidiaries or in the relationship of Company or its Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships, which has had, or would be reasonably  likely to have, a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Company nor any of its Subsidiaries has taken any action or entered into any transaction, and, to the knowledge of Company, no event has occurred, that would have required Commerce or Sub’s consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Company or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing, (iii) there have been no dividends or other distributions declared, set aside or paid in respect of Company Common Stock, nor has any action with respect to Company Common Stock proscribed by Section 4.1 of this Agreement occurred or been taken, and (iv) Company and its Subsidiaries have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increases in any officer’s, employee’s or director’s welfare, retirement or similar plan or arrangement, other than annual and merit increases made in accordance with past practices and procedures.

(n)           Undisclosed Liabilities.  Except as set forth in Schedule 3.1(n), and except (i) for those liabilities or obligations that are fully reflected or reserved against in the balance sheet as of  December 31, 2012 of Company included in the Company Consolidated Financial Statements or (ii) obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due). Except as set forth in Schedule 3.1(n), no agreement pursuant to which any loans or other assets have been or will be sold by Company or any Subsidiary entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Company or its Subsidiaries not relating to the payment or other performance by an obligor of such loan or other asset of its obligations thereunder, to cause Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Company or its Subsidiaries.

(o)           Governmental Reports.  Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 3.1(o) and except for normal examinations conducted by a Governmental Entity in the regular course of business of Company and its Subsidiaries, to the knowledge of Company no Governmental Entity has initiated any proceeding or investigation into the business or operations of Company or any of its Subsidiaries.  Except as set forth in Schedule 3.1(o), there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries.

(p)           Environmental Liability.  Except as set forth in Schedule 3.1(p), to the knowledge of Company, there are no pending or threatened claims, actions or proceedings against Company or any of its Subsidiaries relating to:

(i)           any asserted liability of Company or any of its Affiliates regarding any Real Property (as defined herein) under any Environmental Law (as defined herein), including without limitation, the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

(ii)           any handling, storage, use or disposal of Hazardous Substances (as defined herein) on, under or within any Real Property or any transportation or removal of Hazardous Substances to or from any Real Property;

(iii)           any actual or threatened discharge, release or emission of Hazardous Substances from, on, under or within any Real Property into the air, water, surface water, groundwater, land surface or subsurface strata; or

(iv)           any actual or asserted claims for personal injuries, illness or  damage to real or personal property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from, on, under, within or into, or transported from or to, any Real Property.

Except as set forth in Schedule 3.1(p), to the knowledge of Company, no Hazardous Substances are present on, under or within any Real Property.  Except as set forth in Schedule 3.1(p), to the knowledge of Company, no storage tanks used to store any Hazardous Substance have ever been present on or under any Real Property.

(1)           To the knowledge of Company, except as set forth in Schedule 3.1(p), Company and its Affiliates have been and continue to be in compliance, in all material respects, with all Environmental Laws related to the ownership, operation, use and occupation of the Real Property.

(2)           To the knowledge of Company, except as set forth in Schedule 3.1(p), no part of any Real Property has been or is now listed on CERCLIS or the National Priorities List created pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, as a site containing Hazardous Substances.

(3)           Commerce may obtain at its option and expense on or prior to 60 days following the date hereof an environmental audit (“Environmental Audit”) of all the properties and assets of Company and its Subsidiaries classified as other real estate owned or real property owned or leased by Company or its Subsidiaries (the “Properties”).  A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce.  The consultant who will perform the Environmental Audit shall be selected by Commerce and shall be reasonably satisfactory to Company.  Commerce may undertake any investigatory activity to insure the Environmental Audit conforms to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials (“ASTM”) or the Standards and Practices for All Appropriate Inquiries published by U.S. EPA at 70 Fed. Reg. 66069.  Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall, on or prior to 45 days following completion of the Phase I process, perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Substances exist (i) on or under any of the Properties; (ii) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to or during Company’s or any of its Subsidiaries’ ownership thereof.  The Environmental Audit must be performed to the reasonable satisfaction of Commerce.  In the event the Environmental Audit discloses the existence of any liability (“Environmental Liability”) (either absolute or potential) for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of (w) noncompliance with any environmental law, (x) the presence of Hazardous Substances on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company or its Subsidiaries or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, its Subsidiaries or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance at any time located or present on, under or from the Properties, which liability would have a Material Adverse Effect and which liability exists against Company or any of its Subsidiaries or affects in any way the Properties or the Company’s or any of its Subsidiaries’ rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability.  If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from a Material Adverse Effect of such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under Article VII hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.

(4)           For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any and all applicable federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to the environment, or to any Hazardous Substances.

“Hazardous Substances” means any chemical, compound, material, mixture, living organism or substance that is now defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Law as a “hazardous waste,” “hazardous substance,”  “hazardous material,” “extremely hazardous waste,” “infectious waste,” “toxic substance,” or “toxic pollutants,” including without limitation, oil, waste oil, any petroleum product, waste petroleum products, polychlorinated biphenyls, asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

“Real Property” means all interests in real property of Company or its Subsidiaries, including without limitation, interests in fee, leasehold, interest as mortgagee or secured party, or option or contract to purchase or acquire.

(q)           Properties.  Except as set forth in Schedule 3.1(q), Company or its Subsidiaries (i) has good and marketable title to all Real Property owned in fee, and good title to all other properties and assets reflected in the Company Consolidated Financial Statements as being owned by Company or its Subsidiaries or acquired after the date thereof which are material to the business of Company on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet delinquent, (B) liens on assets of Bank securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the Company Consolidated Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor. Except as set forth in Schedule 3.1(q), all Real Properties owned by Company or its Subsidiaries are owned in accordance in all material respects with all requirements of applicable rules, regulations and policies of the Bank Regulators.

(r)           Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by the Agreement, except for a fee to be paid to D.A. Davidson & Co.

(s)           Intellectual Property.  Except as set forth in Schedule 3.1(s), Company and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, except for such Company Intellectual Property the failure of which to own or validly license, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.  Neither Company nor any such Subsidiary has received any written, or to the knowledge of the Company, oral notice of infringement of or conflict with, and, to the best knowledge of Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect on Company.

(t)           Insurance.  Company has previously delivered to Commerce a list identifying all insurance policies maintained on behalf of Company and its Subsidiaries (other than mortgage, title and other similar policies for the benefit of Company or its Subsidiaries as mortgagees under residential mortgage loans). All of the material insurance policies and bonds maintained by or for the benefit of Company and its Subsidiaries are in full force and effect, and Company and its Subsidiaries are not in default thereunder, and all material claims thereunder have been filed in due and timely fashion, and neither Company nor any of its Subsidiaries has received written, or to the knowledge of the Company, oral notice that any of such material claims have been or will be denied.  The insurance policies and bonds maintained by Company and its Subsidiaries are written by reputable insurers and are in such amounts, cover such risks and have such other terms as is customary for banks and bank holding companies comparable in size and operations to Company and its Subsidiaries.  Since December 31, 2012, there has not been any damage to, destruction of, or loss of any assets of Company and its Subsidiaries (whether or not covered by insurance) that could have a Material Adverse Effect on Company.  Neither Company nor any of its Subsidiaries has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from an extraordinary loss experience of Company or any Company Subsidiary.

(u)           Loans and Other Assets.

(i)           Set forth on Schedule 3.1(u) are the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by Company or any of its Subsidiaries that have been classified by any Bank Regulator, Company’s independent auditors, or the management of Company or any Subsidiary of Company as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss”, or classified using categories with similar import, and will have disclosed promptly to Commerce and Sub prior to the Closing Date all such items which will be so classified hereafter and prior to the Closing Date.  All such assets or portions thereof classified “Loss”, or which are subsequently so classified, have been (or will be) charged off on a timely basis in full, collected or otherwise placed in a bankable condition. Company regularly reviews and appropriately classifies its and its Subsidiaries’ loans and other assets in accordance in all material respects with all applicable legal and regulatory requirements and GAAP. Company has disclosed to Commerce and Sub the amounts and identities of all other real estate owned (“OREO”) that has been classified as such as of the date hereof by Company’s independent auditors, management of Company or any Bank Regulator and will have promptly disclosed to Commerce and Sub prior to the Closing Date all such assets which will be so classified hereafter and prior to the Closing Date.  As of the date hereof and the Closing Date, the recorded values of all OREO on the books of Company and its Subsidiaries accurately reflect and will reflect the net realizable values of each OREO parcel thereof in compliance with GAAP. Company and its Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO, including but not limited to taxes, maintenance and repairs as required by GAAP.

(ii)           All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of Company and its Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to Company (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as reserved for in the consolidated statement of financial condition of Company as of December 31, 2012 referred to in Section 3.1(d) in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Company and its Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Company and its Subsidiaries.

(v)           Labor Matters.  Neither Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(w)           Internal Controls and Records.  Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management’s general or specific authorization, and (b) recorded in conformity with GAAP.  Company has made available to Commerce all of Company’s and each of its Subsidiaries’ written internal policies and procedures which are identified on Schedule 3.1(w).

(x)           Fees from Employee Plans.  Neither Company nor any Subsidiary has received any amounts that are directly or indirectly related to any Employee Benefit Plan, including, but not limited to 12(b)(1)fees, commissions or servicing fees.

(y)           Employee Matters.  Each of the agreements attached hereto as Schedule 3.1(y) has been duly and properly executed by the parties thereto (other than Commerce), and, when executed by Commerce, will be in full force and effect, and is enforceable against such other parties in accordance with its terms.

3.2           Representations and Warranties of Commerce.  Commerce and Sub, jointly and severally, represent and warrant to Company as follows:

(a)           Organization and Authority.

(i)           Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a duly registered bank holding company under the provisions of the

Bank Holding Company Act of 1956, as amended, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Commerce. Commerce has the requisite corporate power and authority to enter into and perform this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement by Commerce and the consummation by Commerce of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Commerce with no approval thereof by the shareholders of Commerce being required to approve this Agreement.

(ii)           Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas.  Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Commerce as the sole shareholder of  Sub.

(b)           Valid and Binding Agreement; No Violation.

(i)           This Agreement constitutes a valid and binding agreement of Commerce and Sub enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by Commerce or Sub of the transactions contemplated hereby violates or conflicts with the Articles of Incorporation or By-Laws of Commerce or Sub or any agreement, law, regulation, order, judgment or other restriction of any kind to which Commerce or Sub is a party or by which either of them is bound.

(ii)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Commerce or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Commerce of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Commerce or on the ability of Commerce to perform its obligations hereunder or thereunder on a timely basis, or on Commerce’s or Sub’s ability to own, possess or exercise the rights of an owner with respect to the business and assets of Commerce and its Sub, except for (A) the filing of applications and notices with the Federal Reserve under the BHC Act and approval of same, (B) the filing by Commerce with the SEC of a Registration Statement (as defined in Section 5.1(a) hereof) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the Federal Reserve, the Missouri Division of Finance and the Oklahoma State Banking Department, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger, and (E) the filing with the Secretary of State of Oklahoma of the Certificate of Merger.

(c)           Capital Stock of Commerce.  As of December 31, 2012, the authorized capital stock of Commerce consisted of (a) 100,000,000 shares of common stock, $5.00 par value, of which 91,729,235 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, $1.00 par value, of which no shares were issued and outstanding.  Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.

(d)           Financial Statements.  The consolidated balance sheets of Commerce as of December 31, 2012 and December 31, 2011, the consolidated statements of earnings for the years ended December 31, 2012 and December 31, 2011, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been audited by KPMG LLP, independent certified public accountants.  All of the foregoing financial statements have been prepared in accordance with GAAP are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated.  Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 2012, or incurred since

December 31, 2012, in the ordinary course of business.  From December 31, 2012 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

(e)           SEC Reports.  Commerce’s Report on Form 10-K for year ended December 31, 2012, filed with the SEC and all subsequent reports and proxy statements filed by Commerce thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed.  Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC and delivered to Company.  Commerce has delivered to Company the following documents:  Form 10-K for Fiscal Year Ended December 31, 2012; the Annual Report to Shareholders for such year; and a copy of the Proxy Statement for the 2013 Annual Meeting of Shareholders of Commerce.  Commerce is in compliance in all material respects, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

(f)           Status of Commerce Common Stock to be Issued.  The shares of Commerce Common Stock into which the Company Common Stock is to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act.

(g)           Governmental Regulation.  Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties.  Commerce and its subsidiaries have complied in all material respects with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or for the conduct of their respective businesses.

(h)           Litigation.  There are no actions, suits, claims, demands or other proceedings or investigations (either judicial or administrative) pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or its subsidiaries or the right to carry on or conduct their respective businesses, nor are there any grounds therefor, which would in the aggregate materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries or which will or could prevent or materially impair the transactions contemplated by this Agreement.

(i)           Taxes.  Commerce and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local Tax and information returns and Tax Returns due in respect of any of their business or properties in a timely fashion and have paid all amounts due shown on such returns, except where the failure to make such filing or make such payment, individually or in the aggregate, would not materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries.

(j)           Defaults.  Neither Commerce nor  any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce’s or  any of its subsidiaries’ extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

(k)           Information Supplied.  None of the information supplied or to be supplied by Commerce and Sub for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 5.1(a)) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement (as defined in Section 5.1(a)) will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

(l)           Employee Matters.  To the extent Commerce is a party thereto, each of the agreements attached hereto as Schedule 3.1(y) has been duly and properly executed by Commerce and, subject to being executed by each other party thereto, is in full force and effect, and is enforceable against Commerce in accordance with its terms.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1           Covenants of Company.  During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Commerce or Sub shall otherwise consent in writing, which consent shall not be unreasonably withheld) Company agrees that it will and will cause each of its Subsidiaries to carry on the business of Company and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of Company and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, Company and each of its Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.  Without limiting the generality of the foregoing, except as set forth in Schedule 4.1, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Commerce and Sub in writing:

(a)           (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for any dividends by a wholly-owned Subsidiary of Company to Company, (ii) set any record or payment dates for the payment of any dividends or distribution on its capital stock, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of Company or any securities convertible into or exercisable for any shares of such capital stock; provided, however, that the foregoing shall not prohibit Company’s payment of one or more cash dividends to the shareholders of Company in an amount that, in the aggregate, does not cause the conditions to Closing set forth in Section 6.2(f) to fail to be satisfied;

(b)           issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock, including a cashless exercise, pursuant to the exercise of Company Options;

(c)           except as required to perform its obligations under this Agreement, amend or propose to amend its Certificate of Incorporation or its By-laws or other organizational documents or that of any Subsidiary;

(d)           (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to Company, except as required by law or by policies imposed by a Bank Regulator, or (iii) except as set forth in Schedule 4.1(d), incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice but in no event for more than $25,000 as to any one such item or $50,000 as to all such items in the aggregate;

(e)           acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit foreclosures and other debt- previously-contracted acquisitions in the ordinary course of business consistent with past practice;

(f)           sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Company), which are material, individually or in the aggregate, to Company, other than in the ordinary course of business consistent with past practice;

(g)           incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Company or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of Company to Company or to another Subsidiary of Company, (ii) deposits taken in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof;

(h)           take or fail to take any action that would, or reasonably might be expected to, result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Closing set forth in ARTICLE VI (including without limitation the conditions set forth in Section 6.3(d)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of Commerce, Sub or Company to obtain any of the Requisite Regulatory Approvals;

(i)           change the methods of accounting of Company or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party’s independent auditors;

(j)           except as contemplated by Sections 5.13 and 5.15 hereof and except for the granting of a cash bonus to employees of the Bank immediately prior to the Closing Date, which bonus shall have been fully accrued by the Company and be in accordance with past practice (provided that, in the aggregate such bonuses do not cause the conditions to Closing set forth in Section 6.2(f) to fail to be satisfied; and provided, further, that Company shall provide Commerce with a list of the recipients and amounts of such bonuses no later than five (5) Business Days prior to the Closing), (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Employee Plan or any agreement, arrangement, plan or policy between Company or any of its Subsidiaries and one or more of its directors or officers, increase in any manner the compensation or fringe benefits of any director, officer or employee of Company or any of its Subsidiaries without obtaining the prior written consent of Commerce and Sub (which consent shall not be unreasonably withheld) or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (ii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iii) with respect to any Employee Plan which is a defined benefit or defined contribution pension plan, permit or cause (A) a consolidation or merger of any such Employee Plan, (B) a spin-off involving any such Employee Plan, (C) a transfer of assets and/or liabilities from or to any such Employee Plan, or (D) any similar transaction involving any such Employee Plan;

(k)           enter into any contract that would be required to be disclosed on Schedule 3.1(i) or renew or terminate any contract listed in Schedule 3.1(i) through any volitional conduct, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof; provided, that Company shall not enter into any lease for Real Property or any renewal, extension or amendment thereof;

(l)           issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

(m)           engage or participate in any material transaction or incur or sustain any material obligation in excess of $10,000 individually or $50,000 in the aggregate, not in the ordinary course of business consistent with past practice;

(n)           settle any claim, action or proceeding involving money damages involving a payment by Company or Bank in excess of $50,000 as to any such matter, or settle any other matter not involving money damages which is material to Company;

(o)           except as required by GAAP or applicable law or regulation, change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;

(p)           relocate or close any branch or loan production office;

(q)           enter into any securitization or similar transactions with respect to any loans, leases or other assets of Company or any of its Subsidiaries;

(r)           take any action which would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

(s)           make any single loan (or series of loans to the same or related entities or persons) or any commitment to loan (or series of commitments to the same or related entities or persons):

(i)           outside the ordinary course of business or inconsistent with Bank’s loan committee procedures existing on the date hereof; or

(ii)           in the ordinary course of business and consistent with Bank’s loan committee procedures existing on the date hereof which (A) would be graded “OAEM” under Bank’s rating system, or (B) is in an amount greater than $500,000 for an unsecured loan or $1,000,000 for a secured loan other than renewals of existing loans or commitments to loan made in the ordinary course of business and consistent with Bank’s loan committee procedures existing on the date hereof.

(t)           purchase or invest in any securities other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three (3) years from the date of purchase;

(u)           acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business,

(v)           make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

(w)           make any loan or other extension of credit, or commit to make any such loan or extension of credit, to any director or officer of Company or its Subsidiaries, other than renewals of existing loans or commitments to loan, without giving Commerce five days’ notice in advance of Company’s or its Subsidiary’s approval of such loan or extension of credit or commitment relating thereto;

(x)           make any adjustments to Bank’s loan loss reserve account except for (A) increases to such account and appropriate charge-offs and recoveries following its normal historical practices and (B) reductions to such account so long as such reductions occur within five (5) Business Days prior to the Closing Date, are in accordance with GAAP, and do not cause the amount of the loan loss reserve account to be less than the amount specified in Section 6.2(f) hereof;

(y)           agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1; or

(z)           take or cause to be taken any action which would disqualify the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

4.2           Cooperation With Commerce.

(a)           Between the date hereof and the Closing Date and upon reasonable notice, Commerce and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of Company and its Subsidiaries, reasonably requested by Commerce.  Company shall furnish to Commerce and its authorized representatives all information with respect to the affairs of Company and its Subsidiaries as Commerce may reasonably request.  During such period, Company shall (and shall cause each of its Subsidiaries to) make available to Commerce and Sub and their representatives and advisors, as reasonably requested, a copy of each report, schedule, registration statement and other document filed or received by Company during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product).  Commerce and Sub will hold any such information with respect to Company and its Subsidiaries which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 6, 2012 between Company and Commerce (the “Confidentiality Agreement”).  No investigation by Commerce or Sub shall affect the representations and warranties of Company.

(b)           Company and its Subsidiaries shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company’s shareholders under applicable law, as advised by independent outside counsel, prohibits the taking of such action (i) allow a representative of Commerce to attend as an observer all meetings of the Boards of Directors of Company and Subsidiaries, all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof, all meetings of any management committee of Company and its Subsidiaries, including, without limitation, the loan committee, and any other meeting of Company and its Subsidiaries officials at which policy is being made; provided, that representatives of Commerce shall not be permitted to attend any portion of any meeting at which officers or directors of Company or any Subsidiary discuss this Agreement and the transactions contemplated hereby; (ii) Company and its Subsidiaries shall give reasonable notice to Commerce of any such meeting and, if known, the agenda for business to be discussed at such meeting; and (iii) Company and its Subsidiaries shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of Company or its Subsidiaries. All such information provided to Commerce or discussed at any of the meetings described herein at which a Commerce observer is present shall be maintained as confidential information in accordance with the Confidentiality Agreement.

(c)           Company shall cooperate with Commerce in taking those planning actions necessary to be in a position to convert its data processing procedures and  formats to procedures and formats used by Commerce as of the Effective Time.  Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.

4.3           Covenants of Commerce and Sub.

(a)           Regulatory Approvals.  Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.  Commerce and Sub shall provide to Company’s counsel a copy of all applications for such approvals and shall keep such counsel or Company advised of the status of the regulatory review process.

(b)           Information.  Commerce and Sub shall provide such information and answer such inquiries as Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.

(c)           Tax-Free Reorganization Treatment.  Neither Commerce nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

(d)           Employee Matters.  Employees of Company and its Subsidiaries shall be eligible to participate in all Commerce “employee welfare or pension benefit plans” (as defined in ERISA) in accordance with their terms which will provide for entry no later than the first full payroll period beginning after the Effective Time.  For purposes of Commerce’s Participating Investment Plan Company employees who become employed by Commerce shall be 100% vested.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Regulatory Matters.

(a)           Registration Statement and Proxy Statement.  Commerce shall as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger (the “Registration Statement”).  Company, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement for the special shareholders’ meeting of Company to be called for the purpose of considering and voting on the Merger (the “Proxy Statement”).  Company, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement.  Commerce shall not include in the Registration Statement any information concerning Company to which Company shall reasonably and timely object in writing.  Commerce, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its shareholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to its shareholders for voting thereon. If necessary, in light of developments occurring subsequent to  the distribution of the Proxy Statement to Company or shareholders, Company shall mail or otherwise furnish to its shareholders such amendments or supplements to the Proxy Statement materials as may, in the reasonable opinion of Commerce, Sub, or Company, be necessary so that the Proxy Statement materials, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law.  Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person.

(b)           State Securities Laws.  The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

(c)           Indemnification.  Commerce agrees to indemnify and hold harmless Company and its directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys’ fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Commerce done or made in connection with the Merger, Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock.

(d)           Governmental Entity Communications.  Commerce, Sub and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 6.1(b)) will not be obtained or that the receipt of any such approval will be materially delayed.

5.2           Shareholders’ Meetings.

(a)           Company shall call a meeting of its shareholders for the purpose of voting upon the adoption of this Agreement and any other Transaction Agreements required to be submitted for a vote of Company’s shareholders.  Company will, through its Board of Directors, recommend to its shareholders adoption of this Agreement (and such other Transaction Agreements) unless the Board of Directors of Company determines in good faith, based upon the written advice of independent outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by Company’s Board of Directors under applicable law.  In addition, nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Company of information that is required to be disclosed in the Proxy Statement, or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of Company may then be traded.

(b)           Company shall use all commercially reasonable efforts to cause such meeting of its shareholders to take place as soon as is reasonably practicable after the Registration Statement is declared effective by the SEC.

(c)           Except as set forth herein, neither the Board of Directors of Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Commerce or Sub, the approval or recommendation by the Board of Directors of Company or any such committee of this Agreement or the Merger.  Notwithstanding the foregoing, the Board of Directors of Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors of Company based on advice of independent outside counsel, may (subject to the following sentences), withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any Superior Proposal (as defined herein), enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the receipt by Commerce or Sub of a written notice advising Commerce or Sub that the Board of Directors of Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal.

5.3           Acquisition Proposals.  Company and each Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to directly or indirectly, solicit or initiate any proposals or offers relating to any Acquisition Proposal (as defined below).  Company shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company shareholders under applicable law, as advised by independent outside counsel, prohibits the taking of such action, promptly advise Commerce  orally and in writing of any request for information relating to, or of any, Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making any such request, Acquisition Proposal or inquiry.  Company shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company shareholders under applicable law, as advised by independent outside counsel, prohibits the taking of such action, keep Commerce fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.  For purposes hereof, “Superior Proposal” shall mean any bona fide written Acquisition Proposal by a third party on terms determined in good faith by the Board of Directors of Company to be reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and, if consummated to be more favorable to the shareholders of Company from a financial point of view than the Merger.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer to acquire in any manner any shares of any class of equity securities of, or a merger, consolidation, business combination, sale, recapitalization, liquidation, dissolution or other disposition or similar transaction involving Company or any Significant Subsidiary of Company or any of their respective assets, or any tender offer or exchange offer that if consummated would result in any person beneficially owning any shares of any class of equity securities of Company or any Significant Subsidiary of Company (other than pursuant to the transactions contemplated by this Agreement).  A “Significant Subsidiary” means any Subsidiary of a person that would constitute a Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

5.4           Legal Conditions.

(a)           Each of Company, Commerce and Sub shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement including, but not limited to, the consents, approvals and waivers set forth in Schedule 6.2(p).  Each of Company, Commerce and Sub will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

(b)           Each of Company, Commerce and Sub agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinion referred to in Section 6.2(i).

5.5           Plan Termination.  Company’s 401(k) Plan shall be terminated by Company prior to the Effective Time pursuant to the appropriate corporate action taken in a manner and pursuant to documents approved by Commerce in writing.

5.6           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.7           Fees and Expenses.  Unless otherwise agreed by the parties in writing or as otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, including fees and expenses of its own financial advisors, accountants and counsel, all printing, filing, mailing and other incidental fees.  Commerce will bear and pay all costs and expenses related thereto associated with the Registration Statement and the Proxy Statement (other than the fees, costs and expenses of Company’s advisors).

5.8           Cooperation.  During the period from the date of this Agreement to the Effective Time, each of Company, Commerce and Sub shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Company or which would cause or constitute a material breach of any of the representations, warranties or covenants of any party contained herein, and (ii) cause each Subsidiary of Company and Commerce and Sub that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time.

5.9           Advice of Changes.  Commerce, Sub and Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

5.10           Dissenters’ Rights.  Company shall include in the notice of shareholder’s meeting required by Section 5.2 hereof a description of appraisal rights as contained in Section 1091 of the OGCA.

5.11           Indemnification; Directors’ and Officers’ Insurance.

(a)           Commerce shall indemnify, defend, and hold harmless the present directors, officers, employees, and agents of Company and its Subsidiaries (each, an “Indemnified Party”) after the Effective Time against all damages in connection with any action arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Missouri Law.

(b)           With respect to all persons who are currently covered by Company’s directors’ and officers’ liability insurance, or will become covered by such insurance prior to the Effective Time, Company shall obtain directors’ and officers’ liability insurance, covering the Surviving Corporation for a period of not less than five years following the Effective Time in an amount not less than the current coverage with respect to matters occurring prior to the Effective Time.  Company shall obtain bankers professional liability insurance, covering the Surviving Corporation for a period of not less than five years following the Effective Time in an amount not less than the current coverage with respect to matters occurring prior to the Effective Time.  The premiums for such directors’ and officers’ liability insurance and bankers professional liability insurance shall not be taken into account in the calculation of the financial measures referenced in Section 6.2(f).

5.12           Certain Financial Statement Adjustments.  Company agrees to make such pre-closing adjustments to its stub financial statements as shall be reasonably requested by Commerce (the “Requested Adjustments”); provided that such Requested Adjustments shall not be required to be made more than three (3) Business Days prior to the Closing, Company shall not be required to make any Requested Adjustments which are not consistent with GAAP and such Requested Adjustments shall not be taken into account in the calculation of the Company’s stockholders’ equity or in the calculation of the Company’s loan loss reserve referenced in Section 6.2(f).  In the event that this Agreement is terminated pursuant to Section 7.1 and Company is not able to reverse such Requested Adjustments, Commerce agrees to reimburse Company for any loss or expense incurred as a result of such Requested Adjustments.  No action taken by Company pursuant to the provisions of this Section 5.12 shall constitute an acknowledgment by Company or create any implication, for any purpose, that such action was necessary for any purpose other than to comply with the provisions of this Section 5.12.

5.13           Termination of Certain Plans, Arrangements, and Agreements.

(a)           Company shall, and shall cause its Subsidiaries, to take all action necessary and appropriate to terminate all bank owned life insurance, all deferred compensation plans and agreements, all salary continuation agreements and survivorship income benefit agreements, all employee benefit plans and all service agreements related to such plans and agreements, including, but not limited to, those plans, arrangements and agreements listed on Schedule 5.13(a), no more than 30 days before, but in any event prior to, the Effective Time in accordance with their respective terms, pursuant to documents approved in writing by Commerce in its reasonable discretion; provided, however, that any Change in Control Agreement shall be terminated only if so requested in writing by Commerce.  All such terminations shall be contingent on the Merger becoming effective.  Any and all expenses associated with such terminations, shall be accrued for or paid by Company prior to the Effective Time and shall be taken into account in the calculation of the financial measures referenced in Section 6.2(f).

(b)           Company shall, and shall cause its Subsidiaries to provide notice of termination of the contract with Jack Henry & Associates Inc. and any and all other third party vendor service agreements as so requested in writing by Commerce.

5.14           Payment of Expenses.   Company shall, and shall cause its Subsidiaries, to pay all expenses of Company and its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall pay or cause the payment of the following expenses prior to the Effective Time: (a) all attorney fees, including the attorney fees of McAfee & Taft in connection with this Agreement and the transactions contemplated hereby; (b) any and all fees to be paid to D.A. Davidson & Co. in connection with this Agreement and the transactions contemplated hereby; and (c) any other expenses required to be paid prior to the Effective Time pursuant to the terms of this Agreement. The expenses referred to in this Section 5.14 shall be taken into account in the calculation of the financial measures referenced in Section 6.2(f).

5.15           Option Plan Amendment.  In the event that any amendment to the Company Stock Option Plan is required to enable the exercise and cancellation of Company Options as contemplated by this Agreement, Company shall take all actions necessary and desirable to put such amendment into effect, including obtaining any and all requisite shareholder approval for such amendment.  Any such amendment shall be subject to approval of Commerce in its reasonable discretion.

5.16           Tax Matters.  Commerce shall retain BKD, LLP or another nationally recognized certified public accounting firm to prepare each income Tax Return of the Company due for the period commencing January 1, 2013 and ending on the Closing Date (the “Pre-Closing Tax Returns”) and shall deliver each of the Pre-Closing Tax Returns to the Representative not later than 30 days prior to the date that each such Pre-Closing Tax Return is required to be filed with the relevant Governmental Entity (taking into account any applicable extension).  All Pre-Closing Tax Returns shall be prepared in accordance with all relevant laws governing the preparation thereof, reflecting positions consistent with the positions reflected in prior Tax Returns filed by the Company and the Bank.  Upon the Representative’s receipt from Commerce of any Pre-Closing Tax Return, the Representative, together with his or her advisors, shall review such Pre-Closing Tax Return and, if the Representative shall have any objection to such Pre-Closing Tax Return on the ground that it does not comply with the provisions of this Section 5.16, the Representative shall give notice of such objection to Commerce not later than 15 days prior to the due date of such Pre-Closing Tax Return.  Unless notice of such objection shall have been given in accordance with the preceding sentence, Commerce shall (i) cause such Pre-Closing Tax Return to be executed and filed with the appropriate Governmental Entity and (ii) provide the Representative with a copy of such Pre-Closing Tax Return as filed with confirmation of the filing thereof.  If the Representative provides notice of objection pursuant to this Section 5.16 to any position reflected in a Pre-Closing Tax Return, Commerce and the Representative shall each reasonably cooperate with the other in an attempt to resolve any dispute regarding the reporting positions to be reflected on such Pre-Closing Tax Return; provided, however, that, in the event any dispute cannot be resolved after reasonable cooperation between Commerce and the Representative, KPMG LLP, Commerce’s independent certified public accountant, shall be entitled to make the final determination regarding any disputed reporting position; and provided, further, that Commerce shall not be required to delay filing of any such return past the date that such Pre-Closing Tax Return is required to be filed.  The amount specified in Schedule 5.16 for preparation of the income Tax Returns referenced in this Section 5.16 shall be accrued for by Company and shall be taken into account in the calculation of the financial measures referenced in Section 6.2(f).

ARTICLE VI

CONDITIONS PRECEDENT

6.1           Conditions to Each Party’s Obligation.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)           Other Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, “Consents”) which are necessary pursuant to the Merger, other than immaterial Consents which, if not obtained, would have no Material Adverse Effect on the consummation of the transactions contemplated by this Agreement or on either Commerce, Sub or the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

(d)           Registration Statement.  The Registration Statement shall become effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2           Conditions to Obligations of Commerce and Sub.  The obligation of Commerce and Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Commerce and Sub:

(a)           Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its Chief Executive Officer to such effect.

(b)           Performance of Obligations.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by any executive officer to such effect.

(c)           Corporate Action.  Commerce and Sub shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Company and of the holders of the Company Common Stock authorizing the execution, delivery and performance by Company of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Company.

(d)           Material Adverse Effect.   Except as disclosed to Commerce and Sub in writing prior to the date hereof, no Material Adverse Effect upon Company shall have occurred since the date of this Agreement and Company shall not be a party to or, to Company’s knowledge, threatened with, and to Company’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which in the reasonable judgment of Commerce and Sub, could have a Material Adverse Effect upon Company, and Commerce and Sub shall have received a certificate signed on behalf of Company by its  Chief Executive Officer to such effect.

(e)           Closing Documents.  Commerce and Sub shall have received from Company such certificates and other closing documents as counsel for Commerce shall reasonably request.

(f)           Financial Measures.  On the Closing Date, Company’s stockholders’ equity shall not be less than $23,251,000 subject to adjustment pursuant to Section 6.2(l) (after accounting for all fees, expenses, and adjustments required under this Agreement to be deducted for the purposes of this Section 6.2(f), but excluding the effect of any adjustments made in accordance with Section 5.12 of this Agreement), and the Bank’s loan loss reserve shall not be less than $3,019,000, all as determined on the basis of the financial statements of Company as prepared in accordance with GAAP consistently applied and applicable bank regulatory instructions.

(g)           Tax Representations.  The Chief Executive Officer and Chief Financial Officer of Company and each shareholder of Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in paragraph (i) below.

(h)           Dissenting Shareholders.  Company Dissenting Shares shall not constitute more than 10% of the outstanding shares of Company Common Stock on the Closing Date.  Notwithstanding anything in this Agreement to the contrary, Commerce shall not be entitled to waive the condition contained in this subsection unless it commits to provide the Surviving Corporation with funds necessary to pay the aggregate appraisal amount for such Company Dissenting Shares.

(i)           Tax Opinion.  Commerce shall have received the opinion of Husch Blackwell LLP, counsel to Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Commerce, to the effect that the Merger should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(j)           Cancellation of Unexercised Options.  Company will have taken all necessary corporate action to cause the cancellation, effective as of the Closing Date, of all outstanding options under Company’s stock option plans which remain unexercised at the Closing Date.

(k)           Opinion of Counsel.  Commerce shall have received an opinion of McAfee & Taft dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit 6.2(k) hereto.

(l)           Termination of Contracts.  Bank shall have provided notice of termination of the contracts specified by Commerce pursuant to Section 5.13(b), and the termination fees paid or to be paid in connection with such terminations shall not exceed $675,000.  The minimum stockholders' equity required pursuant to Section 6.2(f) shall be increased by the amount of any termination fees paid or payable in excess of $675,000.

(m)           Loan Portfolio.  The loans listed on Schedule 6.2(m) shall have been removed from the Bank’s loan portfolio in accordance with the guidelines specified in Schedule 6.2(m).

(n)           Termination of Plan and Agreements.  Company and Bank shall have terminated the plans and agreements specified in Section 5.13(a).

(o)           S Corporation Election.    Company shall be a validly constituted “S Corporation” within the meaning of Section 1361(a) of the Code and Bank shall be a validly constituted “Qualified Subchapter S Subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.  Company and Bank shall have provided Commerce with any and all expert opinions provided to Company and/or Bank in connection with the “S Corporation” elections and “S Corporation” and “Qualified Subchapter S Subsidiary” status of the Company and Bank, and any and all documentation associated therewith, as necessary, in Commerce’s sole and absolute discretion, in order to confirm that such elections were valid and have remained valid through the Closing Date.

(p)           Consents, Approvals and Waivers.  The consents, approvals or waivers set forth on Schedule 6.2(p) shall have been obtained and shall remain in effect.

6.3           Conditions to Obligations of Company.  The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Company:

(a)           Representations and Warranties.  The representations and warranties of Commerce and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

(b)           Performance of Obligations.  Commerce and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

(c)           Corporate Action.  Company shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Commerce and Sub authorizing the execution, delivery and performance by Commerce and Sub of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Commerce and Sub.

(d)           Tax Opinion.  Company shall have received, at Commerce’s expense, an opinion of Husch Blackwell LLP, addressed to Company and its shareholders and in form and substance reasonably satisfactory to Company and Company counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the shareholders of Company to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock.

(e)           Material Adverse Effect.  Except as disclosed to Company in writing prior to the date hereof, no Material Adverse Effect upon Commerce or Sub shall have occurred since December 31, 2012 and Commerce or Sub shall not be a party to or so far as Commerce’s and Sub’s knowledge, threatened with, and to Commerce’s and Sub’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any governmental agency, which in the reasonable judgment of Company, could have a Material Adverse Effect upon Commerce or Sub, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

(f)           Closing Documents.  Company shall have received from Commerce and Sub such certificates and other closing documents as counsel for Company shall reasonably request.

(g)           Opinion of Counsel.  Company shall have received an opinion of Husch Blackwell LLP, counsel to Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Company covering the matters set forth in Exhibit 6.3(g) hereto.

(h)           Restricted Stock Grants.  To the extent any agreement listed in Schedule 3.1(y) provides for a Restricted Stock Grant (within the meaning of such term in such agreements), Commerce shall have approved the Restricted Stock Grant conditioned on and effective upon the Closing.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the shareholders of Company:

(a)           by mutual consent of Commerce, Sub and Company in a written instrument;

(b)           by either Commerce, Sub or Company (i) upon written notice to the other party if any Bank Regulator shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) if any Governmental Entity shall have taken any action, or enacted, entered, enforced or deemed applicable to the transaction contemplated by this Agreement, any rule, regulation or order in connection with the grant of Requisite Regulatory Approvals or otherwise which imposes any noncustomary restriction or condition that would, in the reasonable judgment of Commerce, materially and adversely affect the operations of Bank’s business subsequent to the Merger, and in any such case the time for appeal or petition for reconsideration of any such order referred to in clauses (i) or (ii) shall have expired without such appeal or petition being granted;

(c)           by either Commerce, Sub or Company if the Merger shall not have been consummated on or before October 31, 2013; provided that if the Merger shall not have been consummated on or before such date, such termination date may be extended by up to 60 days thereafter (i) at the election of the non-breaching party, if the Merger shall not have been consummated due to the volitional breach of any material representation, warranty or covenant in this Agreement by Commerce, Sub or Company, or (ii) at the election of the party who has requested any Requisite Regulatory Approval, in the event that the Merger shall not have been consummated due to the fact that any such Requisite Regulatory Approvals shall not yet have been received;

(d)           by Commerce or Sub in the event of a breach by Company of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 30 days after the giving of written notice to Company, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

(e)           by Company in the event of a breach by Commerce or Sub of any representation, warranty or covenant contained in this Agreement, which breach (1) either is not cured within 30 days after the giving of written notice to Commerce and Sub or is of a nature which cannot be cured prior to the Closing and (2) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

(f)           by Commerce or Sub if the Board of Directors of Company fails to recommend adoption of this Agreement by the shareholders of Company, or amends or modifies such recommendation in a manner materially adverse to Commerce or Sub or withdraws such recommendation to the shareholders of Company;

(g)           by Company prior to the vote of the shareholders, without further action, if Company desires to enter into a definitive agreement with respect to a Superior Proposal pursuant to and in accordance with Section 5.2(c), above; provided, however, that such determination and the right to terminate under this Section 7.1(g) shall not be effective until Company has made payment to Commerce of the amounts required to be paid pursuant to Section 7.5, below;

(h)           by Commerce, Sub or Company, if the Company Shareholder Approval shall not have been obtained at a duly held meeting of shareholders of Company held for such purpose or at any adjournment, postponement or continuation thereof;

(i)           by Commerce or Sub in the event there has been a change, or any event involving a prospective change, in the business, financial condition or results of operations of Company or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Company; provided, however, that termination pursuant to this subsection (i) shall be effective 30 days after the giving of written notice to Company if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (i) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to the Closing;

(j)           by Company in the event there has been a change, or any event involving a prospective change, in the business, financial condition or results of operations of Commerce, Sub or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Commerce or Sub; provided, however, that termination pursuant to this subsection (j) shall be effective 30 days after the giving of written notice to Commerce and Sub if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (j) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to Closing; and

(k)           by either Company, Commerce or Sub if the Commerce Stock Price is greater than $48.59 or is less than $28.59.

7.2           Effect of Termination.  The termination of this Agreement shall not terminate or affect the obligations of the parties under Sections 5.7 or 7.5 or otherwise to pay expenses as provided elsewhere herein, to maintain the confidentiality of the other party’s information pursuant to Section 4.2 or the provisions of this Section 7.2 or of Section 8.2 or 8.6, and shall not affect any agreement after such termination.  The parties agree that, except as provided in the immediately preceding sentence, upon the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall become null and void and no party shall have any liability or obligation with respect hereto; provided, any such termination of this Agreement pursuant to Sections 7.1(d) or 7.1(e) hereof shall not in any manner release or be construed as so releasing the non-terminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties willful breach of its covenants, agreements, representations or warranties hereunder, except to the extent expressly provided herein.

7.3           Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of Company, but after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4           Extension; Waiver.  At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

7.5           Termination Fee.

(a)           Within one (1) Business Day after the occurrence of any of the circumstances described in Sections 7.5(b)(i) through 7.5(b)(iii), Company shall pay to  Commerce, in addition to any Termination Fee owed to Commerce pursuant to Section 7.5(b), all of the Reimbursable Commerce Expenses by delivery of immediately available funds.  “Reimbursable Commerce Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Commerce) incurred by Commerce or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement, the Proxy Statement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby.

(b)           (i)           Company shall pay to Commerce in immediately available funds, within three (3) Business Days after demand by Commerce, an amount equal to $1,975,000 (the “Termination Fee”) if this Agreement is terminated by Company pursuant to Section 7.1(g), above, the payment of which shall be made in conjunction with Company’s termination of this Agreement.

(ii)           If this Agreement is terminated by Commerce or Sub pursuant to Section 7.1(f), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Company enters into an agreement providing for an Acquisition Proposal, then Company shall pay or cause to be paid to Commerce in immediately available funds an amount equal to the Termination Fee within three (3) Business Days after Company enters into such agreement or such transaction is consummated, whichever is earlier.

(iii)           If (A) this Agreement is terminated by Commerce or Company, as applicable, pursuant to Section 7.1(c) above (and prior to such termination Company shall not have held a meeting of its shareholders pursuant to Section 5.2, above) or Section 7.1(h), above, and (B) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Company enters into an Agreement providing for an Acquisition Proposal, then Company shall pay or cause to be paid to Commerce in immediately available funds an amount equal to the Termination Fee within three (3) Business Days after Company enters into such agreement or such transaction is consummated, whichever is earlier.

(c)           Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.5 and, in order to obtain such payment, Commerce makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.5, Company shall pay to Commerce, in addition to the amount of such judgment, Commerce’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.5 at The Wall Street Journal prime rate in effect on the date such payment was required to be made.  Payment of the fees described in this Section 7.5 shall be the exclusive remedy for a termination of this Agreement as specified in this Section 7.5 and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Survival of Representations, Warranties and Covenants.  No investigation by Commerce, Sub or Company made before or after the date hereof shall affect the representations and warranties which are contained in this Agreement; provided that all representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants and agreements that by their terms are to survive or be performed, in whole or in part, after the Effective Time; provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Commerce, Sub or Company (or any director or officer thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Commerce, Sub or Company, the aforesaid representations, warranties, covenants and agreements being material inducements to the consummation by Commerce, Sub and Company of the transactions contemplated herein.

8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (b) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)           if to Company, to:

Summit Bancshares Inc.
5314 Yale, Suite 100
Tulsa, OK  74135
Attention:  Wade Edmundson
Fax:  (918) 477-3645

with a copy (which shall not constitute notice) to:

McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 North Robinson
Oklahoma City, OK  73102
Attention: C. Bruce Crum
Fax:  (405) 228-7447

(b)           if to Commerce or Sub, to:

Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
Attention: Kevin G. Barth
Fax: (816) 234-2333

with a copy to:
Commerce Bancshares, Inc.
1000 Walnut – 16th Floor
Kansas City, Missouri 64106
Attention:  Margaret M. Rowe
Fax: (816) 234-2333

and (which shall not constitute notice)

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Attention:  Linda K. Tiller and Katharine Milberger Haynes
Fax: (816) 983-8080

8.3           Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5           Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.  No current or former employee of Company, Commerce, Sub, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan maintained by the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates).  Notwithstanding the foregoing, Section 5.11 is intended for the benefit of the Indemnified Parties and may be enforced by them.

8.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the principles of conflicts of law.

8.7           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining there from, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9           Publicity.  Commerce, Sub, Bank, and Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld;

provided, however, that a party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of independent outside counsel be required by law.  Without limiting the reach of the preceding sentence, Commerce, Sub and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.  In addition, Company and its Subsidiaries shall (a) consult with Commerce and Sub regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Commerce and Sub with shareholders lists of Company and (c) subject to Company’s approval which shall not be unreasonably withheld, allow and facilitate Commerce and Sub contact with shareholders of Company.

8.10           Appointment of Representative.   Each of the shareholders of the Company immediately prior to the Effective Time (except such other shareholders who hold Company Dissenting Shares) shall, by virtue of the Merger and without any further action on the part of such shareholders, be deemed to have appointed, Tom Maxwell or, in the event of his death, inability or unwillingness to act, John Neas, as such shareholder’s representative (the “Representative”) with respect to any and all actions and decisions required or permitted to be made under Section 5.16 hereof, and agrees to be bound by any actions or decisions taken by the Representative with respect thereto.  The Representative shall have no liability to any shareholder of the Company described above for any decision made or action taken or omitted pursuant to Section 5.16.

*           *           *           *

IN WITNESS WHEREOF, Commerce, Sub and Company has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

COMMERCE BANCSHARES, INC.

By: /s/ Kevin G. Barth
Name:  Kevin G. Barth
Title:  Executive Vice President

CBI-KANSAS, INC.

By: /s/ John W. Kemper
Name: John W. Kemper
Title: Vice President

SUMMIT BANCSHARES INC.

By: /s/ Wade Edmundson
Name: Wade Edmundson
Title:  President

APPENDIX B

SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

§18-1091.  Appraisal rights.
APPRAISAL RIGHTS

A.           Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section.  As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.  The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B.  1.  Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2.           a.           No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2)	held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b.
In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3.           Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a.	shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b.
shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c.	cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d.	any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4.           In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C.           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D.  Appraisal rights shall be perfected as follows:

1.           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section.  Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder.  The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A shareholder electing to take such action must do so by a separate written demand as herein provided.  Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2.           If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section.  The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation.  Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares.  The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares.  If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a.
each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b.
the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E.           Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation.  Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares.  The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F.           Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list.  The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated.  Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable.  The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G.           At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights.  The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H.           After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.  In determining the fair value, the court shall take into account all relevant factors.  In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal.  Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I.           The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto.  Interest may be simple or compound, as the court may direct.  Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock.  The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J.           The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances.  Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K.           From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L.           The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

Section 351.355.1 of the Missouri General Business and Corporation Law (the “MGBCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

           Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

Section 351.355.6 of the MGBCL also permits any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable bylaw, agreement, vote of shareholders or otherwise.

There is also in effect a bylaw provision entitling officers and directors to be indemnified by Commerce from and against any and all of the expenses, liabilities or other matters covered by said provision.

ITEM 21. Exhibits

The following exhibits are filed herewith or incorporated herein by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

2 —Plan of acquisition, reorganization, arrangement, liquidation or succession
(a) Agreement and Plan of Merger dated May 15, 2013 by and between Commerce Bancshares, Inc., CBI-Kansas, Inc. and Summit Bancshares Inc. (included as Appendix A to the Proxy Statement/Prospectus).

3 —Articles of Incorporation and By-Laws:

(a) Restated Articles of Incorporation, as amended, were filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated August 10, 1999, and the same are hereby incorporated by reference.

(b) Restated By-Laws, as amended, were filed in current report on Form 8-K dated February 14, 2013, and the same are hereby incorporated by reference.

4 — Instruments defining the rights of security holders, including indentures:

(a) Pursuant to paragraph (b)(4)(iii) of Item 601 Regulation S-K, Registrant will furnish to the Commission upon request copies of long-term debt instruments.

5 — Opinion of Husch Blackwell LLP.

8 — Opinion of Husch Blackwell LLP

10 — Material Contracts (Each of the following is a management contract or compensatory plan arrangement):

(a) Commerce Bancshares, Inc. Executive Incentive Compensation Plan amended and restated as of January 1, 2009 was filed in quarterly report on Form 10-Q dated August 7, 2009, and the same is hereby incorporated by reference.

(b)(1) Commerce Bancshares, Inc. 1987 Non-Qualified Stock Option Plan amended and restated as of July 24, 2009 was filed in quarterly report on Form 10-Q dated August 7, 2009, and the same is hereby incorporated by reference.

(b)(2) An amendment to the Commerce Bancshares, Inc. 1987 Non-Qualified Stock Option Plan was filed in current report on Form 8-K dated February 16, 2012, and the same is hereby incorporated by reference.(c) Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors amended and restated as of April 17, 2013 was filed in current report on Form 8-K (Commission file number 0-2989) dated April 23, 2013, and the same is hereby incorporated by reference.

(c) Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors amended and restated as of April 17, 2013 was filed in current report on Form 8-K (Commission file number 0-2989) dated April 23, 2013, and the same is hereby incorporated by reference.

(d)(1) Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan amended and restated as of April 2001 was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated May 8, 2001, and the same is hereby incorporated by reference.

(d)(2) An amendment to the Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan was filed in current report on Form 8-K dated February 16, 2012, and the same is hereby incorporated by reference.

(e) Commerce Executive Retirement Plan amended and restated as of January 28, 2011 was filed in annual report on Form 10-K dated February 25, 2011, and the same is hereby incorporated by reference.

(f) Commerce Bancshares, Inc. Restricted Stock Plan amended and restated as of July 24, 2009 was filed in quarterly report on Form 10-Q dated August 7, 2009, and the same is hereby incorporated by reference.

(g) Form of Severance Agreement between Commerce Bancshares, Inc. and certain of its executive officers entered into as of October 4, 1996 was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated November 8, 1996, and the same is hereby incorporated by reference.

(h) Trust Agreement for the Commerce Bancshares, Inc. Executive Incentive Compensation Plan amended and restated as of January 1, 2001 was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated May 8, 2001, and the same is hereby incorporated by reference.

(i) Commerce Bancshares, Inc. 2013 Compensatory Arrangements with CEO and Named Executive Officers were filed in two current reports on Form 8-K dated February 5, 2013 and February 14, 2013, respectively, and the same are hereby incorporated by reference.

(j) Commerce Bancshares, Inc. 2005 Equity Incentive Plan amended and restated as of April 17, 2013 was filed in current report on Form 8-K dated April 23, 2013, and the same is hereby incorporated by reference.

(k) Commerce Bancshares, Inc. Notice of Grant of Stock Options and Option Agreement was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated August 5, 2005, and the same is hereby incorporated by reference.

(l) Commerce Bancshares, Inc. Restricted Stock Award Agreement, pursuant to the Restricted Stock Plan, was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated August 5, 2005, and the same is hereby incorporated by reference

(m) Commerce Bancshares, Inc. Stock Appreciation Rights Agreement and Commerce Bancshares, Inc. Restricted Stock Award Agreement, pursuant to the 2005 Equity Incentive Plan, were filed in current report on Form 8-K (Commission file number 0-2989) dated February 23, 2006, and the same are hereby incorporated by reference.

(n) Form of Notice of Grant of Award and Award Agreement for Restricted Stock for Executive Officers, pursuant to the Commerce Bancshares, Inc. 2005 Equity Incentive Plan was filed in quarterly report on Form 10-Q dated May 6, 2013, and the same is hereby incorporated by reference.

(o) Form of Notice of Grant of Award and Award Agreement for Restricted Stock for Employees other than Executive Officers, pursuant to the Commerce Bancshares, Inc. 2005 Equity Incentive Plan was filed in quarterly report on Form 10-Q dated May 6, 2013, and the same is hereby incorporated by reference.

(p) Form of Notice of Grant of Award and Award Agreement for Stock Appreciation Rights, pursuant to the Commerce Bancshares, Inc. 2005 Equity Incentive Plan was filed in quarterly report on Form 10-Q dated May 6, 2013, and the same is hereby incorporated by reference.

21 — Subsidiaries of the Registrant, was filed as Exhibit 21 to the annual report on Form 10-K dated February 22, 2013, and the same is hereby incorporated by reference.

23 — Consents

(a) Consent of Independent Registered Public Accounting Firm.

(b) Consent of Husch Blackwell LLP (included in Exhibit 5).

        (c) Consent of Husch Blackwell LLP (included in Exhibit 8).

24 — Power of Attorney.

99(a) — Notice of Special Meeting of Shareholders of Summit Bancshares Inc. (included in the Proxy Statement/Prospectus).

99(b) — Form of Proxy Card for Special Meeting of Shareholders of Summit Bancshares Inc.

ITEM 22. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post−effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post−effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post−effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post−effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post−effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post−effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 21, 2013.

COMMERCE BANCSHARES, INC.

By:	/s/ James L. Swarts
James L. Swarts
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2013.

Signature	Title

*	Chief Executive Officer (Principal Executive Officer)
David W. Kemper	and Director

*	Chief Financial Officer (Principal Financial Officer)
Charles G. Kim

*	Controller (Principal Accounting Officer)
Jeffery D. Aberdeen

*	Director
Terry Bassham

*	Director
John R. Capps

*	Director
Earl H. Devanny, III

Director
W. Thomas Grant, II

Director
James B. Hebenstreit

*	Director
Jonathan M. Kemper

*	Director
Terry O. Meek

*	Director
Benjamin F. Rassieur III

*	Director
Todd R. Schnuck

Signature	Title
*	Director
Kimberly G. Walker

By:	/s/ James L. Swarts
James L. Swarts
Attorney-in-Fact

as attorney-in-fact for the above officers and directors marked by an asterisk

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated herein by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

2 —Plan of acquisition, reorganization, arrangement, liquidation or succession

(a) Agreement and Plan of Merger dated May 15, 2013 by and between Commerce Bancshares, Inc., CBI-Kansas, Inc. and Summit Bancshares Inc. (included as Appendix A to the Proxy Statement/Prospectus).

3 —Articles of Incorporation and By-Laws:

(a) Restated Articles of Incorporation, as amended, were filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated August 10, 1999, and the same are hereby incorporated by reference.

(b) Restated By-Laws, as amended, were filed in current report on Form 8-K dated February 14, 2013, and the same are hereby incorporated by reference.

4 — Instruments defining the rights of security holders, including indentures:

(a) Pursuant to paragraph (b)(4)(iii) of Item 601 Regulation S-K, Registrant will furnish to the Commission upon request copies of long-term debt instruments.

5 — Opinion of Husch Blackwell LLP.

8 — Opinion of Husch Blackwell LLP.

10 — Material Contracts (Each of the following is a management contract or compensatory plan arrangement):

(a) Commerce Bancshares, Inc. Executive Incentive Compensation Plan amended and restated as of January 1, 2009 was filed in quarterly report on Form 10-Q dated August 7, 2009, and the same is hereby incorporated by reference.

(b)(1) Commerce Bancshares, Inc. 1987 Non-Qualified Stock Option Plan amended and restated as of July 24, 2009 was filed in quarterly report on Form 10-Q dated August 7, 2009, and the same is hereby incorporated by reference.

(b)(2) An amendment to the Commerce Bancshares, Inc. 1987 Non-Qualified Stock Option Plan was filed in current report on Form 8-K dated February 16, 2012, and the same is hereby incorporated by reference.

(c) Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors amended and restated as of April 17, 2013 was filed in current report on Form 8-K (Commission file number 0-2989) dated April 23, 2013, and the same is hereby incorporated by reference.

(d)(1) Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan amended and restated as of April 2001 was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated May 8, 2001, and the same is hereby incorporated by reference.

(d)(2) An amendment to the Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan was filed in current report on Form 8-K dated February 16, 2012, and the same is hereby incorporated by reference.

(e) Commerce Executive Retirement Plan amended and restated as of January 28, 2011 was filed in annual report on Form 10-K dated February 25, 2011, and the same is hereby incorporated by reference.

(f) Commerce Bancshares, Inc. Restricted Stock Plan amended and restated as of July 24, 2009 was filed in quarterly report on Form 10-Q dated August 7, 2009, and the same is hereby incorporated by reference.

(g) Form of Severance Agreement between Commerce Bancshares, Inc. and certain of its executive officers entered into as of October 4, 1996 was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated November 8, 1996, and the same is hereby incorporated by reference.

(h) Trust Agreement for the Commerce Bancshares, Inc. Executive Incentive Compensation Plan amended and restated as of January 1, 2001 was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated May 8, 2001, and the same is hereby incorporated by reference.

.
.

(i) Commerce Bancshares, Inc. 2013 Compensatory Arrangements with CEO and Named Executive Officers were filed in two current reports on Form 8-K dated February 5, 2013 and February 14, 2013, respectively, and the same are hereby incorporated by reference.

(j) Commerce Bancshares, Inc. 2005 Equity Incentive Plan amended and restated as of April 17, 2013 was filed in current report on Form 8-K dated April 23, 2013, and the same is hereby incorporated by reference.

(k) Commerce Bancshares, Inc. Notice of Grant of Stock Options and Option Agreement was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated August 5, 2005, and the same is hereby incorporated by reference.

(l) Commerce Bancshares, Inc. Restricted Stock Award Agreement, pursuant to the Restricted Stock Plan, was filed in quarterly report on Form 10-Q (Commission file number 0-2989) dated August 5, 2005, and the same is hereby incorporated by reference.

(m) Commerce Bancshares, Inc. Stock Appreciation Rights Agreement and Commerce Bancshares, Inc. Restricted Stock Award Agreement, pursuant to the 2005 Equity Incentive Plan, were filed in current report on Form 8-K (Commission file number 0-2989) dated February 23, 2006, and the same are hereby incorporated by reference.

(n) Form of Notice of Grant of Award and Award Agreement for Restricted Stock for Executive Officers, pursuant to the Commerce Bancshares, Inc. 2005 Equity Incentive Plan was filed in quarterly report on Form 10-Q dated May 6, 2013, and the same is hereby incorporated by reference.

(o) Form of Notice of Grant of Award and Award Agreement for Restricted Stock for Employees other than Executive Officers, pursuant to the Commerce Bancshares, Inc. 2005 Equity Incentive Plan was filed in quarterly report on Form 10-Q dated May 6, 2013, and the same is hereby incorporated by reference.

(p) Form of Notice of Grant of Award and Award Agreement for Stock Appreciation Rights, pursuant to the Commerce Bancshares, Inc. 2005 Equity Incentive Plan was filed in quarterly report on Form 10-Q dated May 6, 2013, and the same is hereby incorporated by reference.

21 — Subsidiaries of the Registrant, was filed as Exhibit 21 to the annual report on Form 10-K dated February 22, 2013, and the same is hereby incorporated by reference.

23 — Consents (a) Consent of Independent Registered Public Accounting Firm.
(b) Consent of Husch Blackwell LLP (included in Exhibit 5).
(c) Consent of Husch Blackwell LLP (included in Exhibit 8).

24 — Power of Attorney
99(a) — Notice of Special Meeting of Shareholders of Summit Bancshares Inc. (included in the Proxy Statement/Prospectus).

99(b) — Form of Proxy Card for Special Meeting of Shareholders of Summit Bancshares Inc.